AGREEMENT

AND

PLAN OF MERGER

between

NEOSTEM, INC.,

AMO ACQUISITION COMPANY I, INC.,

AMO ACQUISITION COMPANY II, LLC,

and

AMORCYTE, INC.,

Dated as of July 13, 2011

-i-

-ii-

LIST OF EXHIBITS

Exhibit A	Voting and Lock-Up Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Warrants
Exhibit D	Form of Counsel Opinion
Exhibit E	Allocation of Consideration

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 13, 2011, is by and among NEOSTEM, INC., a Delaware corporation (the “Parent” or “NeoStem”), AMO ACQUISITION COMPANY I, INC., a Delaware corporation (“Subco”), AMO ACQUISITION COMPANY II, LLC, a Delaware limited liability company (“Subco II”), and AMORCYTE, INC., a Delaware corporation (“Amorcyte”).

RECITALS

WHEREAS, Amorcyte is engaged in developing stem cell therapies for the treatment of cardiovascular disease, including but not limited to AMR-001, a bone marrow derived CD34+ stem cell product for the preservation of heart muscle following acute myocardial infarction (the “Amorcyte Business”);

WHEREAS, NeoStem desires to acquire the Amorcyte Business as contemplated in this Agreement and each of the parties hereto has determined that the Mergers are consistent with and in furtherance of its respective long-term business strategies;

WHEREAS, the parties hereto intend that (i) Subco be merged with and into Amorcyte (the “First Merger”), with Amorcyte surviving the First Merger as the surviving entity and (ii) within ninety (90) days thereafter, Amorcyte be merged with and into Subco II (the “Second Merger” and together with the First Merger, the “Mergers”), with Subco II surviving the Second Merger, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, as consideration in the First Merger, NeoStem shall issue to the Amorcyte Stockholders shares of Parent Common Stock and Warrants in the amounts and on the terms described herein;

WHEREAS, the respective Boards of Directors of NeoStem and Amorcyte have determined that the Mergers, in the manner contemplated herein, are advisable and in the best interests of their respective equity holders and, by resolutions duly adopted, have approved and adopted this Agreement; and

WHEREAS, the Board of Directors of Subco and the manager of Subco II have approved, and declared it advisable to enter into, this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions; Interpretations

Section 1.1       Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” or “Merger Agreement” means this Agreement and Plan of Merger.

“Amorcyte Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by Amorcyte or Amorcyte Stockholders in connection with the consummation of the transactions contemplated hereby.

“Amorcyte Expenses” means all costs and expenses incurred by Amorcyte in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby or obtaining any requisite consents or approvals of the Agreement or the transactions contemplated hereby, including any brokerage, investment bankers or similar fees and any attorneys’ or accounting fees, but excluding the NeoStem Related Expenses.

“Amorcyte Group” means Amorcyte and any other entity that is controlled by Amorcyte or under common control.  Unless the context expressly indicates to the contrary, each reference herein to the Amorcyte Group constitutes a reference to Amorcyte and each other Person that is part of the Amorcyte Group both conjunctively and disjunctively. Any reference herein to a “Person in the Amorcyte Group” refers to Amorcyte and any other entity that is a Person in the Amorcyte Group.  For avoidance of any doubt, the Parties each acknowledge and agree that neither Paul Schmitt nor Novitas Capital III, L.P. is a member of the Amorcyte Group.

“Amorcyte Intellectual Property” means all rights, including but not limited to rights of ownership and rights under license from any Person of the Amorcyte Group with respect to any Intellectual Property; including but not limited to the patents described on Schedule 4.15(a).

“Amorcyte Options” means all options to acquire equity of Amorcyte issued to former or current employees or consultants of Amorcyte.

“Amorcyte Optionholders” means the holders of Amorcyte Options.

“Amorcyte Product” means AMR-001 and any other product or service offering of the Amorcyte Group or product or service marketed, sold, licensed or distributed by the Amorcyte Group.

“Amorcyte Representative” means Paul Schmitt or his successor duly appointed.

“Amorcyte Securities” means Amorcyte Common Stock, Amorcyte Series A Preferred Stock, Amorcyte Options and Amorcyte Warrants.

“Amorcyte Securityholder” means each Amorcyte Stockholder, Amorcyte Optionholder and Amorcyte Warrantholder.

“Amorcyte Stockholder” means a holder of shares of common stock, par value $.001 per share, (inclusive of any Amorcyte Common Stock issued upon exercise of any Amorcyte Options and Amorcyte Warrants prior to Closing) of Amorcyte (the “Amorcyte Common Stock”) or shares of preferred stock, par value $.001 per share of Amorcyte, of which 11,000 shares are designated as Series A Preferred Stock (the “Amorcyte Series A Preferred Stock”).

“Amorcyte Warrants” means all options, warrants or rights or agreements to acquire or commitments to issue the equity of Amorcyte, excluding Amorcyte Options.

“Amorcyte Warrantholders” means the holders of Amorcyte Warrants.

“Balance Sheet Date” means March 31, 2011.

“Baxter” means Baxter Healthcare Corporation and its successors and assigns.

“Baxter Agreement” means that certain Restated License Agreement, effective as of July 21, 2009, by and between Baxter Healthcare Corporation and Amorcyte, Inc., as amended effective as of June 7, 2010.

“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA, (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, savings, profit sharing, severance, termination pay (other than statutory or common law requirements for reasonable notice), health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, overtime, holiday pay, fringe benefit, reimbursement, life insurance, disability or other (whether insured or self-insured) insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, formal or informal, to which any employee or consultant of the Amorcyte Business participates in or is covered under, or is otherwise a party.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cell Therapy Product” means AMR-001 and each other of (i) human cells, tissues, and cellular- and tissue- based products as defined under 21 C.F.R. § 1271, produced by Amorcyte specifically, articles, containing or consisting of human cells or tissues that are intended for implantation, transplantation, infusion, or transfer into a human recipient, including but not limited to hematopoietic stem/progenitor cells derived from peripheral and cord blood; (ii) human cellular- and tissue-based products Amorcyte produces that are more than minimally manipulated for non-homologous use combined with at least one other article that raises new clinical safety concerns and/or has systemic effect on the metabolic activity of living cells for its primary function and are applicable to the prevention, treatment, or cure of a disease or condition of human beings; (iii) somatic cell-based products produced by Amorcyte that are procured from a donor and intended for manipulation and/or administration as it is defined by the America Association of Blood Banks; and (iv) any definition of Cell Therapy Product proscribed by applicable state, local, or other non-governmental regulatory body as such relates to a product produced by Amorcyte.

“Commencement” means with respect to a clinical trial, the first dosing of the first patient in such trial.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Convertible Debt” means any debt obligation issued by Amorcyte after the date hereof that is convertible into Amorcyte Series A Preferred Stock at the option of the holder of such convertible debt, if and when a sufficient number of authorized shares of Amorcyte Series A Preferred Stock are available for issuance upon such conversion.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code requirement or agreement with any Governmental Authority (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or damages for injury or loss of natural resources, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect.  The term “Environmental Laws” includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, the Amorcyte Group and any other Person that, together with Amorcyte, would be treated as a single employer under Section 414 of the Code.

“Escrow Account” means the escrow account established with the Escrow Agent in accordance with the Escrow Agreement to hold the Base Stock Consideration for up to two (2) years after Closing, as further described in Section 3.2 and Section 8.4.

“Escrow Agent” means Continental Stock Transfer, or any successor thereto acting as escrow agent under the Escrow Agreement.

“FDA” means the United States Food and Drug Administration or any successor agency performing similar functions.

“FDA Package” means the FDA and state regulatory filings, approvals, correspondence and audit reports provided by Amorcyte to Parent and its counsel.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vi) any indebtedness secured by a Lien on a Person’s assets.  For avoidance of any doubt, “Indebtedness” shall not include the Convertible Debt.

“Indemnified Liabilities” means the following liabilities or obligations of the Amorcyte Group (whether or not relating to the Amorcyte Business, and whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events or transactions or facts occurring on or prior to, the Closing Date) but expressly excluding any Convertible Debt:

(i)           all liabilities and obligations of any kind existing as of the Closing Date owed or owing by Amorcyte to any Amorcyte Stockholder or any Affiliate of an Amorcyte Stockholder but only to the extent not reflected on the Adjusted Closing Liabilities Statement;

(ii)          all liabilities and obligations of any kind existing as of the Closing Date of a nature properly characterized under GAAP as a long-term liability, including all Indebtedness properly characterized under GAAP as a long-term liability;

(iii)         all liabilities and obligations, whether absolute, accrued, contingent or otherwise, for Taxes, including, without limitation, any such liability or obligation for any income, sales, use or similar Taxes resulting from the transactions contemplated by this Agreement;

(iv)         all damages, losses, liabilities, actions, claims, costs and expenses (including, without limitation, closure costs, fines, penalties, expenses of investigation and remediation and ongoing monitoring and reasonable attorneys’ fees) directly or indirectly based upon, arising out of, resulting from or relating to (a) any violation of any Environmental Law by the Amorcyte Group or any Person or entity acting on behalf of the Amorcyte Group or any Person from or through which the Amorcyte Group acquired title on or prior to the Closing Date (including, without limitation, any failure to obtain or comply with any permit, license or other operating authorization under provisions of any Environmental Law), (b) any violation of any rule, regulation or promulgation of the FDA by the Amorcyte Group or any Person or entity acting on behalf of the Amorcyte Group or any Person from or through which the Amorcyte Group acquired title on or prior to the Closing Date, (c) any act, omission, event, condition or circumstance occurring or existing on or prior to the Closing, in connection with the Amorcyte Business or otherwise relating to (X) removal, remediation, containment, cleanup or abatement of the presence of any Regulated Substance, whether on-site or off-site, or (Y) any claim by any third party, including without limitation, tort suits for personal or bodily injury, property damage or injunctive relief or (d) any failure to comply with any escheat law;

(v)          all liabilities and obligations arising out of any lawsuit, action, proceeding, inquiry, claim, order or investigation by or before any Governmental Authority arising out of events, transactions, facts, circumstances, acts or omissions which occurred prior to or on the Closing Date, including, without limitation, personal injury or property damage, product liability or strict liability;

(vi)          all liabilities or obligations of the Amorcyte Group, related to the Amorcyte Business or otherwise, of any kind or nature, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events, transactions, facts, acts or omissions which occurred prior to or on the Closing Date that are either (A) not disclosed in the GAAP Financial Statements or (B) not disclosed in the disclosure schedules to this Agreement, except, in each case, to the extent such liabilities or obligations are reflected in the Estimated Liabilities, as modified by the Adjusted Closing Liabilities (and thus are ultimately reflected on the Adjusted Closing Liabilities Statement);

(vii)        all liabilities due to PCT; and

(viii)       all liabilities due to Baxter arising out of or related to the termination of the Baxter Agreement.

 “Intellectual Property” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention:  (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, corporate names, trade dress rights, logos, rights to use Internet domain names, and other general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, technical data, procedures, investigational new drug application (“INDs”), clinical data, designs, drawings, specifications, databases, and other proprietary and confidential information, including, without limitation, lists and databases of attendees, speakers, exhibitors and sponsors, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “Trade Secrets”), (v) all Software and Technology, (vi) all rights to any of the foregoing pursuant to any Intellectual Property License, and (vii) all rights of any nature related to the Cell Therapy Product.

“Intellectual Property License” means (i) any grant by the Amorcyte Group to a third Person of any right to use any of the Amorcyte Intellectual Property, and (ii) any grant to the Amorcyte Group of a right to use a third-person’s Intellectual Property.

“Knowledge” means the actual knowledge, after due inquiry, of each of the directors and executive officers of Amorcyte, including but not limited to the following individuals (the “Knowledge Group”): Paul Schmitt, Hans Mueller, Andrew Pecora, Robert Preti and George Goldberger, except when Knowledge refers to the knowledge of NeoStem, the Knowledge Group means Robin Smith, Larry May, Jason Kolbert and Catherine Vaczy.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, proceedings or claims by or before a Governmental Authority.

“Liabilities” means at a particular time, all debts, losses, claims, damages, fines, judgments, liabilities or obligations of a person of any kind existing at such time, whether or not arising from a person’s business, and whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and whether in contract, tort, strict liability or otherwise, and whether or not required to be included on a balance sheet prepared under GAAP, provided that in no event shall Liabilities include any Convertible Debt.

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) on any assets of Amorcyte, any sale of receivables with recourse against Amorcyte or any Person in the Amorcyte Group, any filing or agreement to file a financing statement, as it relates to Amorcyte, as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to Amorcyte or any Person in the Amorcyte Group under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person, or voting trusts, proxies or restrictions (other than restrictions imposed by federal or state securities laws) of any kind on any assets of Amorcyte.

“Lock-up Stockholders” means Robert Preti, George Goldberger, Darren Blanton, Desmond O’Connell, Thomas J. Moss, Andrew L. Pecora, Hackensack University Medical Center, CCP-AMOR, L.P., Colt Ventures, Ltd. and Novitas Capital III, L.P.

“Material Adverse Effect” means, with respect to any Person, any change, occurrence or development that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on (x) the business, results of operations, assets, liabilities, operations, financial condition or prospects of such party and its subsidiaries taken as a whole, or (y) the ability of such Person to consummate the transactions contemplated by this Agreement, but does not include any event, circumstance, change or effect that individually or in the aggregate results from (a) any event, condition or circumstance affecting the industry in which the Person is engaged, provided such Person is not disproportionately adversely impacted thereby, (b) the announcement or pendency of the transactions contemplated by this Agreement, (c) with respect to Amorcyte, actions taken by Amorcyte, at NeoStem’s request or pursuant to this Agreement, (d) acts of war or terrorism, and (e) general economic, political or financial market conditions.

“Moss Offer Letter” means that certain Letter Agreement effective November 14, 2005 between Amorcyte and Thomas J. Moss, M.D.

"NeoStem Related Expenses" means expenses first incurred by Amorcyte after the date hereof that are required solely for NeoStem to comply with its obligations under federal securities laws (such as legal opinions or accountant consents of Amorcyte's attorneys or accountants that are required in connection with any capital raising activities by NeoStem) but not expenses related to the Mergers and obtaining approval of the Mergers, such as the Forms 8-K required to be filed as a result of the execution of this Agreement and the closing of the Mergers, the Prospectus/Joint Proxy Statement, and other Amorcyte Expenses.

“Net Sales” means the aggregate US dollars equivalent of gross revenues received by NeoStem from or on account of the sale of AMR 001 to a third party customer less any (a) credits, allowances, third party royalty payments, Infringement Damage Claims, rebates, inventory management fees, and trade and cash discounts, if any, actually granted on account of price adjustments, recalls, rejections or return of items previously sold, (b) excises, sales taxes, duties or other taxes imposed upon and paid by NeoStem or its Affiliates with respect to such sales (excluding income or franchise taxes of any kind) and (c) such other deductions allowable by GAAP.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Amorcyte’s Business” means the ordinary and usual course of day-to-day operations of the Amorcyte Business through the date hereof consistent with past practice.

“Parent Common Stock” means shares of common stock, par value $0.001 per share, of NeoStem, Inc.

“Parent Per Share Value” means, with respect to Parent Common Stock, $1.466, which is the average of the closing prices of sales of Parent Common Stock on the NYSE-Amex for the 10 trading days ending on the trading day prior to the date of execution of this Agreement.

“PCT” means Progenitor Cell Therapy, LLC, a wholly owned subsidiary of Parent.

“Pecora Agreement” means that certain Employment Agreement, dated September 23, 2010 and effective January 19, 2011, by and between Andrew L. Pecora, M.D., NeoStem and PCT.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority and any non-governmental regulatory body licenses, certifications or accreditations, such as those from the American Association of Blood Banks (AABB) and the Foundation for the Accreditation of Cellular Therapy (FACT).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

“Purchaser Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by the Parent or Subco in connection with the consummation of the transactions contemplated hereby.

“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

 “Tax,” “tax,” “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, environmental, windfall profits, customs duties, fees, or other like assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” or “tax return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Person within the Amorcyte Group or any Affiliate of any Person within the Amorcyte Group.

“Technology” means, collectively, (i) all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, (ii) all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein, and (iii) all related technology that is used in, incorporated in, embodied in, displayed by or relate to any of the foregoing or is otherwise owned or used by the Amorcyte Group (except that it is understood that the Amorcyte Group does not own customer-owned Technology or other technology licensed by Amorcyte and used by it or contemplated to be used by it in the Amorcyte Business).

“Transaction Documents” means Purchaser Documents and Amorcyte Documents.

“Warrants” means the Parent Common Stock purchase warrants of Parent in the form annexed hereto as Exhibit C, which shall be issued to the Amorcyte Stockholders at the Closing.

Section 1.2       Other Definitions.  The following table identifies the sections in this Agreement where certain other definitions are set forth:

Defined Term	Section
Additional Territories	Section 6.14
Adjusted Stock Consideration	Section 3.3(b)
Adjusted Closing Liabilities	Section 3.3(c)
Adjusted Closing Liabilities Statement	Section 3.3(c)
Amorcyte	Opening Paragraph
Amorcyte Acquisition Proposal	Section 6.5(a)
Amorcyte Business	First Recital
Amorcyte Claims	Section 6.8(a)
Amorcyte Common Stock	Section 1.1, Definition of “Amorcyte Stockholder”
Amorcyte Financing	Section 6.12(d)
Amorcyte Governing Documents	Section 3.4(b)
Amorcyte Indemnified Parties	Section 8.2(b)
Amorcyte Meeting	Section 4.26
Amorcyte Permits	Section 4.20(b)
Amorcyte Series A Preferred Stock	Section 1.1, Definition of “Amorcyte Stockholder”
Amorcyte Service Stockholder	Section 3.8(a)(vi)
Bankruptcy/Equity Exception	Section 4.2
Base Stock Consideration	Section 3.1(b)(i)
Business Consultant	Section 4.18(b)
Business Employee	Section 4.18(a)
Claims	Section 3.7(a)(vi)
Closing	Section 2.2
Closing Date	Section 2.2
Company Disclosure Letter	Article IV - First Paragraph
Consideration Allocation and Percentage Certificate	Section 3.4(b)
Contingent Shares	Section 3.1(b)
Control	Section 1.1, Definition of “Affiliate”
Copyrights	Section 1.1, Definition of “Intellectual Property”
Current Value	Section 8.4(a)(ii)
Damages	Section 8.2(a)
Decrease Amount	Section 3.3(e)
DGCL	Section 2.1
DLLCA	Section 2.1

Defined Term	Section
Earn Out Payment Certification	Section 3.7(b)
Escrow Agreement	Section 3.2
Escrow Period	Section 8.4(a)
Estimated Liabilities	Section 3.3(a)
Exchange Act	Section 4.26
Exchange	Section 7.1(f)
Excluded Payments	Section 8.2(b)
Fair Market Value	Section 8.4(b)
Final Submission	Section 3.3(d)
Firm	Section 3.3(d)
First Certificate of Merger	Section 2.2(b)(i)
First Effective Time	Section 2.2(b)(i)
First Merger	Recitals
FINRA	Section 4.27
GAAP Financial Statements	Section 4.9(a)
Increase Amount	Section 3.3(e)
Indemnified Party	Section 8.2(c)
Indemnifying Party	Section 8.2(c)
INDs	Section 1.1, Definition of “Intellectual Property”
Infringement Damage Claims	Section 3.7(a)
Leased Property	Section 4.7(a)
Letter of Transmittal	Section 3.8(a)(ix)
Lock-Up Stockholders	Section 4.11(c)
Marks	Section 1.1, Definition of “Intellectual Property”
Mergers	Recitals
Material Contracts	Section 4.16(a)
Multiemployer Plan	Section 4.17(b)
NeoStem	Opening Paragraph
NeoStem Meeting	Section 4.26
Off-The-Shelf Software	Section 4.15(f)
One-Year Release Date	Section 8.4(a)
Out-License Transaction	Section 3.7(a)
Parent	Opening Paragraph
Parent Indemnified Parties	Section 8.2(a)
Parent Notice	Section 8.4(b)
Patents	Section 1.1, Definition of “Intellectual Property”
Person In the Amorcyte Group	Section 1.1; Definition of “Amorcyte Group”
Primary Clinical Endpoints	Section 3.6
Prospectus/Joint Proxy Statement	Section 4.26
Registration Statement	Section 4.26
Related Persons	Section 4.22(a)
SEC	Section 4.4

Defined Term	Section
Second Certificate of Merger	Section 2.2(b)(ii)
Second Effective Time	Section 2.2(b)(ii)
Second Merger	Recitals
Securities Act	Section 4. 9(d)
Service Provider	Section 4.18(e)
Stock Consideration	Section 3.1(b)
Subco	Opening Paragraph
Subco II	Opening Paragraph
Supplemental Financial Information	Section 6.3(e)
Supplier Agreement	Section 7.2(m)
Survival Period	Section 8.1(a)
Surviving Company	Section 2.1
Target Liabilities	Section 3.3(b)
Termination Date	Section 8.4(a)
Threshold	Section 8.2(d)
Trade Secrets	Section 1.1, Definition of “Intellectual Property”
Voting Agreement	Section 4.11(c)
Warrants	Section 3.1(b)(iii)

Section 1.3            Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

ARTICLE II

The Mergers

Section 2.1            The Mergers.  Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”), as applicable:

(a)           At the First Effective Time, the First Merger shall be effected by Subco merging with and into Amorcyte.  From and after the First Effective Time, the separate corporate existence of Subco shall cease and Amorcyte shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of NeoStem; and

(b)           At the Second Effective Time, the Second Merger shall be effected by Amorcyte merging with and into Subco II.  From and after the Second Effective Time, the separate corporate existence of Amorcyte shall cease and Subco II shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of NeoStem.  Subco II, in its capacity as the corporation surviving the Second Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Section 2.2            Closing; Effective Time.

(a)           The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 or such other place as the parties may agree, as soon as practicable (but in any event within five Business Days) following the date upon which all conditions set forth in Article VII hereof have been satisfied or waived, or at such other date as NeoStem and Amorcyte may agree, provided that the conditions set forth in Article VII have been satisfied or waived at or prior to such date.  The date on which the Closing takes place is referred to herein as the “Closing Date.”  For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

(b)           At the Closing, Subco and Amorcyte shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by Section 251 of the DGCL, and executed and filed in accordance with the relevant provisions of the DGCL.  The time of acceptance of such filing by the Secretary of State of the State of Delaware, or such later time as shall be agreed upon by NeoStem and Amorcyte and specified in the First Certificate of Merger, is referred to herein as the “First Effective Time”.

(c)           Within ninety (90) days after the First Effective Time, Amorcyte and Subco II shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by Section 251 of the DGCL and Section 18-209 of the DLLCA, and executed and filed in accordance with the relevant provisions of the DGCL and the DLLCA.  The time of acceptance of such filing by the Secretary of State of the State of Delaware, or such later time as shall be agreed upon by Amorcyte and Subco II and specified in the Second Certificate of Merger, is referred to herein as the “Second Effective Time”.

Section 2.3            Effects of the Mergers.

(a)           At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time all the property, rights, privileges, powers and franchises of Amorcyte and Subco shall vest in Amorcyte, and all debts, liabilities and duties of Amorcyte and Subco shall become debts, liabilities and duties of Amorcyte.

(b)           At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time all the property, rights, privileges, powers and franchises of Amorcyte and Subco II shall vest in the Surviving Company, and all debts, liabilities and duties of Amorcyte and Subco II shall become debts, liabilities and duties of the Surviving Company.

Section 2.4            Certificate of Incorporation and By-Laws.

(a)           At the First Effective Time, (i) the certificate of incorporation of Amorcyte as in effect immediately prior to the First Effective Time shall be amended as of the First Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the certificate of incorporation of Subco (other than the corporate name and any other modifications requested by Parent), and (ii) the by-laws of Amorcyte as in effect immediately prior to the First Effective Time shall be amended as of the First Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the by-laws of Subco (other than the corporate name and any other modifications requested by Parent); in each case until amended in accordance with applicable law.

(b)           At the Second Effective Time, (i) the certificate of formation of Subco II shall continue unchanged and shall be the certificate of formation of the Surviving Company, until thereafter amended as provided therein and by the DLLCA, and (ii) the limited liability company agreement of Subco II shall continue unchanged and be the limited liability company agreement of the Surviving Company, until thereafter amended as provided therein and by the DLLCA.

Section 2.5            Directors and Officers.

(a)           At the First Effective Time, individuals designated by NeoStem prior to the First Effective Time shall be the officers and directors of Amorcyte, in each case until their respective successors are duly elected and qualified.  On or prior to the Closing Date, Amorcyte shall deliver to NeoStem a written resignation, in form and substance satisfactory to NeoStem, from each director and officer of Amorcyte, effective as of the First Effective Time.

(b)           At the Second Effective Time, (i) the manager of Subco II immediately prior to the Second Effective Time shall continue to be the manager of the Surviving Company immediately after the Second Effective Time until his successor is duly elected and qualified, and (ii) the officers of Subco II immediately prior to the Second Effective Time shall continue to be the officers of the Surviving Company immediately after the Second Effective Time until their respective successors are duly appointed.

ARTICLE III

Conversion and Distribution of Securities

Section 3.1            Conversion of Capital Stock.  At the First Effective Time, by virtue of the First Merger and without any action on the part of NeoStem, Subco or Amorcyte or their respective stockholders, as the case may be:

(a)           Each share of capital stock of Subco issued and outstanding immediately prior to the First Effective Time shall, by virtue of the First Merger, be converted into and become one validly issued, fully paid and nonassessable share of common stock of Amorcyte.  Such common stock shall thereafter constitute all of the issued and outstanding equity of Amorcyte, so that NeoStem shall own all of the capital stock interests in, and equity of, Amorcyte.  Each share of capital stock of Subco, when converted in accordance with this Section 3.1(a), will no longer be outstanding, will automatically be cancelled and will cease to exist.

(b)           Subject to the other provisions of this Article III, all of the shares of Amorcyte Series A Preferred Stock, all of the shares of Amorcyte Common Stock, all of the Amorcyte Options and Amorcyte Warrants, and all Convertible Debt (to the extent such Convertible Debt has not been converted into Series A Preferred Stock) (with such Convertible Debt being treated as if such Convertible Debt was actually converted into Series A Preferred Stock) in each case, issued and outstanding immediately prior to the First Effective Time, shall, by virtue of the First Merger, be cancelled and converted into the right to receive, in the aggregate, the following:

(i)           6,821,283 shares of Parent Common Stock, adjusted as set forth in Section 3.3, equal to $10 million divided by the Parent Per Share Value (the “Base Stock Consideration”),

(ii)          The right to receive 4,092,768 shares of Parent Common Stock (a number, subject to satisfaction of the conditions precedent set forth in Section 3.6, equal to $6 million divided by the Parent Per Share Value) (the “Contingent Shares”, and together with the Base Stock Consideration, the “Stock Consideration”);

(iii)          Warrants to purchase 1,881,008 shares of Parent Common Stock over a seven (7) year period (the number of shares shall be fixed so that the fair market valuation of the Warrants using the Black-Scholes option valuation formula shall be $2 million) at an exercise price of the Parent Per Share Value (the “Warrants”); and

(iv)         The Earn Out Payments in accordance with Section 3.7.

(c)           Transfer of any shares of Parent Common Stock issued upon exercise of the Warrants will be restricted until the date one year after the Closing Date pursuant to the terms of the Warrants.  The Warrants otherwise shall be on customary terms and in customary form for Parent common stock purchase warrants as set forth in Exhibit C.

(d)           Amorcyte covenants that, prior to the Closing Date, (i) it will cause all Amorcyte Options and Amorcyte Warrants to have been modified in writings executed by each Optionholder and each Warrantholder, as applicable; provided that such modifications shall be reasonably acceptable to Parent, so that, effective upon the First Effective Time, all Amorcyte Options and all Amorcyte Warrants shall, by virtue of the First Merger, be converted into the right to receive their share of any Earn Out Payments that the holders of such Amorcyte Options and Amorcyte Warrants would have received if they had exercised their Amorcyte Options and/or Amorcyte Warrants, as applicable, prior to the Closing Date (after taking into account any exercise price such holders would have had to pay if they had actually exercised their Amorcyte Options or Amorcyte Warrants) and (ii) all payables due to PCT through the Closing Date will be fully paid and satisfied prior to or at Closing.

(e)           As of the Second Effective Time all shares of common stock of Amorcyte issued and outstanding following the First Effective Time shall automatically be cancelled and shall cease to exist, and each holder of any such shares of common stock shall cease to have any rights with respect thereto.

(f)           At the Second Effective Time, each common unit of Subco II that is issued and outstanding immediately prior to the Second Effective Time will continue to constitute one validly issued common unit of the Surviving Company.  Such common unit shall be the only units of the Surviving Company that are issued and outstanding immediately after the Second Effective Time.

Section 3.2            Payments by the Parent.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing, the Parent shall cause its transfer agent to issue the Base Stock Consideration in the name of the Escrow Agent, as agent for the Amorcyte Stockholders, and to deliver the Base Stock Consideration to the Escrow Agent, to be held and disbursed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in the form and substance of the escrow agreement annexed hereto as Exhibit B, subject to such modifications thereof as the Escrow Agent shall reasonably request prior to the Closing and as shall be accepted by the Parent and Amorcyte (such acceptance not to be unreasonably denied) (as so modified, the “Escrow Agreement”).  The stock certificates representing the shares of Parent Common Stock held in escrow shall bear restrictive legends as set forth in the Escrow Agreement.  Parent also shall issue the Warrants in electronic book entry form in the name of the Amorcyte Stockholders.  The Escrow Agreement shall prohibit transfers of interests in the Escrow Account or any of the Stock Consideration, directly or indirectly, until released from the Escrow Account.  The Contingent Shares shall be issued to the Amorcyte Stockholders if and when the contingencies set forth in Section 3.6 have been satisfied.

Section 3.3            Adjustment to Base Stock Consideration.

(a)           At Closing, Amorcyte shall provide the Parent with an estimated list of all of its Liabilities (the “Estimated Liabilities”).  The Estimated Liabilities shall reflect, but not be limited to, all payments required to be made by, or obligations of Amorcyte on or as of the Closing Date (including, without limitation, an estimate of the Amorcyte Expenses incurred to date and to be incurred and a good faith reasonable estimate of any contingent Liabilities and excluding any Convertible Debt).

(b)           If the Estimated Liabilities are more than $478,000 (the “Target Liabilities”), the Base Stock Consideration payable at Closing will be decreased by two times (2x) the amount by which the Estimated Liabilities are greater than the Target Liabilities.  The decrease will reduce the Base Stock Consideration by two dollars for every dollar by which Estimated Liabilities are greater than the Target Liabilities, with each share of Parent Common Stock valued at the Parent Per Share Value.  “Adjusted Stock Consideration”, as used in this Section 3.3, shall mean the Base Stock Consideration as decreased (if at all) by this Section 3.3(b).

(c)           The Adjusted Stock Consideration shall be further adjusted (upward or downward, as applicable, but never to an amount greater than the number of shares set forth in Section 3.1(b)(i)) as set forth in Section 3.3(e) after the Closing to reflect the difference, if any, between the Adjusted Closing Liabilities determined pursuant to this Section 3.3(c) and the Estimated Liabilities.  “Adjusted Closing Liabilities” means all Liabilities of Amorcyte incurred as of the close of business on the Closing Date (including, without limitation, the Amorcyte Expenses and a good faith reasonable estimate of any contingent Liabilities as of the Closing Date which remain contingent at the date of determination and excluding any Convertible Debt).  Within ninety (90) calendar days following the Closing Date, the Parent shall deliver to the Amorcyte Representative a statement setting forth the Adjusted Closing Liabilities (the “Adjusted Closing Liabilities Statement”).  To the extent the Parent fails to deliver the Adjusted Closing Liabilities Statement to the Amorcyte Representative within such ninety (90) day period, then the Estimated Liabilities shall be final, conclusive and binding upon all parties hereto.  Parent covenants to timely pay all Liabilities set forth on the Adjusted Closing Liabilities Statement.

(d)           The Adjusted Closing Liabilities delivered by the Parent to the Amorcyte Representative shall be conclusive and binding upon the parties unless the Amorcyte Representative, within thirty (30) calendar days after receipt by the Amorcyte Representative of the Adjusted Closing Liabilities Statement, notifies the Parent in writing that the Amorcyte Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor.  The parties shall in good faith attempt to resolve any dispute, in which event the Adjusted Closing Liabilities Statement, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If the parties do not reach agreement in resolving any and all such disputes within twenty (20) calendar days after notice is given by the Amorcyte Representative to the Parent pursuant to the second preceding sentence, the parties shall, within twenty (20) days thereafter, jointly select and engage an independent accounting firm (other than the Parent’s or Amorcyte’s accounting firm) (the “Firm”) to resolve any remaining disputes regarding the Adjusted Closing Liabilities Statement.  Promptly, but no later than twenty (20) calendar days after acceptance of its appointment as the Firm, the Firm shall determine (it being understood that in making such determination, the Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Parent and the Amorcyte Representative, each containing a computation of Adjusted Closing Liabilities (the final submission made by the Parent and the Amorcyte Representative to the Firm being referred to herein as such party’s “Final Submission”), and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the disputes and the resulting computation of the Adjusted Closing Liabilities.  Such written report shall be conclusive and binding on the parties.  All proceedings conducted by the Firm shall take place in New York, New York.  In resolving any disputed item, the Firm (x) shall be bound by the provisions of this Section 3.3(d) and (y) may not assign a value to any Liability greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The fees, costs and expenses of the Firm shall be borne solely by the party whose calculation of Adjusted Closing Liabilities, as reflected in such party’s Final Submission, is furthest in amount, whether positive or negative, from the amount of Adjusted Closing Liabilities as determined by the Firm.

(e)           Upon final determination of the Adjusted Closing Liabilities as provided in Section 3.3(d), (i) if the Adjusted Closing Liabilities are greater than the Estimated Liabilities, the Adjusted Stock Consideration shall be further decreased by two times (2x) the excess of the Adjusted Closing Liabilities over the Estimated Liabilities (the “Decrease Amount”); and (ii) if the Adjusted Closing Liabilities are less than the Estimated Liabilities, the Adjusted Stock Consideration shall be increased by two times (2x) the excess of the Estimated Liabilities over the Adjusted Closing Liabilities (the “Increase Amount”), provided that, in no event shall the Adjusted Stock Consideration be increased to be an amount that in the aggregate is greater than the number of shares initially reflected as the Base Stock Consideration in Section 3.1(b)(i) (without regard for any adjustments pursuant to this Section 3.3).  If the Adjusted Closing Liabilities are greater than the Estimated Liabilities, then the Parent shall direct the Escrow Agent to return to the Parent, within five (5) Business Days of such determination, Shares of Parent Common Stock representing the Decrease Amount with each share of Parent Common Stock valued at the Parent Per Share Value as of the payment date.  On the other hand, if the Estimated Liabilities are greater than the Adjusted Closing Liabilities, then the Parent shall deposit with the Escrow Agent, within five (5) Business Days of such determination, shares of Parent Common Stock representing the Increase Amount with each share of Parent Common Stock valued at the Parent Per Share Value as of the payment date; provided that in no event shall the Parent deposit with the Escrow Agent an aggregate amount of Parent Common Stock greater than the number of shares reflected in Section 3.1(b)(i) as the Base Stock Consideration.

(f)           Amorcyte undertakes and covenants to make all payments required in the Ordinary Course of Amorcyte’s Business through the Closing Date.  For avoidance of any doubt, the Adjusted Closing Liabilities shall include all Amorcyte Expenses whenever incurred, as well as all Amorcyte accounts payable incurred in the Ordinary Course of Amorcyte’s Business through the Closing Date.  To the extent that any such expense or accounts payable are not due as of the Closing Date and are properly reflected on the Adjusted Closing Liabilities Statement and result in an adjustment of the Base Stock Consideration, Parent shall pay such expenses or accounts payable in the ordinary course when due.

Section 3.4            Distributions; Exchange Ratio; Fractional Shares; Adjustments.

(a)           Pursuant to the Voting Agreement, dated as of the date hereof, the Lock-Up Stockholders have irrevocably agreed to vote in favor of the First Merger, this Merger Agreement and the Escrow Agreement and agreed to certain transfer restrictions with respect to their shares in Amorcyte prior to the First Effective Time.  Amorcyte represents and warrants that the Lock-up Stockholders now own, and will own after completion of any Amorcyte Financing, a sufficient number of shares of the Amorcyte Series A Preferred Stock and Amorcyte Common Stock to assure that all requisite shareholder consents, votes or approvals will be obtained.

(b)           Each Amorcyte Securityholder shall receive, for his, her or its Amorcyte Series A Preferred Stock, Amorcyte Common Stock, Amorcyte Options and Amorcyte Warrants, as applicable, an allocable share of the Base Stock Consideration, as adjusted pursuant to this Agreement, the Warrants, the Contingent Shares, if applicable, and the Earn Out Payments, if applicable, in each case, in accordance with (i) the certificate of incorporation of Amorcyte, including the certificate of designations for the Amorcyte Series A Preferred Stock, (ii) the terms of any stockholder agreements, (iii) the terms of the Amorcyte Options and the Amorcyte Warrants, as amended pursuant to this Agreement, and (iv) the Consideration Allocation and Percentage Certification (subsections (i) through (iii), the “Amorcyte Governing Documents”).  At the Closing, Amorcyte shall deliver to the Parent and the Escrow Agent a certification signed by the Amorcyte Representative showing:  (a) the number of shares of the Base Stock Consideration, the Warrants and the Contingent Shares, if applicable, allocable to each Amorcyte Securityholder and (b) the percentage interest of each Amorcyte Securityholder in the Base Stock Consideration, Warrants, Contingent Shares, if applicable, and Earn Out Payments, if applicable, (the “Consideration Allocation and Percentage Certification”).  Annexed hereto as Exhibit E is a form of the chart showing the aggregate allocation of the consideration to be received hereunder allocated among the holders of Amorcyte Series A Preferred Stock, Amorcyte Common Stock, Amorcyte Options and Amorcyte Warrants.  Amorcyte shall deliver Exhibit E to Parent within 5 Business Days of the date of execution of this Agreement.  Exhibit E is, and the Consideration Allocation and Percentage Certification shall be, consistent with the Amorcyte Governing Documents in all respects and conclusive and binding on the Amorcyte Securityholders.  Prior to Closing, Amorcyte shall provide NeoStem with any updates to Exhibit E required as a result of the Amorcyte Financing.

(c)           Within three (3) Business Days after the final determination of the Adjusted Stock Consideration pursuant to Section 3.3, the Amorcyte Representative shall deliver to the Parent and the Escrow Agent an amended Consideration Allocation and Percentage Certification, which will show (a) the number of shares of Adjusted Stock Consideration, (b) the number of Contingent Shares, if issuable, (c) the number of Warrants and (d) the percentage of Earn Out Payments, if earned, to be issued to or paid to, as applicable, each Amorcyte Securityholder again consistent with Exhibit E and the Amorcyte Governing Documents and rounded in each case to the nearest whole shares as provided in Section 3.4(e).

(d)           Within three (3) Business Days of the closing of the Amorcyte Financing, if any, the Amorcyte Representative shall deliver to the Parent and the Escrow Agent an amended Consideration Allocation and Percentage Certification, which will show (a) the number of shares of Adjusted Stock Consideration, (b) the number of Contingent Shares, if issuable, (c) the number of Warrants and (d) the percentage of Earn Out Payments, if earned, to be issued to or paid to, as applicable, each Amorcyte Securityholder again consistent with Exhibit E and the Amorcyte Governing Documents and rounded in each case to the nearest whole shares as provided in Section 3.4(e).

(e)           No certificates for fractional shares of Parent Common Stock or Warrants to purchase fractional shares of Parent Common Stock shall be issued.  In lieu of any fractional shares or Warrants to purchase a fractional share to which the Amorcyte Securityholders would otherwise be entitled as a result of the distributions provided for herein or in the Escrow Agreement based on the Consideration Allocation and Percentage Certification, all stock issuances of Parent Common Stock or Warrant amounts shall be rounded up or down to the nearest whole share, so that no more than the whole number of shares represented by the Adjusted Stock Consideration and the Contingent Shares, if any, and no more than the whole number of shares represented by the Warrants shall ever be issued.

(f)           In the event that, subsequent to the date hereof and prior to the First Effective Time, NeoStem shall declare a stock dividend or other distribution payable in shares of Parent Common Stock or securities convertible into shares of Parent Common Stock or effect a stock split, reclassification, combination or other change with respect to shares of Parent Common Stock, the Adjusted Stock Consideration and Warrants shall be proportionately adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

Section 3.5            Delivery of Certificates to Escrow Agent.  Promptly following the First Effective Time, NeoStem shall deposit with the Escrow Agent, for distribution in accordance with the Escrow Agreement, certificates representing the Base Stock Consideration (6,821,283 shares of the Parent Common Stock) in the name of the Escrow Agent for eventual distribution to the Amorcyte Stockholders consistent with the Escrow Agreement.  So long as any shares of Parent Common Stock are held in escrow, the Escrow Agreement shall provide that the shares of Parent Common Stock be voted on any matter presented to the shareholders of NeoStem by the Amorcyte Representative.

Section 3.6            Contingent Shares.  Contingent Shares (with an aggregate Parent Per Share Value of $6 million) only shall be issued subject to satisfaction of certain conditions as follows:  One-third of the Contingent Shares shall be issued upon (i) the completion of Phase 2 clinical trial for AMR-001 and (ii) issuance of a statistically significant analysis demonstrating satisfaction of the primary clinical end points from the Phase 2 clinical trial, which primary clinical endpoints are described in the Phase 2 clinical trial protocol submitted to the FDA on July 5, 2011 (the “Primary Clinical Endpoints”).  The Primary Clinical Endpoints may only be changed in a writing consented to by the Parent and the Amorcyte Representative.  One-third of the Contingent Shares shall be issued following a Type B End of Phase 2/Pre-Phase 3 meeting with the FDA wherein AMR-001 is acknowledged in writing by the FDA to be ready for Phase 3.  The remaining one-third of the Contingent Shares shall be issued upon the Commencement of the pivotal Phase 3 clinical study for AMR-001.

Section 3.7            Earn Out Payments.

(a)           Determination of Earn Out Payments.  Parent shall also pay an earn out (the “Earn Out Payments”) (to be paid by Parent to the Amorcyte Representative in trust for the benefit of the Amorcyte Securityholders in accordance with the Consideration Allocation and Percentage Certification and consistent with Exhibit E), equal to 10% of the Net Sales of AMR-001, which payment obligation shall begin following the date of first commercial sale of AMR-001 and continue until the latest date that a valid patent claim exists on a country by country basis covering AMR-001, provided that if Parent licenses or otherwise grants an unaffiliated third party the right to commercialize or otherwise exploit AMR-001 or any portion of AMR-001 (an “Out-License Transaction”) (including, without limitation, an Out-License Transaction for all or part of any territory for AMR-001) then the applicable Earn Out Payment shall be equal to 30% of any sublicensing fees, royalties and milestone fees or profit sharing payments (but not payments for development costs) actually received by NeoStem.  NeoStem shall be entitled to recover (i) direct out-of-pocket clinical development costs not previously paid or reimbursed and (ii) any costs, expenses, damages, liabilities, settlement amounts (including any royalties paid to third parties) arising out of or related to claims with respect to patent infringement or otherwise challenging Amorcyte’s ownership of, or right to use, the Intellectual Property (the “Infringement Damage Claims”) by reducing any Earn Out Payments due to the Amorcyte Securityholders pursuant to this Section 3.7(a) by 50% until such costs have been recouped in full; provided that there shall be no double counting of  Infringement Damage Claims and provided further that in the event Parent or Amorcyte receives any Infringement Damage Claim, it shall notify the Amorcyte Representative of such claim and shall consult with the Amorcyte Representative with reasonable frequency with respect to the defense of, and negotiation of any settlement with respect to, any such Infringement Damage Claim.  All of the payments due hereunder shall be paid to the Amorcyte Representative within ninety (90) days following the end of each calendar quarter.

(b)           Procedures for Earn Out Payments.  The Amorcyte Representative shall be solely responsible for the distribution of the Earn Out Payments to the Amorcyte Securityholders.  At the Closing, for informational purposes, Amorcyte shall deliver to the Parent a certification by the Amorcyte Representative setting forth the percentage of the aggregate Earn Out Payments to which each Amorcyte Securityholder is entitled, which certification shall be conclusive and binding on the Amorcyte Securityholders (the “Earn Out Payment Certification”); provided that the Amorcyte Representative shall deliver to the Parent an amended Earn Out Payment Certification reflecting updates as a result of the Amorcyte Financing, if any, promptly following the closing of the Amorcyte Financing.  NeoStem’s sole obligation shall be to send the Earn Out Payments, if any, to the Amorcyte Representative within ninety (90) days following the end of each calendar quarter.  The Amorcyte Representative shall be responsible for the appropriate division and distribution of the Earn Out Payments received by him, as well as any tax withholding or reporting related thereto.

Section 3.8            Document Deliveries at the Closing.

(a)           Document Deliveries by Amorcyte and the Amorcyte Stockholders.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, Amorcyte, the other Persons in the Amorcyte Group and/or the Amorcyte Stockholders, as the case may be, shall execute and deliver, or cause to be executed and delivered, as the case may be, the following documents at or prior to the Closing:

(i)           The First Certificate of Merger.

(ii)           Amorcyte shall cause its counsel, LeClair Ryan, to deliver to Parent and Subco an opinion of counsel, in the form and substance of the opinion letter annexed hereto as Exhibit D, which shall be dated as of the Closing Date.

(iii)         Amorcyte shall execute and deliver to Parent and Subco a certificate, in form reasonably satisfactory to the Parent, stating that each of the conditions set forth in Section 7.2(a), (b) and (c) has been satisfied.

(iv)         Amorcyte shall deliver to Parent and Subco evidence of the termination, without any liability to Amorcyte, Parent, Subco or the Surviving Company, of the agreements set forth on Schedule 3.8(a)(iv).

(v)          Amorcyte shall deliver to Parent and Subco evidence that the Amorcyte Options and the Amorcyte Warrants have been modified in accordance with Section 3.1(d).

(vi)         Amorcyte shall deliver releases, in form and substance satisfactory to the Parent, duly executed by each of the officers of Amorcyte, each of the Lock-Up Stockholders and each Amorcyte Stockholder that provides services to or receives services from Amorcyte, including any employee of PCT who is an Amorcyte Stockholder (an “Amorcyte Service Stockholder”), which unconditionally and irrevocably release, waive and forever discharge the Parent, Subco, Amorcyte, the Amorcyte Group and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to Amorcyte or any Person in the Amorcyte Group on or prior to the Closing (collectively, “Claims”), including without limitation any and all Claims arising out of or relating to any contract, agreement or other arrangement (whether written or verbal) with Amorcyte or any Person in the Amorcyte Group entered into or established prior to the Closing.  The foregoing releases shall not release Amorcyte from obligations owed by Amorcyte to an officer, Lock-Up Stockholder or an Amorcyte Service Stockholder to the extent such obligations are reflected in the Estimated Liabilities, as modified by the Adjusted Closing Liabilities (and thus are ultimately reflected on the Adjusted Closing Liabilities Statement).

(vii)        Amorcyte shall deliver (x) all Permits relating to, or necessary to the conduct of, the Amorcyte Business by the Surviving Company and proof reasonably satisfactory to Parent of their continuing validity and (y) proof reasonably satisfactory to Parent that no modification or assignment of any Material Contract is required by virtue of the First Merger (or an appropriate executed assignment or modification).

(viii)       Amorcyte shall execute and shall cause the Amorcyte Representative to execute the Escrow Agreement and deliver it to Parent and the Escrow Agent.

(ix)          Amorcyte shall deliver to Parent forms of letters of transmittal to be sent to the Amorcyte Securityholders as soon as practical after the Closing.  The letters of transmittal will provide that each Amorcyte Securityholder, as a condition to receipt of its pro rata portion of the Warrants, the Adjusted Stock Consideration, the Contingent Shares, and the Earn Out Payments, if applicable, shall execute and deliver to the Parent a letter of transmittal (a) providing the Parent and its transfer agent with its address, tax identification number and other information reasonably requested, (b) releasing Amorcyte and the Parent from all claims other than claims pursuant to this Agreement, and (c) acknowledging that their shares of Parent Common Stock are subject to the Escrow Agreement and the appointment of the Amorcyte Representative and permitting the Parent to make all Earn Out Payments to the Amorcyte Representative (the “Letter of Transmittal”).  If any Amorcyte Securityholder has not delivered an acceptable Letter of Transmittal to the Parent within two (2) years after the Closing Date (i.e. upon the date when all shares of Parent Common Stock would be released by the Escrow Agent unless held for then pending disputes), the Escrow Agent may be directed by the Parent and the Amorcyte Representative to return his or its allocable portion of the consideration to Parent for cancellation and he or it shall have no further rights to payments hereunder.

(x)           Amorcyte shall deliver to Parent an affidavit of non-foreign status of Amorcyte dated as of the Closing Date that complies with section 1445 of the Code.

(xi)          Amorcyte shall deliver to Parent the Supplier Agreement.

(xii)         Amorcyte shall deliver to Parent the Consideration Allocation and Percentage Certification.

(xiii)        Amorcyte shall deliver to Parent the Earn Out Payment Certification.

(b)           Document Deliveries by Parent.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, Parent and Subco shall execute and deliver the following documents at or prior to the Closing:

(i)           Parent and Subco shall execute and deliver to Amorcyte a certificate, in form reasonably satisfactory to Amorcyte, stating that each of the conditions set forth in Section 7.3(a) and (b) has been satisfied.

(ii)          Parent shall execute and deliver the Escrow Agreement to Amorcyte and the Escrow Agent.

Section 3.9            Tax Consequences.  It is intended by the parties hereto that the Mergers shall constitute an integrated, single-step “reorganization” within the meaning of Section 368 of the Code, and the parties agree that their books and records shall be maintained, and all Tax Returns shall be filed, in a manner consistent with such treatment as a reorganization.  However, Parent makes no representations or warranties to Amorcyte or to any Amorcyte Stockholder that the Mergers will qualify as a "reorganization" under the Code.  Amorcyte acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby.  The parties agree that no portion of the consideration to be issued and paid pursuant to this Agreement shall be treated as compensation or wages for any Tax purpose, and no party shall take any action or filing position inconsistent with such characterization.

Section 3.10          Withholding.  Notwithstanding any other provision in this Agreement, Parent or the Surviving Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration payable or otherwise deliverable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld under any provisions of federal, local or foreign Tax Law or under any applicable legal requirements.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.11          Insurance.  Prior to Closing, Amorcyte shall cause the Parent to be named as an additional insured on all insurance policies existing as of the date of this Agreement (true and complete copies of which have been previously provided to the Parent) and/or purchase such new or amended insurance coverages as are acceptable to Parent in its reasonable discretion after discussions with its insurance agents.

ARTICLE IV

Representations and Warranties of Amorcyte

Except as set forth in the correspondingly numbered section of the disclosure schedule delivered by Amorcyte to the Parent and Subco prior to the execution of this Agreement (the “Company Disclosure Letter”), Amorcyte represents and warrants to the Parent and Subco as follows (after review and due inquiry by each Amorcyte Stockholder of the Knowledge Group):

Section 4.1            Organization, Good Standing and Qualification. Amorcyte and each Person in the Amorcyte Group is a corporation duly organized, validly existing and in good standing under the laws of its respective state of formation, with full power and authority to own or lease its property and assets and to carry on the Amorcyte Business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect.  Schedule 4.1 lists each jurisdiction in which Amorcyte is so qualified.  Amorcyte has no subsidiaries.

Section 4.2            Authorization.  Amorcyte has full power and authority to execute and deliver this Agreement.  Amorcyte has full power and authority to execute and deliver each other Amorcyte Document to be executed by it, and to consummate the transactions contemplated by the Amorcyte Documents.  The execution, delivery and performance by Amorcyte of this Agreement and the execution, delivery and performance by Amorcyte of the other Amorcyte Documents to be executed by Amorcyte have been duly authorized by all necessary action on behalf of Amorcyte. This Agreement has been, and each other Amorcyte Document will be at or prior to the Closing, duly executed and delivered by Amorcyte and, if applicable, Amorcyte Stockholders, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Amorcyte Document when so executed and delivered will constitute, the legal, valid and binding obligation of Amorcyte and, if applicable, Amorcyte Stockholders, enforceable against Amorcyte and, if applicable, Amorcyte Stockholders in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy/Equity Exception”).  The Amorcyte Stockholders executing the Voting Agreement own over 51% of the voting capital stock of Amorcyte, have the authority to grant all consents of Amorcyte Stockholders required with respect to this Agreement or to approve the First Merger and will grant such consents at the Amorcyte Meeting pursuant to the Voting Agreement, subject to the Bankruptcy/Equity Exception.

Section 4.3            Non-contravention.  Neither the execution or delivery by Amorcyte and, if applicable, the Amorcyte Stockholders, of this Agreement nor the other Amorcyte Documents referred to herein nor the performance by Amorcyte or, if applicable, any Amorcyte Stockholders of their obligations hereunder and thereunder will (i) contravene any provision contained in the certificate of incorporation, by-laws, or other organizational documents of Amorcyte, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any Material Contract or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which any entity within the Amorcyte Group or any of the Amorcyte Stockholders is a party or by which any entity within the Amorcyte Group or any of the Amorcyte Stockholders is bound or to which any of the assets or properties of any entity within the Amorcyte Group are subject, (iii) contravene any right of first refusal, right of first offer, option or similar right, (iv) result in the creation or imposition of any lien, claim, charge, encumbrance, equity, restriction or right on any of the assets or properties of any entity within the Amorcyte Group, or (v) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability of any Person in the Amorcyte Group (except where the result of such acceleration would not cause a Material Adverse Effect).  Except as set forth on Schedule 4.3, no party has any right of first refusal, right of first offer, option of similar right with respect to Amorcyte or its assets.

Section 4.4            No Consents.  No notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Amorcyte Document or the consummation of the transactions contemplated hereby or thereby by Amorcyte or, to the extent applicable, the Amorcyte Stockholders, except for the Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission (“SEC”) on Form S-4.

Section 4.5            Amorcyte Assets.  Amorcyte has good title to, or leasehold interest in, all properties and assets (real, personal or mixed, tangible or intangible) which are used or held for use in the conduct of the Amorcyte Business.  No third party (including any Person in the Amorcyte Group) owns or has any interest by lease, license or otherwise in any of assets.

Section 4.6            Personal Property.  Amorcyte has delivered to the Parent true, correct and complete copies of the all leases of personal property used in the Amorcyte Business, together with all amendments, modifications or supplements thereto.  Each of such leases is in full force and effect and none of the Persons in the Amorcyte Group has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any of the Persons in the Amorcyte Group under any of such leases and, to the Knowledge of Amorcyte, no other party is in default thereof.  All material items of personal property used in the Amorcyte Business are in good operating condition and fit for operation in the Ordinary Course of Amorcyte’s Business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

Section 4.7            Real Property.

(a)           Amorcyte owns no real property.  Its only leased property is the property in Allendale, New Jersey, which it sub-leases from PCT (the “Leased Property”).

(b)           All real estate Taxes for which any Person in the Amorcyte Group is responsible with respect to any Leased Property (and which are not otherwise incorporated into payments made under any lease), have been paid in full, as and when due.

Section 4.8            Absence of Questionable Payments.  No Person in the Amorcyte Group nor any Affiliate, director, officer, manager, Amorcyte Stockholder, partner, employee, agent, representative or other Person acting on behalf of the Amorcyte Group has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 4.9            Financial Statements; Books and Records; Accounts Receivable; Funded Indebtedness.

(a)           Attached as Schedule 4.9(a) is (i) a true and complete copy of Amorcyte’s unaudited consolidated balance sheet as of the Balance Sheet Date and March 31, 2010 and the related unaudited consolidated statements of operations, changes in Amorcyte Stockholder’s deficit and cash flows for the three month periods then ended and (ii) a true and complete copy of Amorcyte’s audited balance sheet as of December 31, 2010 and December 31, 2009 and the related audited statements of operations, changes in Amorcyte Stockholder’s deficit and cash flows for each of the years ended December 31, 2008, December 31, 2009 and December 31, 2010, prepared in accordance with GAAP, together with the report of EisnerAmper LLP (“EisnerAmper”), which has served as Amorcyte’s auditors since the audit of its 2008 financial statements (such statements, including the related notes and schedules thereto, are referred to herein as the “GAAP Financial Statements”).  The GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of Amorcyte, comply in all material respects with applicable accounting requirements in the case of the GAAP Financial Statements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of Amorcyte as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year end adjustments that are not material either individually or in the aggregate and the absence of footnotes).  The GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto).  The GAAP Financial Statements are in form appropriate for filing with the SEC.

(b)           All books, records and accounts of the Amorcyte Group are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(c)           Amorcyte does not have any funded Indebtedness other than Indebtedness being satisfied in full prior to Closing.

(d)           EisnerAmper who has certified Amorcyte’s GAAP Financial Statements and related schedules is an independent registered public accounting firm with respect to Amorcyte as required by the Securities Act of 1933 (the “Securities Act”) and the rules and regulations promulgated thereunder and the Public Company Accounting Oversight Board (United States).

(e)           There are no relationships or services, or any other factors that may affect the objectivity and independence of EisnerAmper, Amorcyte’s auditors, under applicable auditing standards. EisnerAmper has not performed any non-audit services for any Person in the Amorcyte Group since the Balance Sheet Date.

Section 4.10          Internal Control over Financial Reporting.  Amorcyte maintains a system of internal control over financial reporting that is reasonably designed to ensure (i) that Amorcyte maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of Amorcyte’s assets that would have a material effect on Amorcyte’s consolidated financial statements.  Amorcyte maintains disclosure controls and procedures which are designed to ensure that all material information concerning the Amorcyte Group is made known on a timely basis to the individuals responsible for the preparation of its financial statements.  Neither Amorcyte nor EisnerAmper has identified any material weaknesses or significant deficiencies in the design or operation of Amorcyte’s internal control over financial reporting or its disclosure controls and procedures.

Section 4.11          Capitalization; Votes.

(a)           The authorized and outstanding equity interests of Amorcyte are set forth in Schedule 4.11(a).  No other capital stock of Amorcyte is authorized, issued or outstanding.  All equity interests outstanding are duly authorized, validly issued, fully paid and non-assessable.  None of the holders of outstanding equity interests of Amorcyte have rescission or pre-emptive rights.  Except as set forth on Schedule 4.11(a), none of the equity interests issued by Amorcyte were issued in violation of any registration requirements under federal or state securities laws.  Except as set forth on Schedule 4.11(a), there are no options, warrants, or other rights, agreements, arrangements, or commitments to which Amorcyte or any Amorcyte Stockholder or other equity holder of Amorcyte is a party or by which any such party is bound obligating Amorcyte or the Amorcyte Stockholder or equity holder of Amorcyte to grant, issue, or sell any capital stock or any other equity interest in Amorcyte.

(b)           The allocation of the aggregate Base Stock Consideration, Contingent Shares, Warrants and Earn Out to be issued or paid to the Amorcyte Securityholders will be accurately reflected in Exhibit E as of the date of delivery of Exhibit E in accordance with this Agreement and as of the Closing Date.

(c)           Except as set forth on Schedule 4.11(c), there are no voting trusts or other agreements or understandings to which any of the Amorcyte Stockholders or other equity holders of Amorcyte or Amorcyte is a party with respect to the voting of the equity interests of Amorcyte.

(d)           This Agreement and the First Merger have been unanimously approved by Amorcyte’s Board of Directors, who have recommended that it be approved by the Amorcyte Stockholders.  Amorcyte Stockholders representing holders of a majority of the outstanding shares of the Amorcyte Series A Preferred Stock and the Amorcyte Common Stock (collectively, the “Lock-Up Stockholders”), which are the only outstanding securities of Amorcyte, have agreed to enter into, and will enter into promptly after execution and delivery of this Merger Agreement, the Voting Agreement annexed hereto as Exhibit A, under which such Amorcyte Stockholders irrevocably agree to vote in favor of the First Merger and the other transactions contemplated hereby (the “Voting Agreement”).  Such Amorcyte Stockholder votes or consents will be sufficient without any other votes or consents to approve this Agreement, the First Merger and all the transactions contemplated hereby under the Amorcyte Governing Documents, the DGCL and all applicable law, and no other approvals or Amorcyte Stockholder votes or consents are required to consummate the First Merger.  To Amorcyte’s Knowledge, the provisions of the Voting Agreement are legal, valid and binding obligations of the Lock-Up Stockholders subject to the Bankruptcy/Equity Exception.

Section 4.12          No Undisclosed Liabilities.  The Amorcyte Group does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Balance Sheet Date included within the GAAP Financial Statements (whether or not they are required to be disclosed under GAAP), other than (a) those incurred in the Ordinary Course of Amorcyte’s Business since the Balance Sheet Date and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are Material Contracts) are identified in Schedule 4.16(a).  No Person in the Amorcyte Group has effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulations S-K of the SEC) since January 1, 2008.  Except as set forth on Schedule 4.12, as of the Closing there will be no Indemnified Liabilities.

Section 4.13          Absence of Certain Developments.  Except as set forth in Schedule 4.13, since December 31, 2010: (a) each Person in the Amorcyte Group has conducted its businesses only in the Ordinary Course of Amorcyte’s Business; (b) there has not been any event, change, occurrence, development, circumstance or state of facts that has had or could reasonably be expected to have a Material Adverse Effect; (c) the Amorcyte Group has not suffered any damage, destruction or casualty loss which individually or in the aggregate materially and adversely affects the business, financial condition or results of operations of Amorcyte; (d) no Person in the Amorcyte Group has incurred or discharged any material obligation or liability except in the Ordinary Course of Amorcyte’s Business; and (e) Amorcyte has not entered into any material transaction or made any material expenditures or commitments other than in the Ordinary Course of Amorcyte’s Business.

Section 4.14          Taxes

(a)           All Tax Returns required to be filed by or on behalf of Amorcyte and each Person in the Amorcyte Group have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects.  All Taxes payable by or on behalf of Amorcyte and each Person in the Amorcyte Group (whether or not shown on any Tax Return) have been fully and timely paid.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, Amorcyte has made due and sufficient accruals for such Taxes in the GAAP Financial Statements and in its books and records.  All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of Amorcyte and each Person in the Amorcyte Group.  Amorcyte and each of Person in the Amorcyte Group has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(b)           Amorcyte has delivered to the Parent complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of Amorcyte relating to the taxable periods since January 1, 2005 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Amorcyte.  Schedule 4.14 lists each such audit.  To Amorcyte’s Knowledge, there are no audits or investigations of Amorcyte by any Taxing Authority in progress, nor has Amorcyte received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.  No claim has been made by a Taxing Authority in a jurisdiction where Amorcyte do not file Tax Returns to the effect that Amorcyte is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of Amorcyte arising as a result of any failure (or alleged failure) to pay any Tax.  Amorcyte and each of Person in the Amorcyte Group has disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and neither Amorcyte nor any Person in the Amorcyte Group has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c)           Amorcyte has not (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.  Amorcyte is not a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code.  Amorcyte has never been a Amorcyte Stockholder of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes.  Amorcyte is not a party to any Tax allocation or Tax sharing agreement nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law), as a transferee or successor, by contract, or otherwise.

(d)           Amorcyte has not made any payments, is not obligated to make any payments, or is not a party to any agreement that obligates it to make any payments that are not deductible under Section 280G of the Code.  Amorcyte has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

Section 4.15          Intellectual Property.

(a)           Schedule 4.15(a) sets forth an accurate and complete list of the Amorcyte Intellectual Property as follows:  (i) all Patents, Marks and Copyrights owned by, controlled by  or filed in the name of the Amorcyte Group that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all Marks owned by the Amorcyte Group that are material to the Business but that are not registered or subject to an application to register and (iii) all Software that is owned exclusively by the Amorcyte Group that is material to the operation of the Amorcyte Business as presently conducted and presently proposed to be conducted by the Amorcyte Group.  Schedule 4.15(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application.  To the Knowledge of Amorcyte, all of the Patents are valid.

(b)           Except as set forth on Schedule 4.15(b), Amorcyte owns or possesses adequate rights to use all Intellectual Property necessary to carry on the Amorcyte Business.  The Amorcyte Group has taken all steps necessary to perfect its ownership of and interest in the Amorcyte Intellectual Property.

(c)           The Amorcyte Group’s products and services, and the conduct of the Amorcyte  Business as presently conducted do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d)           Each item of the Amorcyte Intellectual Property that has been issued and registered in any jurisdiction by Amorcyte is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered Amorcyte Intellectual Property have been paid and all necessary documents and certificates in connection with such registered Amorcyte Intellectual Property owned by the Amorcyte Group have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Amorcyte Intellectual Property.

(e)           Except as set for in Schedule 4.15(e), no other Person has any rights to any material Amorcyte Intellectual Property owned by the Amorcyte Group.

(f)           Except with respect to licenses of generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000 (collectively, “Off-The-Shelf Software”), and except pursuant to the Intellectual Property Licenses listed in Schedule 4.15(f) or as reflected in the GAAP Financial Statements, the Amorcyte Group is not under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to the Amorcyte Group’s use of any Intellectual Property in connection with the conduct of the Amorcyte Business as presently conducted.  Amorcyte has notified Baxter of the termination of the Baxter Agreement and the termination of the Baxter Agreement will not result in any Liability to Parent or its Affiliates.

(g)           Schedule 4.15(g) sets forth a complete and accurate list of all Contracts to which the Persons in the Amorcyte Group are a party (other than licenses to the Amorcyte Group of Off-The-Shelf-Software) that (i) grant any Intellectual Property Licenses to or from the Amorcyte Group, (ii) contain a covenant not to compete or otherwise limit the Amorcyte Group’s ability to use or exploit fully any of the Amorcyte Intellectual Property, or (iii) contain an agreement by any of the Persons in the Amorcyte Group to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person.  Amorcyte has delivered to the Parent true, correct and complete copies of each Contract set forth on Schedule 4.15(g), together with all amendments, modifications or supplements thereto.  All Intellectual Property Licenses are valid, binding and enforceable agreements, subject to the Bankruptcy/Equity Exception.  Prior to the execution of this Agreement, Amorcyte terminated the Baxter Agreement.  Amorcyte has no ongoing obligations under the Baxter Agreement and there are no outstanding Liabilities due or which may become due to Baxter under the Baxter Agreement.

(h)           The Amorcyte Group has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of any Person in the Amorcyte Group.

(i)           The Amorcyte Group is not, or has not been at any time during the five (5) years prior to the date hereof, the subject of any pending or, to the Knowledge of Amorcyte, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any intellectual property rights of any Person, or challenging the Amorcyte Group’s ownership, use, validity or enforceability of any Intellectual Property.  None of the Persons in the Amorcyte Group has received notice of any such threatened claim and to the Knowledge of Amorcyte, there are no facts or circumstances that would form the basis for any such claim.  To Amorcyte’s Knowledge, all of the Amorcyte Group’s rights in and to Amorcyte Intellectual Property are valid and enforceable in all material respects.

(j)           To the Knowledge of Amorcyte, no Person is infringing, violating, misusing or misappropriating any Amorcyte Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in the Amorcyte Group.

(k)           Except as set forth on Schedule 4.15(k), no present or former employee or consultant of the Amorcyte Group has any right, title, or interest, directly or indirectly, in whole or in part, in any Amorcyte Intellectual Property owned or used by any of the Persons in the Amorcyte Group.  To the Knowledge of Amorcyte, no employee, consultant or independent contractor of any of the Persons in the Amorcyte Group is, as a result of or in the course of such employee, consultant or independent contractor’s engagement by any of the Persons in the Amorcyte Group, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.  Each employee of and consultant to the Amorcyte Group is bound by a non-disclosure and assignment of inventions agreement, copies of which have been made available to the Parent.

(l)           Each Person in the Amorcyte Group has at all times complied in all material respects with all applicable Laws, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Amorcyte Group in the conduct of the Amorcyte Business.  No claims have been asserted or, to Amorcyte’s Knowledge, threatened against any Person in the Amorcyte Group alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the Amorcyte Group in the conduct of the Amorcyte Business.  Each Person in the Amorcyte Group takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

Section 4.16          Material Contracts.

(a)           Schedule 4.16(a) sets forth all of the following Contracts to which any of the Persons in the Amorcyte Group is a party or by which any of them or their respective assets or properties are bound (collectively, the “Material Contracts”):

(i)           Contracts with any current or former officer, director, partner, Amorcyte Stockholder, manager, stockholder or other equityholder or Affiliate of any Person in the Amorcyte Group;

(ii)          Contracts for the sale of any of the assets of any of the Persons in the Amorcyte Group other than in the Ordinary Course of Amorcyte’s Business;

(iii)         Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;

(iv)         Contracts containing covenants of any Person in the Amorcyte Group not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any individual with respect to employment or covenants of any other Person not to compete with any of the Persons in the Amorcyte Group in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(v)          Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Person in the Amorcyte Group of any operating business or material assets or the capital stock or other equity interests of any other Person;

(vi)         Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any assets of the Amorcyte Group, including indentures, guarantees, loan or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements and security agreements;

(vii)        Contracts entered into outside of the Ordinary Course of Amorcyte’s Business providing for the license of the Amorcyte Group Products or the provision of services by any Person in the Amorcyte Group;

(viii)       Contracts providing for severance, retention, change in control or other similar payments;

(ix)         Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(x)          outstanding agreements of guaranty or surety, direct or indirect, by any of the Persons in the Amorcyte Group;

(xi)         Contracts providing for indemnification by any of the Persons in the Amorcyte Group arising out of or in connection with any Amorcyte Product or service provided by any of the Persons in the Amorcyte Group;

(xii)        Contracts (or group of related contracts) which involve the expenditure or receipt of more than $25,000 annually or which require performance by any party more than one year from the date hereof;

(xiii)       Contracts for the lease of Leased Property, including, without limitation, the Real Property Leases;

(xiv)       Contracts pursuant to which any Person in the Amorcyte Group provides services to any third party related to the conduct of the Amorcyte Business, including all customer or client Contracts;

(xv)        Contracts and agreements related to obtaining materials and services used in the manufacture of Cell Therapy Products and other material supplier Contracts;

(xvi)       Contracts with any Person that require Amorcyte to deal exclusively with such Person or that require Amorcyte to transact a minimum amount of business with such Person (or provide for negative consequences if Amorcyte fails to do either of the foregoing) or that give any Person “most favored nations” treatment;

(xvii)      powers of attorney given by any Person within the Amorcyte Group;

(xviii)     confidentiality agreements, assignments of invention and non-compete or non-solicitation agreements signed by employees of or consultants to any Person in the Amorcyte Group;

(xix)        Contracts involving licenses of any Intellectual Property; and

(xx)         Contracts that are otherwise material to any of the Persons in the Amorcyte Group.

(b)           Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Person in the Amorcyte Group signatory thereto, enforceable against them in accordance with its terms, subject to the Bankruptcy/Equity Exception.  None of the Persons in the Amorcyte Group is in material default under any Material Contract, nor, to the Knowledge of Amorcyte, is any other party to any Material Contract in material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder.  No party to any of the Material Contracts has exercised any termination rights with respect thereto, and, to Amorcyte’s Knowledge, no party has given notice of any significant dispute with respect to any Material Contract.  Amorcyte has delivered to the Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.  If consent is required for the transfer of any Material Contract, Amorcyte has no Knowledge that any counterparty will not or can not provide such a consent.

Section 4.17          Employee Benefits Plans.

(a)           Amorcyte has no employees, and no employee benefit plans.  Amorcyte has no responsibilities with respect to any employee benefit plan currently or previously maintained for the benefit of any person providing services to Amorcyte.  Amorcyte has no plan or commitment to hire any employees or establish any benefit plan for employees, consultants or otherwise.

(b)           Neither Amorcyte nor any of its ERISA Affiliates has or has ever contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a “Multiemployer Plan”) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA).

(c)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any employee, consultant or other person, or (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits to any person.  Except as set forth on Schedule 4.17(c), Amorcyte owes no back pay or accrued compensation to any Person.  Amorcyte is not a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

(d)           Amorcyte has no obligations or potential liability for health, life or similar welfare benefits to any person.

(e)           No “service provider” (within the meaning of Section 409A) of Amorcyte has any equity-based right or incentive (such as a stock option, stock appreciation right, phantom stock, restricted stock or restricted stock unit) that is either subject to Section 409A or in violation of Section 409A.  Amorcyte has no commitment to compensate or reimburse any individual for penalty taxes imposed under Section 409A.

Section 4.18          Labor.

(a)           Except as set forth on Schedule 4.18(a), Amorcyte has no employees.  All services provided to Amorcyte have been provided by PCT.  To the Knowledge of Amorcyte, no employee of PCT who provides services to Amorcyte (“Business Employee”) has any plans to terminate employment with PCT or any Person in the Amorcyte Group.

(b)           Schedule 4.18(b) contains an accurate and complete list of the names of each consultant or independent contractor who currently provides, or who has within the prior twelve month period provided, services to the Amorcyte Business (each, a “Business Consultant”).

(c)           All Business Employees are actively at work (or on vacation) and no Business Employee is currently on a leave of absence, layoff, suspension, sick leave, workers compensation, short or long term disability, family leave, military leave, or otherwise not actively performing his or her work during all normally scheduled business hours (other than vacation).

(d)           All Business Employees and Business Consultants are subject to confidentiality and assignment of inventions agreements with Amorcyte.

(e)           With respect to current and former Business Employees, consultants and service providers of the Amorcyte Business (each a “Service Provider”):

(i)           the Amorcyte Group is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, affirmative action requirements and has not and is not engaged in any unfair labor practice;

(ii)          there is not now, nor within the past six years has there been, any actions, suits, claims, labor disputes or grievances pending, or, to Amorcyte’s Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Service Provider, including charges of unfair labor practices or discrimination complaints;

(iii)         the Amorcyte Group does not have any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(f)           The Amorcyte Group does not have any contracts to render services to any Government Authority.

Section 4.19          Litigation.  Except as set forth on Schedule 4.19, there is no Legal Proceeding pending or, to the Knowledge of Amorcyte, threatened against any of the Persons in the Amorcyte Group (or to the Knowledge of Amorcyte, pending or threatened against any employees of any of the Persons in the Amorcyte Group with respect to their business activities on behalf of the Amorcyte Group), or to which any of the Persons in the Amorcyte Group is otherwise a party, before any Governmental Authority; nor to the Knowledge of Amorcyte is there any reasonable basis for any such Legal Proceeding.  None of the Persons in the Amorcyte Group is subject to any Order.  There are no Legal Proceedings pending or, to the Knowledge of Amorcyte, threatened that are reasonably likely to prohibit or restrain the ability of Amorcyte or the Amorcyte Stockholders to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.20          Compliance with Laws; Orders; Permits.

(a)           Each of the Persons in the Amorcyte Group is in compliance in all material respects with all Laws of each Governmental Authority applicable to its business, operations or assets, including without limitation all FDA rules and regulations, comparable state laws, regulations governing current Good Manufacturing Practice (cGMP) and current Good Tissue Practice (cGTP), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the federal Clinical Laboratory Improvement Act of 1988, as amended (CLIA), Occupational Safety and Health requirements, the Stark Law and state equivalents, escheat laws, abandoned property laws, laws relating to employment and compensation and marketing laws and other laws relating to privacy and internet communications.  Since January 1, 2005, none of the Persons in the Amorcyte Group has received any notice of or been charged with the violation of any material Law by any Governmental Authority.  To the Knowledge of Amorcyte, none of the Persons in the Amorcyte Group is or since January 1, 2006, has been, under investigation with respect to the violation of any Law and to the Knowledge of Amorcyte, there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would have an immaterial effect upon the Amorcyte Business.  Except as set forth in Schedule 4.20(a), none of the Amorcyte Permits will be impaired or in any way affected by the First Merger.

(b)           Schedule 4.20(b) is a true and complete listing of all Permits which are required for the operation of the Amorcyte Business as presently conducted (“Amorcyte Permits”).  The Persons in the Amorcyte Group currently have all Permits which are required for the operation of their respective businesses as presently conducted.  Each issued Permit currently is in full force and effect.  None of the Persons in the Amorcyte Group is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Amorcyte Permit, and to the Knowledge of Amorcyte, there are no facts or circumstances which form the basis for any such default or violation.  No Person in the Amorcyte Group has received notification of any revocation or modification of any Permit.  Amorcyte has completed all necessary registration of its establishments and facilities with all Governmental Authorities that are necessary for Amorcyte to conduct its business in the manner and to the extent now conducted.  Each Amorcyte Permit is current and up to date.   Except as set forth in Schedule 4.20(a), none of the Amorcyte Permits will be impaired or in any way affected by the First Merger or the consummation of any other transaction contemplated by this Agreement.

(c)           The drug or biological substances manufactured by Amorcyte on behalf of Amorcyte’s clients and used in studies, tests, preclinical studies and clinical trials have been and, if still pending, are being manufactured, under current Good Manufacturing Practices.  Amorcyte has not received any notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical studies or clinical trials conducted by or on behalf of Amorcyte’s clients and to which Amorcyte was involved as either a contract manufacturer and/or product and/or process consultant.  No filing or submission to the FDA or any other regulatory body, that was or is intended to be the basis for any approval of Amorcyte’s client’s products or product candidates, contains any material omission or material false information by Amorcyte.

(d)           The consulting services and/or process development services that Amorcyte provides its clients or customers for the purpose of clinical trials for Investigational New Drug Applications, New Drug Applications, and/or Biologic License Application are conducted in accordance with good clinical practices and are in compliance with all applicable Laws and state and federal regulatory requirements. Amorcyte has not received any notices or other correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any clinical trials.

(e)           To Amorcyte’s Knowledge, no Person in the Amorcyte Group, nor any manager, director, agent, employee or any other person acting for or on behalf of a Person in the Amorcyte Group, has directly or indirectly made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any person, including but not limited to any staff Amorcyte Stockholder at any hospital or any government officer (a) to obtain favorable treatment in securing business for Amorcyte, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of any Person in the Amorcyte Group, or (d) in violation of any applicable anti-corruption law.

(f)           No Person in the Amorcyte Group nor, to Amorcyte’s Knowledge, any manager, director, agent, employee or any other person acting for or on behalf of Amorcyte, has established or maintained any fund or assets in which Amorcyte has proprietary rights that have not been recorded in the books and records of Amorcyte. Each transaction is properly and accurately recorded in all material respects on the books and records of Amorcyte, and each document upon which entries such books and records are based is complete and accurate in all material respects. Amorcyte maintains a system of internal accounting controls reasonably designed to insure that there are no off-the-books accounts and its assets are used only in accordance with its corporate management directives.

(g)           The FDA Package contains true and complete copies of all filings made by Amorcyte with the FDA and any state or third party regulatory authority (including but not limited to state regulatory authorities in New Jersey, New York, California and Maryland), all Permits obtained by Amorcyte from the FDA and any state or third party regulatory authority and all approvals and disapprovals, audit reports and correspondence from or with the FDA or such state regulatory authorities, including but not limited to an audit report received by Amorcyte from New York regulatory authorities for its Hackensack facility and follow up correspondence, a Amorcyte created chart of documents requested by the FDA during its inspection of its Mountain View, California facility, and Amorcyte created daily summaries of FDA inspections of Amorcyte and its clients.  Amorcyte also represented to the Parent and its counsel that the FDA did not find any 483 observations and did not provide Amorcyte with a 483, Establishment Inspection Report or audit report at the close of any inspection conducted in 2010.  To the Knowledge of Amorcyte and to the knowledge of any manager, officer, agent, or employee of Amorcyte, all information contained in such filings made by Amorcyte to any Governmental Authority is true and accurate.

(h)           Neither Amorcyte nor, to the Knowledge of Amorcyte, any manager, officer, agent, employee, Amorcyte Stockholder or Affiliate of Amorcyte, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(i)           Neither the Amorcyte Group nor any of its officers, directors, employees has (i) been disqualified, debarred or voluntarily excluded by FDA or any other Governmental Authority for any purpose, or received notice of action or threat of action with respect to debarment under the provisions of 21 USC §§ 335a, 335b, or 335c as amended by the generic drug Enforcement Act of 1992, 42 USC § 1320a-7, 45 CFR Part 76 or any equivalent provisions in any other jurisdiction; (ii) been subject to any material enforcement action involving the FDA or similar Governmental Authority in any other jurisdiction, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing, memorandum, plea agreement, court order or target or no target letter, and none of the foregoing is pending, asserted or threatened against same; or (iii) been charged with or convicted under United States federal law for conduct related to the development or approval or otherwise related to the regulation of any drug product under the Generic Drug Enforcement Act of 1992 or any other applicable Laws.

(j)           The Amorcyte Group has taken reasonable measures to ensure that it has conducted and is conducting all pre-clinical and clinical trials in compliance in all material respects with  (i) all work orders, protocols and specifications and approvals by institutional review boards and similar authorities (ii) procedures and controls pursuant to standards and controls generally accepted and observed in the pharmaceutical industry and (iii) all  Laws, regulations, orders, guidances and policies including those implemented by FDA or any counterparty Governmental Authority in any other jurisdiction including regulations and guidances relating to the manufacture, distribution, clinical trial disclosure and clinical and non-clinical investigations and all other requirements, as applicable.

(k)           Neither the Amorcyte Group nor any of its officers, directors or employees has made any false statements on or material omissions from,  any representations, reports or other submissions, whether oral, written or electronically delivered in the FDA Package or otherwise or in or from any other records and documentation prepared or maintained to comply with the requirements of the FDA, any other Governmental Authority or applicable Law relating the Amorcyte Group, the Cell Therapy Product or any other activities. Neither the Amorcyte Group nor any of its officers, directors or employees has committed any act, made any statement or failed to make any statement that would breach the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery or Illegal Gratuities” set forth in Fed. Reg. 46191(September 10, 1991) or any similar Laws, rules, regulations or policies whether under the jurisdiction of the FDA or any counterpart Governmental Authority in any other applicable jurisdiction, and any amendments or other modifications thereto. Neither the Amorcyte Group nor any of its officers, directors or employees has received, nor is aware of any basis for the issuance of, any notice to such effect.

Section 4.21          Insurance.  The Amorcyte Group has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which each of the Persons in the Amorcyte Group is a party or by which such Persons are bound and which provide commercially reasonable levels of insurance.  No event has occurred, including, without limitation, the failure by any of the Persons in the Amorcyte Group to give any notice or information or any of the Persons in the Amorcyte Group giving any inaccurate or erroneous notice or information, which limits or impairs the rights of any Person in the Amorcyte Group under any such insurance policies.

Section 4.22          Related Party Transactions.  (a) Except as set forth on Schedule 4.22, no employee, officer, director, shareholder, partner, manager, stockholder or other equityholder of any of the Persons in the Amorcyte Group, nor any Amorcyte Stockholder or his or her immediate family, nor any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Amorcyte Group and none of the Persons in the Amorcyte Group owe any amount to, nor have any of the Persons in the Amorcyte Group committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships) with any of the Persons in the Amorcyte Group (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by any of the Persons in the Amorcyte Group (other than rights arising out of employment arrangements), (iv) to the Knowledge of Amorcyte, has any claim or cause of action against any of the Persons in the Amorcyte Group or (v) is obligated to make any payment to any other Person in the Amorcyte Group or Related Person in connection with the transactions contemplated by this Agreement.

(b)           There are no transactions, arrangements or other relationships between and/or among Amorcyte, any of its Affiliates and any unconsolidated entity, including, but not limited to, any structured finance, special purpose or limited purpose entity that could reasonably be expected to materially affect Amorcyte’s liquidity or the availability of or requirements for its capital resources.  There are no transactions, arrangements or other relationships between and/or among Amorcyte, any Person in the Amorcyte Group and any Amorcyte Stockholders or their Affiliates that are not on terms at least as favorable to Amorcyte as would be obtained in an arm’s length, commercially reasonable transaction with an unrelated third party.

(c)           No Person in the Amorcyte Group has, since January 1, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Amorcyte.

(d)           All agreements, payment obligations, and other business relationships between Amorcyte or any other Person in the Amorcyte Group or their Affiliates, on the one hand, and Amorcyte, on the other hand, are commercially reasonable and on terms no less favorable to Amorcyte than would be available in an arm’s length transaction with an unrelated third party.  PCT provides Amorcyte with a $500,000 line of credit on terms no less favorable to Amorcyte or PCT than would be available in an arm’s length transaction in an unrelated bank financing, and no borrowings are outstanding under that line of credit.

Section 4.23          Suppliers.  Schedule 4.23 sets forth a list identifying each supplier to the Amorcyte Group during Amorcyte’s current fiscal year (through May 31, 2011).  Since December 31, 2009, no supplier listed on Schedule 4.23 has terminated its relationship with any of the Persons in the Amorcyte Group or materially increased, decreased or changed the pricing, the volume of business or other terms of its business with any of the Persons in the Amorcyte Group and, to the Knowledge of Amorcyte, no supplier listed on Schedule 4.23 has notified any of the Persons in the Amorcyte Group that it intends to terminate or materially increase, decrease or change the pricing, the volume of business or other terms of its business with the Amorcyte Group.

Section 4.24          Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Amorcyte Group or the Amorcyte Stockholders in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 4.25          Environmental Matters.  Each Person in the Amorcyte Group is in compliance with all Environmental Laws and the requirements of all Permits issued under such Environmental Laws with respect to Amorcyte in all material respects.  There are no pending or, to the Knowledge of Amorcyte, threatened Environmental Legal Proceedings against any Person in the Amorcyte Group.

Section 4.26          Registration Statement; Prospectus/Joint Proxy Statement.  None of the information supplied or to be supplied by Amorcyte for inclusion in the Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the registration statement under the Securities Act registering the Parent Common Stock or other Parent securities as to be issued pursuant to this Agreement (such registration statement, as amended or supplemented by any amendments or supplements thereto, being referred to herein as the “Registration Statement”) or the Prospectus/Joint Proxy Statement to be sent to the stockholders of Parent and the Amorcyte Stockholders in connection with the special meeting of stockholders of Parent at which such stockholders will be asked to approve the issuance of Parent Common Stock pursuant to this Agreement (the “NeoStem Meeting”) and the special meeting of the Amorcyte Stockholders at which the Amorcyte Stockholders will be asked to approve the First Merger and this Agreement (the “Amorcyte Meeting”) (such Prospectus/Joint Proxy Statement, as amended or supplemented by any amendments or supplements thereto, being referred to herein as the “Prospectus/Joint Proxy Statement”), including all amendments and supplements to the Registration Statement and Prospectus/Joint Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to the stockholders of the Parent and the Amorcyte Stockholders and on the date or dates of the NeoStem Meeting and the Amorcyte Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Amorcyte will supply NeoStem with all business, financial, accounting, legal, management and other information about Amorcyte, the Amorcyte Group, any Person in the Amorcyte Group, the Amorcyte Stockholders and the Amorcyte Business as is required to be disclosed in a Form S-4 under SEC rules.

Section 4.27          FINRA.  To the Knowledge of Amorcyte, none of the Amorcyte Stockholders are a registered representative under the Financial Industry Regulatory Authority (“FINRA”), a member of FINRA or associated or affiliated with any member of FINRA, or a broker-dealer registered with the SEC under the Exchange Act or engaged in a business that would require it to be so registered, nor is it an affiliate of such a broker-dealer or any person engaged in a business that would require it to be registered as a broker-dealer.

Section 4.28          Full Disclosure.  No representation or warranty, exhibit or schedule furnished by or on behalf of Amorcyte or any Person in the Amorcyte Group in this Agreement, the Company Disclosure Letter or any other Transaction Document contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.  Neither Amorcyte nor any Person in the Amorcyte Group has any Knowledge of any facts pertaining to Amorcyte, any Person in the Amorcyte Group, the Amorcyte Business or its assets that has or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed in this Agreement, the schedules and exhibits hereto and the Transaction Documents.

ARTICLE V

Representations and Warranties of the Parent and Subco

The Parent and Subco jointly and severally represent and warrant to Amorcyte as follows:

Section 5.1            Organization and Good Standing.  The Parent is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business.  Subco is a corporation, validly existing and in good standing under the laws of the State of Delaware.  Subco II is a limited liability company, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2            Authorization.  Each of the Parent, Subco, and Subco II has full power and authority to execute and deliver this Agreement and each other Purchaser Document, to the extent applicable, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of the Parent, Subco, and Subco II of this Agreement and each other Purchaser Document, to the extent applicable, have been duly authorized by all necessary action on behalf of each of the Parent, Subco, and Subco II.  This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Parent, Subco, and/or Subco II, to the extent applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Parent, Subco, and/or Subco II, to the extent applicable, enforceable against the Parent, Subco, or Subco II, to the extent applicable, in accordance with its respective terms, subject to the Bankruptcy/Equity Exception.

Section 5.3            Conflicts; Consents of Third Parties.

(a)           Neither the execution or delivery by the Parent, Subco, or Subco II of this Agreement or any of the other Purchaser Documents, nor the performance by the Parent, Subco, or Subco II of its obligations hereunder and thereunder will (i) contravene any provision contained in the organizational documents of the Parent, Subco, or Subco II or (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Parent, Subco, or Subco II is a party or by which the Parent, Subco, or Subco II is bound or to which any of its assets or properties are subject or (iii) violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of or constitute a default under any material contract to which the Parent, Subco, or Subco II is a party where the breach or default would have a Material Adverse Effect on Parent.

(b)           No notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Purchaser Document or the consummation of the transactions contemplated hereby or thereby by the Parent, Subco, and Subco II other than (i) the Proxy Statement/Prospectus and Form S-4 of which it is a part and (ii) the additional listing application with the New York Stock Exchange-Amex.

Section 5.4            Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Parent, threatened that are reasonably likely to prohibit or restrain the ability of the Parent to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.5            Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Parent in connection with the transactions contemplated by this Agreement who is or will be entitled to any fee or commission or like payment in respect thereof other than those paid by Parent.

Section 5.6           Registration Statement; Prospectus/Joint Proxy Statement.  None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement under the Securities Act registering the Parent Common Stock to be issued pursuant to this Agreement or the Prospectus/Joint Proxy Statement to be sent to the stockholders of the Parent and the Amorcyte Stockholders in connection with the NeoStem Meeting and the Amorcyte Meeting, including all amendments and supplements to the Registration Statement and Prospectus/Joint Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to the stockholders of the Parent and the Amorcyte Stockholders and on the date or dates of the NeoStem Meeting and the Amorcyte Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent is not responsible for any information supplied by the Amorcyte Group.

ARTICLE VI

Covenants and Agreements

Section 6.1            Meetings of Stockholders and Amorcyte Stockholders.

(a)           NeoStem Meeting.  NeoStem will take all action in accordance with the federal securities law, the DGCL, the applicable rules of the Exchange on which the Parent Common Stock is listed or quoted, NeoStem’s certificate of incorporation, as amended, and NeoStem’s by-laws, as amended, necessary to convene the NeoStem Meeting on the earliest practical date as reasonably determined by NeoStem in light of the circumstances, and to obtain the consent and approval of NeoStem’s stockholders with respect to the issuance of the Stock Consideration and the Warrants pursuant to this Agreement, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to NeoStem’s stockholders.

(b)           Amorcyte Meeting.  Amorcyte shall take all action in accordance with the federal securities laws, the DGCL, the Voting Agreement, and the Amorcyte certificate of incorporation and by-laws, necessary to give notice to the Amorcyte Stockholders and convene the Amorcyte Meeting to be held on the earliest practical date as reasonably determined by NeoStem in light of the circumstances, and to obtain the consent and approval of the Amorcyte Stockholders with respect to the Agreement and the transactions contemplated hereby, including recommending such approval to the Amorcyte Stockholders.

(c)           Amorcyte will provide Subco, Subco II, Parent and its transfer agent with (a) a representation that the information provided by Amorcyte and contained in the Prospectus/Joint Proxy Statement and any other disclosure documents is true and accurate in all material respects and that there is no fact or matter which has not been disclosed in such disclosure documents which renders such information untrue or misleading and (b) appropriate other certifications, accountant consents and opinions of counsel with respect to the Securities Act registration of the issuance of the Stock Consideration and Warrants, compliance with the Amorcyte organizational documents and Law with respect to the transactions contemplated by this Agreement and the Intellectual Property.  Amorcyte will also cause its attorneys and accountants at all other times to provide consents, comfort letters and opinion letters as may be required in connection with disclosure documents of NeoStem that contain information about Amorcyte or the Amorcyte Business.

(d)           Parent, Subco, and Subco II will provide the Amorcyte Stockholders with a representation that the information provided by Parent, Subco, and Subco II and contained in the Prospectus/Joint Proxy Statement and any other disclosure documents is true and accurate in all material respects and that there is no fact or matter which has not been disclosed in such disclosure documents which renders such information untrue or misleading.

Section 6.2            Preparation of the Prospectus/Joint Proxy Statement and the Registration Statement.

(a)           Parent and Amorcyte shall cooperate to prepare the Prospectus/Joint Proxy Statement to be included in the Registration Statement.  Once Parent and Amorcyte consent to the filing of the Prospectus/Joint Proxy Statement with the SEC (which consent shall not be unreasonably withheld), Parent shall file the Registration Statement with the SEC.  Consistent with the timing for the Amorcyte Meeting, NeoStem shall use reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the First Effective Time.  If, at any time prior to the First Effective Time, Parent or Amorcyte shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Joint Proxy Statement, the party obtaining such knowledge will promptly so advise the other parties in writing and each of Parent and Amorcyte will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Joint Proxy Statement.  Amorcyte shall promptly furnish to Parent all financial and other information concerning it as may be required for the Prospectus/Joint Proxy Statement and any supplements or amendments thereto.  Parent and Amorcyte shall cooperate in the preparation of the Prospectus/Joint Proxy Statement in a timely fashion and shall use all reasonable efforts to clear the Prospectus/Joint Proxy Statement and the Registration Statement with the staff of the SEC.  After the Registration Statement is declared effective by the SEC, each of Parent and Amorcyte shall use reasonable efforts to mail as soon as reasonably practicable to the Amorcyte Stockholders the Prospectus/Joint Proxy Statement, which shall include all information required under applicable Law to be furnished to the Amorcyte Stockholders and NeoStem’s stockholders in connection with this Agreement and the transactions contemplated hereby and shall include the recommendation of Amorcyte’s Board of Directors in favor of the transactions contemplated hereby.

(b)           Notwithstanding anything contained in this Agreement to the contrary, NeoStem shall not be obligated to take any action under this Section 6.2 unless and until the following conditions shall have been met: (i) NeoStem shall have received any audited financial statements of Amorcyte and any other financial information of Amorcyte required for inclusion in the Registration Statement as determined by NeoStem, (ii) NeoStem shall have received all information it needs to prepare pro forma financial statements if required to be included in the Registration Statement under SEC rules, and (iii) NeoStem shall have received such auditor consents from its, and Amorcyte’s auditors, and legal opinions from Amorcyte’s counsel as it deems necessary or desirable.

Section 6.3            Financial Statements for NeoStem Current Report on Form 8-K.

(a)           Attached as Schedule 4.9(a), Amorcyte has provided to NeoStem (i) audited consolidated balance sheets of Amorcyte as of December 31, 2010 and 2009, (ii) audited consolidated statements of income, cash flows and changes in shareholders’ equity of Amorcyte for the years ended December 31, 2010, 2009 and 2008, (iii) an unqualified report with respect to such audited financial statements by EisnerAmper and a consent by EisnerAmper to have such audited financial statements incorporated by reference into NeoStem’s Securities Act filings, which report and consent shall be in form and substance reasonably satisfactory to NeoStem, and (iv) unaudited consolidated statements of income, cash flows and changes in shareholders’ equity of Amorcyte for the three months ended March 31, 2011 and 2010 and an unaudited balance sheet as of March 31, 2011.  Amorcyte has also provided to NeoStem all other financial statements, business descriptions, risk factors, compensation data, ownership data and other information of Amorcyte required for any SEC filing to be filed by NeoStem or which needs to be incorporated in any existing NeoStem registration statement or other SEC filings to make the information therein complete, including, without limitation, pro forma financial statements that give effect to the transaction contemplated by this Agreement and a full description of the business of the Amorcyte Group.  Such financial statements have been prepared in accordance with generally accepted accounting principles, so that such financial statements meet the requirements for filing by NeoStem with the SEC as required by the SEC’s Current Report on Form 8-K and for incorporation into any Form S-3 or other registration statement on file or to be filed by NeoStem, all so that NeoStem’s currently effective Form S-3 may immediately be used by NeoStem in a capital raising transaction.

(b)           Amorcyte will provide Parent with a representation that the information provided by it for inclusion and/or incorporation into the Registration Statement and/or Form 8-K is true and accurate in all material respects and that there is no material fact or matter which has not been disclosed in the disclosure document which renders such information untrue or misleading in any material respect.

(c)           Upon execution of this Agreement, Amorcyte shall cause EisnerAmper to deliver an executed consent, in form and substance reasonably satisfactory to NeoStem and suitable for filing by NeoStem with the SEC, which consent shall authorize NeoStem to file with the SEC the reports delivered pursuant to Section 6.3(a).

(d)           Upon NeoStem’s request, contemporaneous with the delivery of the consolidated financial statements described in Section 6.3(a), Amorcyte shall cause EisnerAmper to make available to NeoStem and its representatives the work papers generated in connection with such accounting firm’s audit of the audited consolidated financial statements delivered pursuant to Section 6.3(a).

(e)           Prior to the Closing, Amorcyte shall cooperate with NeoStem in providing to NeoStem such financial statements, financial data and accountants’ reports as NeoStem shall reasonably request with respect to any filing that NeoStem shall make or be required to make under the Securities Act or the Exchange Act.  Not in limitation of the foregoing, Amorcyte shall deliver to Parent the following financial information (the “Supplemental Financial Information”): (i) promptly after each fiscal quarter ending after the date hereof, the unaudited balance sheet of Amorcyte as of the end of such quarter and the unaudited statements of income, stockholders’ equity and cash flows of Amorcyte for such quarter and for the portion of the fiscal year then ended prepared in accordance with GAAP, and (ii) promptly upon the reasonable request by Parent, such additional financial information as may be required in connection with any filing by Parent pursuant to the requirements of federal or state securities laws.  Such Supplemental Financial Information shall present fairly, in all material respects, the financial position of Amorcyte as of the last day of the periods covered and the results of operations, cash flows and changes in stockholders’ equity of Amorcyte for the periods covered, subject in the case of unaudited financials, to normal year-end adjustments.

(f)           Notwithstanding anything in this Agreement to the contrary, any NeoStem Related Expenses incurred by Amorcyte shall be paid directly by NeoStem to Amorcyte’s agents or to the parties to whom such obligations are owed, as applicable, as directed by the Amorcyte Representative.

Section 6.4            Access and Information.

(a)           Prior to the Closing, and except for disclosures which would cause Amorcyte to waive the attorney-client privilege or otherwise violate applicable Law or any material confidentiality agreement, NeoStem shall be entitled to make or cause to be made such investigation of Amorcyte, and the financial and legal condition thereof, as NeoStem deems necessary or advisable, and Amorcyte shall cooperate with any such investigation.  In furtherance of the foregoing, but not in limitation thereof, Amorcyte shall (a) permit NeoStem and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of Amorcyte upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to NeoStem such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to Amorcyte and their businesses as NeoStem shall request from time to time and (c) cause its accountants to furnish to NeoStem and its accountants access to all work papers relating to any of the periods covered by financial statements provided by Amorcyte to NeoStem hereunder.

(b)           Prior to the Closing, NeoStem shall not use any information provided to it in confidence by Amorcyte for any purposes unrelated to this Agreement.  Amorcyte shall not use any information provided to it in confidence by NeoStem for any purposes unrelated to this Agreement.  Except with respect to publicly available documents, in the event that this Agreement is terminated, (a) NeoStem will return to Amorcyte all documents obtained by it from Amorcyte and any Person in the Amorcyte Group in confidence and any copies thereof in the possession of NeoStem or its agents and representatives or, at the option of NeoStem, NeoStem shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to Amorcyte and (b) Amorcyte will return to NeoStem all documents obtained by it from NeoStem and its subsidiaries in confidence and any copies thereof in the possession of Amorcyte or its agents and representatives or, at the option of Amorcyte, Amorcyte shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to NeoStem.

(c)           No investigation of Amorcyte or the Amorcyte Business by the Parent heretofore shall modify or otherwise affect any representations and warranties of Amorcyte, which shall survive any such investigation, or the conditions to the obligation of the Parent, Subco, and Subco II to consummate the transactions contemplated hereby.

Section 6.5            No Solicitation. (a) Commencing on the date of this Agreement and continuing thereafter, unless and until this Agreement is terminated pursuant to Article IX,  Amorcyte shall not, nor shall it authorize or permit any of its Affiliates or any Amorcyte Stockholder, officer, director, employee, investment banker, attorney or other adviser or representative of Amorcyte or any of its Affiliates to (i) solicit, initiate, or encourage the submission of, any Amorcyte Acquisition Proposal (as hereinafter defined), (ii) enter into any agreement or understanding with respect to any Amorcyte Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Amorcyte Acquisition Proposal.  Without limiting the foregoing, it is understood that any violation, of which Amorcyte or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any Amorcyte Stockholder, officer, director, employee, investment banker, attorney or other adviser or representative of Amorcyte or any of its Affiliates, whether or not such Person is purporting to act on behalf of Amorcyte or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 6.5 by Amorcyte and its Affiliates.  Amorcyte shall notify Parent in accordance with the notice provisions of this Agreement in writing and orally within 24 hours after receipt of any Amorcyte Acquisition Proposal or receipt of any inquiries with respect to any Amorcyte Acquisition Proposal, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such Amorcyte Acquisition Proposal.  Amorcyte immediately shall cease and cause to be terminated in all respects all existing discussions or negotiations with any parties conducted heretofore with respect to an Amorcyte Acquisition Proposal.  Amorcyte shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.  “Amorcyte Acquisition Proposal” means any proposal for a merger or other business combination involving Amorcyte or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Amorcyte or any of its Affiliates, any voting securities of Amorcyte or any of its Affiliates or a substantial portion of the assets of Amorcyte or a license to its Intellectual Property.

(b)           Amorcyte acknowledges that damages for any breach of the obligations in this Section will be difficult to measure and that Parent has the right to have the provisions of this Agreement, including this Section, specifically enforced pursuant to Section 10.3.  If Amorcyte breaches the obligations set forth in this Section 6.5 and such obligations are not specifically enforced pursuant to Section 10.3, then, if Amorcyte consummates a transaction related to or arising out of an Amorcyte Acquisition Proposal, upon the closing of such transaction, Amorcyte shall pay to the Parent an amount equal to $1,500,000.

Section 6.6            Commercially Reasonable Efforts; Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.  Each of the parties hereto will use their respective commercially reasonable efforts to obtain the consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their commercially reasonable efforts promptly to: (a) effect all necessary registrations and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.  Amorcyte will also furnish the Parent with all financial statements and other information required by the Parent to satisfy all regulatory requirements including its June 30, 2011 financial statements and all other information required to satisfy Parent’s filing requirements with the SEC.  The provisions of this Section 6.6 shall survive the Closing.

Section 6.7            Employment Matters.  No employment agreements or other Benefit Arrangements for employees of or consultants to Amorcyte shall be in effect after the Closing.

Section 6.8            Waiver and Release of Claims.

(a)           Effective as of the Closing, subject to the limitations set forth in Section 6.8(b), each of the Lock-Up Stockholders will agree as part of the Voting Agreement or otherwise, that, on behalf of himself or itself and his or its successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing, he/it does hereby unconditionally and irrevocably release, waive and forever discharge the Parent, Subco, Subco II, Amorcyte and each of their past and present directors, officers, employees, agents, predecessors, successors, assigns, subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to Amorcyte on or prior to the Closing (collectively, “Amorcyte Claims”), including without limitation any and all Amorcyte Claims arising out of or relating to: (i) such individual’s capacity as a current or former shareholder, officer or director, manager, employee or agent of Amorcyte or any of its predecessors or Affiliates (or his capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity he is or was serving at the request of Amorcyte); or (ii) any contract, agreement or other arrangement (whether written or verbal) with Amorcyte entered into or established prior to the Closing, including any shareholders agreements, equity purchase agreements, employment agreements or previous noncompetition agreements.  The foregoing releases shall not release Amorcyte from obligations owed by Amorcyte to the extent such obligations are reflected in the Estimated Liabilities, as modified by the Adjusted Closing Liabilities (and thus are ultimately reflected on the Adjusted Closing Liabilities Statement).

(b)           Amorcyte shall procure similar releases from all Amorcyte Service Stockholders at or prior to the Closing.

(c)           Notwithstanding the foregoing Section 6.8(a), no Lock-Up Stockholder releases or discharges, and each Lock-Up Stockholder or Amorcyte Service Stockholder who executes a release as required pursuant to Section 6.8(a) expressly does not release or discharge any Amorcyte Claims which arise out of or are in connection with any conduct on the part of Amorcyte which arise under or are based upon the terms of this Agreement or any other agreement executed or delivered in connection herewith.  For the avoidance of doubt, the release and discharge provided by the Lock-Up Stockholders and each other Person who executed a release as required pursuant to Section 6.8(a) shall be for the sole benefit of the parties set forth therein and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than such parties and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 6.9            Permits.   To the extent required by applicable Law, each Person in the Amorcyte Group shall cooperate with Parent and use best efforts to assure that Amorcyte retains all Permits required by it to operate the Amorcyte Business, whether by way of renewal of Permits held by Persons in the Amorcyte Group or through obtaining new Permits.

Section 6.10          Amorcyte’s Affirmative Covenants.  Prior to the Closing, except as otherwise expressly provided herein, Amorcyte shall (and Amorcyte shall cause each Person in the Amorcyte Group to):

(a)           conduct its business only in the Ordinary Course of Amorcyte’s Business;

(b)           use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, Amorcyte Intellectual Property rights and goodwill relating or pertaining to its businesses;

(c)           endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

(d)           use commercially reasonable efforts to maintain the Amorcyte Intellectual Property rights so as not to affect adversely the validity or enforcement thereof; maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement;

(e)           maintain its books, accounts and records in accordance with generally accepted accounting principles;

(f)           use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby, and to cause the other conditions to NeoStem’s obligation to close to be satisfied;

(g)           promptly notify NeoStem in writing if, prior to the consummation of the Closing, to its Knowledge (a) any of the representations and warranties contained in Article IV cease to be accurate and complete in all material respects or (b) Amorcyte fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to NeoStem; and

(h)           promptly pay all amounts due to PCT.

Section 6.11          NeoStem’s Affirmative Covenants.  Prior to the Closing, except as otherwise expressly provided herein, each of Parent, Subco, and Subco II shall:

(a)           conduct its business only in the ordinary and regular course of business consistent with past practices (it being understood that financing efforts are consistent with past practice);

(b)           maintain its books, accounts and records in accordance with generally accepted accounting principles;

(c)           use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to Amorcyte’s obligation to close to be satisfied;

(d)           promptly notify Amorcyte in writing if, prior to the consummation of the Closing, to its Knowledge (i) any of the representations and warranties contained in Article V cease to be accurate and complete in all material respects or (ii) Parent fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to Amorcyte; and

Section 6.12          Amorcyte’s Negative Covenants.  Prior to the Closing, without the prior written consent of NeoStem or as otherwise expressly provided herein, Amorcyte will not, and Amorcyte will cause each Person in the Amorcyte Group not to:

(a)           take any action or omit to take any action which would result in Amorcyte’s (i) incurring any trade accounts payable outside of the Ordinary Course of Business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the Ordinary Course of Amorcyte’s Business; (ii) increasing any of its indebtedness for borrowed money; (iii) guaranteeing the obligations of any entity; (iv) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (v) increasing the rate or type of compensation payable to any person; (vi) entering into any agreement related to employment (except as required by law), or creating any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or extending the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit; (vii) making any representation to anyone indicating any intention of NeoStem to retain, institute, or provide any employee benefit plans; (viii) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, equity interests of Amorcyte; (ix) selling or disposing or licensing of any assets otherwise than in the Ordinary Course of Amorcyte’s Business; (x) making any capital expenditures other than in the Ordinary Course of Amorcyte’s Business consistent with past practices and in no event in excess of $25,000 in the aggregate; (xi) after the Registration Statement and/or Proxy Statement is filed, issuing any equity interests of any kind of Amorcyte, except for stock issuable upon exercise of an Amorcyte Option or Amorcyte Warrant outstanding on the date hereof; (xii) issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating Amorcyte or any Person in the Amorcyte Group to issue, any equity, or securities convertible into any equity; (xiii) modifying, amending or terminating any Material Contract other than in the Ordinary Course of Amorcyte’s Business that is consistent with past practices; or (xiv) entering into any other transaction outside of the Ordinary Course of Amorcyte’s Business, provided that nothing in this Section 6.12 shall prohibit Amorcyte from modifying the Amorcyte Options and Amorcyte Warrants as contemplated by this Agreement;

(b)           change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by Amorcyte’s regular independent accountants;

(c)           take any action that would likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(d)           incur any Indebtedness, or increase the outstanding amount of any existing Indebtedness; provided however that Amorcyte may issue its Series A Preferred Stock (or Convertible Debt or preferred stock with terms identical to the Series A Preferred Stock) in an amount up to $1,200,000 (the “Amorcyte Financing”) so long as (i) all proceeds of such issuance are held by Amorcyte for use in the Ordinary Course of Amorcyte’s Business or used only to pay accounts payable due in the Ordinary Course of Amorcyte’s Business, (ii) such issuance is completed prior to the filing of the Registration Statement and the Prospectus/Joint Proxy Statement with the SEC (and Amorcyte is expressly permitted to amend its Certificate of Incorporation to the extent necessary to effect the Amorcyte Financing, including, without limitation, to the extent necessary to provide for a sufficient number of authorized Series A Preferred Stock to allow any Convertible Debt issued as part of the Amorcyte Financing to be exercised), (iii) following such Amorcyte Financing, the Lock-Up Stockholders continue to hold a sufficient number of Amorcyte Securities so as to have sufficient votes to approve the First Merger and this Agreement and continue to be bound to do so, and (iv) at or prior to Closing, Amorcyte causes any issued and outstanding Convertible Debt to either be (X) converted into shares of Amorcyte Series A Preferred Stock or (Y) satisfied on a non-cash basis as if so converted;

(e)           incur or create any encumbrances, liens, pledges or security interests on assets;

(f)           except as contemplated herein, take any action or omit to take any action which would materially interfere with NeoStem’s rights to compel performance of each of the obligations of Amorcyte under this Agreement;

(g)           take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Material Adverse Effect;

(h)           grant or otherwise issue any option, warrant or other securities exercisable for or convertible into equity of Amorcyte; or

(i)           agree or commit to take any action precluded by this Section 6.12.

Section 6.13          NeoStem’s Negative Covenants.  Prior to the Closing, without the prior written consent of Amorcyte or as otherwise expressly provided herein, NeoStem will not:

(a)           take any action that would likely result in the representations and warranties set forth in Article V becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(b)           except as contemplated herein, take any action or omit to take any action which would materially interfere with Amorcyte’s rights to compel performance of each of the obligations of NeoStem under this Agreement; or

(c)           agree or commit to take any action precluded by this Section 6.13.

Section 6.14          Obligation to Develop.  NeoStem shall use commercially reasonable efforts to develop AMR-001, or NeoStem shall use commercially reasonable efforts to locate a partner to develop AMR-001, and if and only if commercially reasonable, file a New Drug Application (or its equivalent, i.e., BLA) with the FDA for marketing and sale of AMR-001 in the United States, obtain approval for such marketing and sale in the United States and in other territories to be agreed to by the parties (the “Additional Territories”), and commercialize or cause the commercialization of AMR-001 in the United States and in the Additional Territories, all in a timely fashion to the extent commercially reasonable.

Section 6.15          Opinions.  Amorcyte shall deliver to Parent within 5 Business Days of the date of execution of this Agreement an opinion from its Intellectual Property counsel in form and substance satisfactory to the Parent and its counsel, which opinion shall cover matters reasonably satisfactory to Parent, including without limitation opinions with respect to the validity of the Patents and a freedom to operate opinion.  Additionally, within 5 Business Days of the date of this Agreement, Amorcyte shall cause its corporate counsel and its Intellectual Property counsel to deliver to Parent opinions reasonably requested by Parent in connection with Parent’s offering of securities.

ARTICLE VII

Conditions to Closing

Section 7.1            Mutual Conditions.  The obligation of the Parent, Subco, and Subco II, and Amorcyte to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions unless waived (to the extent that such conditions can be waived) in writing by the Parent, Subco, Subco II, and Amorcyte:

(a)           Laws.  There shall not be any Law in effect that would prevent the consummation of the transactions contemplated by the Transaction Documents.

(b)           Absence of Litigation.  There shall not be (i) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for in the Transaction Documents or any material aspect of them not be consummated as provided herein or therein, or (ii) any Legal Proceeding pending wherein an unfavorable Order would prevent the performance of any of the Transaction Documents or the consummation of any material aspect of the transactions contemplated hereby or thereby, declare unlawful any material aspect of the transactions contemplated by the Transaction Documents or cause any material aspect of the transactions contemplated by the Transaction Documents to be rescinded.

(c)           Government Approvals.  All authorizations, consents, Orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, applicable Law necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

(d)           Escrow Agreement.  The Escrow Agent, Parent and Amorcyte shall have executed the Escrow Agreement.

(e)           Stockholder Approval.  The requisite percentage of Amorcyte Stockholders of Amorcyte and the stockholders of Parent shall have approved this Agreement and the Mergers and issuance of securities by Parent hereunder.

(f)           Registration Statement.  The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.  The shares of Parent Common Stock required to be issued pursuant to this Agreement shall have been approved for listing on the NYSE-Amex or such other stock exchange (the “Exchange”) on which the Parent Common Stock is listed or quoted, subject to official notice of issuance.

Section 7.2            Conditions to the Obligations of the Parent and Subco.  The obligations of the Parent and Subco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

(a)           Representations and Warranties; Performance of Covenants. Except for those representations and warranties which are made as of a particular date, the representations and warranties of Amorcyte contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date.  The representations and warranties of Amorcyte contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date.  Amorcyte and the Lock-Up Stockholders shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

(b)           No Material Events.  Since the date hereof, there shall have been (i) no material damage, destruction or loss to the Amorcyte Business, regardless of insurance coverage, and (ii) no other Material Adverse Effect.

(c)           Consents.  All authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance by Amorcyte of this Agreement and the other Amorcyte Documents and the consummation by Amorcyte of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect; without limiting the foregoing, Amorcyte shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a breach or default by any Person in the Amorcyte Group under any Contract to which any Person in the Amorcyte Group is a party or required for the continuation of any agreement or Permit to which any Person in the Amorcyte Group is a party and which relates to the Amorcyte Business, including without limitation all authorizations, consents, waivers, approvals, licenses, Amorcyte Permits or other actions necessary to permit the Surviving Company to operate the Amorcyte Business in compliance with all applicable Laws immediately after the Closing.

(d)           Secretary’s Certificate.  Amorcyte shall have delivered to the Parent a certificate of the Secretary or Assistant Secretary of Amorcyte, in form and substance satisfactory to the Parent, certifying (i) resolutions of the Amorcyte directors and stockholders approving this Agreement, the other Amorcyte Documents and the transactions contemplated hereby and thereby and (ii) the Amorcyte certificate of incorporation, by-laws and other governing documents of Amorcyte, as amended, and setting forth (I) such good standing certificates as the Parent shall reasonably request, (II) a certified copy of Amorcyte’s certificate of incorporation, as amended, and (III) an incumbency certificate with respect to all officers of Amorcyte executing this Agreement, the other Amorcyte Documents and/or any instrument or document contemplated hereby or thereby.

(e)           Legal Opinion.  The Parent and Subco shall have received an opinion or opinions from counsel to Amorcyte in form and substance satisfactory to the Parent and its counsel, including opinions with respect to the matters set forth in Exhibit D.

(f)           Auditor Consent.  The Parent and Subco shall have received a signed consent from Amorcyte’s independent auditors permitting Parent to include the GAAP Financial Statements and its opinion with respect to such statements in Parent’s filings with the SEC, as well as providing comfort as needed with respect to any subsequent securities offerings by Parent.

(g)           Options and Warrants.  The Parent and Subco shall have received proof reasonably satisfactory to them that Amorcyte Options and Amorcyte Warrants have been modified as contemplated by Section 3.1(d) of this Agreement.

(h)           Non-Compete Agreements.  Each person listed on Schedule 7.2(h) shall have executed a non-compete and non-solicitation agreement in the form of NeoStem’s standard non-compete and non-solicitation agreement to be provided.

(i)           Non-Disclosure Agreements.  Each person designated by Subco, shall have executed a non-disclosure and confidentiality agreement and an assignment of inventions in form satisfactory to Parent and Subco.

(j)           Due Diligence.  The result of any and all regulatory and intellectual property due diligence shall be satisfactory to NeoStem, in its sole discretion.

(k)           Dissenters’ Rights.  Amorcyte Stockholders entitled to 1% or more of the aggregate Stock Consideration shall not have voted against the First Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the DGCL; and holders who represent more than 5% of the issued and outstanding Amorcyte Common Stock shall not have voted against the First Merger or withheld their consent thereto in writing or otherwise remain eligible to perfect appraisal rights in accordance with the DGCL.

(l)            Baxter Agreement.  The termination of the Baxter Agreement shall be effective in accordance with the terms of the Baxter Agreement with no liability to Parent or any of its Affiliates.

(m)          Supplier Agreement.  The Parent and Subco shall have received evidence reasonably satisfactory to them that Amorcyte has entered into an agreement with a supplier for cell sorting for the Phase 2 trial that is reasonably acceptable to the Parent and on terms and conditions reasonably acceptable to the Parent (the “Supplier Agreement”).  It is understood that Amorcyte shall not order any supplies under the Supplier Agreement prior to Closing without the express written consent of Parent, but that so long as no supplies actually are ordered, the contingent liability of Amorcyte under the Supplier Agreement for future orders shall not be included when scheduling Estimated Liabilities or in preparing the Adjusted Closing Liabilities Schedule.

(n)           Redemption Rights.  No holders of the issued and outstanding Amorcyte Series A Preferred Stock shall have redeemed or requested Amorcyte to redeem any shares of Series A Preferred Stock.

(o)           Estimated Liabilities.  Estimated Liabilities shall not exceed $728,000.

(p)           Amendment to Pecora Agreement.  Parent and Subco shall have received an executed copy of an amendment to the Pecora Agreement, effective upon Closing, reflecting Andrew Pecora, M.D.’s additional duties as Chief Scientific Officer of Amorcyte for no additional consideration.

(q)           Acknowledgement from Thomas Moss.  Unless waived by Parent, Parent and Subco shall have received an executed copy of a written acknowledgement from Thomas Moss, M.D. providing for the continuation of the Moss Offer Letter and Dr. Moss’ agreement to supervise the Phase II trial.

(r)           Other Documents. Amorcyte and the Amorcyte Stockholders shall have executed and delivered to the Parent the documents set forth in Section 3.8(a) and such other documents or instruments as the Parent reasonably requests to effect the transactions contemplated by this Agreement and the other Amorcyte Documents.

Section 7.3           Conditions to the Obligations of Amorcyte and the Amorcyte Stockholders.  The obligation of Amorcyte to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)           Representations and Warranties; Performance of Covenants.  Except for those representations and warranties which are made as of a particular date, the representations and warranties of the Parent and Subco contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date.  The representations and warranties of the Parent and Subco contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date.  The Parent and Subco shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

(b)           Consents.  All authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance by Parent and Subco of this Agreement and the other Purchaser Documents and the consummation by Parent and Subco of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect.

(c)           Secretary’s Certificates.  Prior to or at the Closing, the Parent shall have delivered an executed certificate of the Secretary or Assistant Secretary of the Parent, in form and substance satisfactory to Amorcyte, certifying resolutions of the governing body of the Parent and Subco approving this Agreement and setting forth an incumbency certificate with respect to all officers of the Parent and Subco executing this Agreement and any other Purchaser Document and/or any instrument or document contemplated hereby or thereby.

(d)           Other Documents.  The Parent or Subco, as applicable, shall have executed and delivered to Amorcyte the documents set forth in Section 3.8(b) and such other documents or instruments as Amorcyte reasonably requests to effect the transactions contemplated by this Agreement or any other Purchaser Document.

ARTICLE VIII

Survival of Representations and Warranties; Survival of Covenants; Indemnification

Section 8.1            Survival of Representations, Warranties and Covenants.

(a)           Except as set forth in the immediately succeeding sentences, the representations and warranties provided for in this Agreement shall survive the Closing until the date that is two (2) years after the Closing Date.  The survival period of each representation or warranty as provided in this Section 8.1 is hereinafter referred to as the “Survival Period.”  Any claim in the nature of fraud, willful breach or intentional misconduct or intentional misrepresentation or similar claim may be made notwithstanding the end of the Survival Period so long as the statute of limitations has not expired.

(b)           The covenants contained in this Agreement shall survive the Closing until they are otherwise terminated by their respective terms.

(c)           Any representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this Article VIII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of the claim giving rise to such right or potential right of indemnity shall have been given to the Amorcyte Representative or the party against whom such indemnity may be sought prior to such time and, in any such case, such representation, warranty, covenant or other agreement shall survive until any claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach is settled or resolved, provided in each case that the claim is asserted in good faith.

(d)           The representations, warranties and covenants contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive for the periods set forth in this Section 8.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s representatives or the acceptance by any party of any certificate or opinion hereunder.

Section 8.2            Indemnification.

(a)           The Amorcyte Stockholders (to the extent of their collective interest in the Escrow Account) shall jointly and severally indemnify and hold harmless the Parent, Subco, their Affiliates, and their respective officers, directors, employees, agents and representatives, and any Person claiming by or through any of them (the “Parent Indemnified Parties”), against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel’s fees and other costs and expenses incident to any suit, action or proceeding) (the “Damages”) arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by Amorcyte in this Agreement (ignoring, for purposes of determining the existence of any such misrepresentation or breach or the amount of Damages with respect thereto, any “materiality”, “Material Adverse Effect” or similar qualifier set forth in such representation or warranty), (ii) the breach by Amorcyte of any covenant or agreement to be performed by it hereunder, (iii) any Taxes relating to the Amorcyte Business with respect to any time prior to the Closing Date, (iv) any Indemnified Liabilities (unless such Indemnified Liabilities have been included in the Adjusted Closing Liabilities Statement), (v) except as contemplated by this Agreement, any liability arising from the operation of the Amorcyte Business or services provided by any Person in the Amorcyte Group with respect to any time prior to the Closing Date outside of the Ordinary Course of Amorcyte’s Business, including but not limited to claims with respect to patent infringement or otherwise challenging Amorcyte's ownership of, or right to use, the Intellectual Property, (vi) any claim by any Person relating to any Indebtedness, equity interest, or option, warrant or other right exercisable, convertible or exchangeable into or for any equity interest of Amorcyte, and (vii) any product liability claim by any Person relating to the Amorcyte Business with respect to any time prior to the Closing Date (to the extent not covered by insurance).  The Parent Indemnified Parties shall not be entitled to recover Damages from Amorcyte or the Amorcyte Stockholders for any claim for indemnification pursuant to this Section 8.2(a) first made after the expiration of the Survival Period nor from any other source other than the Escrow Account, except for claims in the nature of fraud, willful breach or intentional misconduct or intentional misrepresentation.

(b)           The Parent shall indemnify and hold harmless the Amorcyte Stockholders (the “Amorcyte Indemnified Parties”) against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Parent and Subco in this Agreement, or (ii) the breach by the Parent or Subco of any covenant or agreement to be performed by such party hereunder.  Amorcyte Indemnified Parties shall not be entitled to recover Damages from the Parent for any claim for indemnification pursuant to this Section 8.2(b) first made after the expiration of the Survival Period except for claims made against Parent or Subco for failure to pay any portion of, or deliver any portion of, the Base Stock Consideration, the Contingent Shares, the Warrants (including the failure to deliver shares of Parent Common Stock upon the exercise of any Warrants) or the Earn Out Payments (collectively, the “Excluded Payments”) owed to the Amorcyte Securityholders.

(c)           Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnified Party.”

(d)           Notwithstanding anything to the contrary contained in this Agreement, the Parent may not seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which the Parent is seeking indemnification under Section 8.2 equals or exceeds $25,000 (the “Threshold”), whereupon the Parent shall be entitled to seek indemnification with respect to all Damages exceeding the Threshold, provided that the Threshold shall not apply to Amorcyte’s failure to pay any Indemnified Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, the Amorcyte Stockholders may not seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which the Amorcyte Stockholders are seeking indemnification under Section 8.2 equals or exceeds the Threshold whereupon the Amorcyte Stockholders, through the Amorcyte Representative, shall be entitled to seek indemnification with respect to all such Damages exceeding the Threshold, provided that the Threshold shall not apply to Parent and/or Subco’s failure to pay any Excluded Payments.

(e)           The liability of the Amorcyte Stockholders or any Amorcyte Stockholder(s) of the Knowledge Group to the Parent for all Damages for which indemnification is provided hereunder shall not exceed the Escrow Account, except for any claims of fraud, willful breach, intentional misconduct or intentional misrepresentation.  The liability of the Parent to the Amorcyte Stockholders for all Damages for which indemnification is provided hereunder shall not exceed $2,000,000, except for any claims of fraud, willful breach, intentional misconduct or intentional misrepresentation and except for any failure by Parent and/or Subco to pay any Excluded Payments.  Any claim for fraud, willful breach, intentional misconduct or intentional misrepresentation, may be asserted only against the applicable Amorcyte Stockholder to which such claim relates.  Notwithstanding any provision herein to the contrary, no limitation on a party’s liability provided for herein shall apply in the event of the fraudulent conduct, willful breach, intentional misconduct, or intentional misrepresentation of such party.

(f)           If and to the extent any provision of Section 8.2(a) is unenforceable for any reason, the Amorcyte Stockholders (to the extent of the Escrow Account other than in the case of fraud) shall make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 8.2(a) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.  If and to the extent any provision of Section 8.2(b) is unenforceable for any reason, the Parent hereby agrees to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 8.2(b) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.

(g)           For the purposes of determining the amount of any Damages related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect”, or similar qualifications set forth therein.

Section 8.3            Procedures for Third Party Claims.  In the case of any claim for indemnification arising from a claim of a third party, an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure.  The Indemnifying Party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party provided that the Indemnifying Party shall have provided the Indemnified Party with the prior written assumption, in form and substance reasonably acceptable to the Indemnified Party, by the Indemnifying Party of any and all liability with respect to the matter in controversy, unless (i) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party.  Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand.  The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party.  The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, unless such claim solely involves a claim for monetary Damages and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy.

Section 8.4            Escrow Account.  Upon approval of this Agreement the Amorcyte Stockholders shall be deemed to have consented to the right of Parent or any Parent Indemnified Party to collect from the Escrow Account the amount of any Damages payable to the Parent or any of the Parent Indemnified Parties in accordance with this Article VIII as and when the Parent or any of the Parent Indemnified Parties incurs or suffers such Damages.

(a)           Escrow Period; Release of Escrow Account.  The Escrow Account shall commence on the Closing Date and terminate on the date (the “Termination Date”) which is two (2) years and one day after the Closing Date (the “Escrow Period”).

(i)           An aggregate of up to 20% of the Base Stock Consideration in the Escrow Account may be released from the Escrow Account and distributed to the Amorcyte Representative for distribution to the Amorcyte Securityholders in accordance with their proportional interests six (6) months after the Closing Date, provided, however, that the Parent shall not be required to release any shares of Parent Common Stock then being held with respect to pending claims.  Shares subject to pending claims will be released to the Amorcyte Representative for distribution to the applicable Amorcyte Stockholders when the pending claim is finally resolved.

(ii)           As soon as practicable after the one year anniversary of the Closing Date (the “One-Year Release Date”), the Parent shall direct the Escrow Agent to release and distribute to the Amorcyte Representative for distribution to the Amorcyte Securityholders in accordance with the terms of this Agreement all shares of Parent Common Stock then remaining in the Escrow Account except as follows:  If no indemnification claims have been asserted by the Parent prior to the One-Year Release Date, then Parent Common Stock with a Current Value of $1,250,000 shall remain in the Escrow Account until the Termination Date.  If any indemnification claims have been asserted by the Parent prior to the One-Year Release Date, then Parent Common Stock with a Current Value equal to the sum of (i) $2,500,000 plus (ii) the amount of any then pending indemnification claims shall remain in the Escrow Account until the Termination Date.  For purposes of this paragraph, “Current Value” means the Parent Per Share Value.

(iii)          As soon as practical after the Termination Date, the Parent shall direct the Escrow Agent to release and distribute to the Amorcyte Representative for distribution to the Amorcyte Securityholders in accordance with this Agreement all shares of Parent Common Stock then remaining in the Escrow Account; provided that Parent Common Stock representing 120% of the maximum amount of any claim made by the Parent pursuant to Article VIII during the Escrow Period shall be withheld and remain in the Escrow Account pending resolution of such claim; provided, further, that the Parent Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any Parent Notice theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved.  Parent shall direct the Escrow Agent to promptly distribute to the Amorcyte Representative for distribution to Amorcyte’s former Amorcyte Securityholders any portion of the Escrow Account at the Termination Date for which there is no claim pending or unsatisfied pursuant to this Article VIII.  All shares of Parent Common Stock in the Escrow Account shall have been registered on the Form S-4.

(b)           Claims Upon Escrow Account.  Subject to the provisions of this Section 8.4, the Parent or Subco may make claims upon the Escrow Account by delivering to the Escrow Agent at any time on or before the last day of the Escrow Period a notice signed by a representative of Parent or Subco (a “Parent Notice”) specifying in reasonable detail the individual items of Damages for which indemnification is being sought.  Thirty (30) calendar days after receipt by the Escrow Agent of a Parent Notice, the Escrow Agent shall deliver to Parent, the number of shares of Parent Common Stock held in the Escrow Account having a Current Value equal to such Damages.  Parent shall, concurrent with the sending of any Parent Notice to the Escrow Agent, provide a copy of such Parent Notice to the Amorcyte Representative.  Any payments made to an Indemnified Person pursuant to this Article VIII or the Escrow Agreement shall be treated as an adjustment to the total consideration being paid hereunder for Tax purposes.

(c)           Objections to Claims.

(i)           If the Amorcyte Representative shall deliver a written objection to a Parent Notice to Parent and the Escrow Agent within thirty (30) calendar day period after Parent or Subco’s delivery thereof, then Parent and the Amorcyte Representative shall use their good faith efforts to resolve such dispute.  If Parent and the Amorcyte Representative resolve such dispute, the parties shall deliver a written notice to the Escrow Agent directing the delivery of the applicable portion of the Escrow Account based upon such resolution.  In the event that no objection is made by the Amorcyte Representative as provided herein, the Amorcyte Representative, Amorcyte and the Amorcyte Stockholders shall have irrevocably waived any right to object to such Parent Notice.

(ii)          If timely notice of such an objection is given and Parent and the Amorcyte Representative are unable to resolve the applicable dispute within thirty (30) days after the Amorcyte Representative objects to such Parent Notice, either Parent or the Amorcyte Representative may, by written notice to the other and the Escrow Agent, demand arbitration of such dispute.  Any such arbitration shall be conducted by JAMS/Endispute, Inc. or such other alternative dispute service (“Arbitration Service”) as shall be reasonably acceptable to Parent and the Amorcyte Representative.  The Arbitration Service shall select one (1) arbitrator reasonably acceptable to both Parent and the Amorcyte Representative who shall be expert in the area in dispute.  The decision by the arbitrator shall be binding and conclusive and, notwithstanding any other provisions of this Section 8.4, the Escrow Agent shall be entitled to act in accordance with such decisions and make delivery of the Escrow Account in accordance therewith.  The arbitration shall be held in New York, New York.  The costs of any such arbitration shall be borne one-half by the Parent and one-half by the Amorcyte Stockholders (out of the Escrow Account to the extent available after all claims have been satisfied and shares released).  Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

Section 8.5            Amorcyte Representative.

(a)           By approval of the First Merger at the Amorcyte Meeting, each Amorcyte Stockholder shall be deemed to irrevocably constitute and appoint the Amorcyte Representative as such Amorcyte Stockholder’s attorney-in-fact and agent in connection with the transactions contemplated by this Agreement and the Escrow Agreement.  This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness or other inability to act of any Amorcyte Stockholder.  Each Amorcyte Stockholder hereby irrevocably grants the Amorcyte Representative full power and authority on behalf of such Amorcyte Stockholder, including, but not limited, to:

(i)           execute and deliver, and to accept delivery of, such documents as may be deemed by the Amorcyte Representative, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement or the Escrow Agreement;

(ii)          certify as to the accuracy of the representations and warranties of the Company and of such Amorcyte Stockholder under, or pursuant to the terms of, this Agreement and to deliver such documents, instruments, certificates or agreements contemplated by this Agreement on behalf of such Amorcyte Stockholder;

(iii)         (A) dispute or refrain from disputing any claim made by the Parent and Subco under this Agreement; (B) negotiate and compromise any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and (C) execute any settlement agreement, release or other document with respect to such dispute or remedy;

(iv)         waive any closing condition contained in Article VII and give or agree to any and all consents, waivers, amendments or modifications deemed by the Amorcyte Representative, in its sole discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith.

(v)          enforce any claim against the Parent and Subco arising under this Agreement;

(vi)         engage attorneys, accountants and agents at the expense of the Amorcyte Stockholders;

(vii)        exercise all rights of, and take all actions that may be taken by, the Amorcyte Stockholders or any of them hereunder or under the Escrow Agreement; and

(viii)       give such instructions and to take such action or refrain from taking such action as the Amorcyte Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, this Agreement.

(b)           The Amorcyte Representative shall not be liable for any act done or omitted hereunder as Amorcyte Representative while acting in good faith and in the exercise of reasonable judgment. The Amorcyte Securityholders shall indemnify the Amorcyte Representative and hold the Amorcyte Representative harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Amorcyte Representative and arising out of or in connection with the acceptance or administration of the Amorcyte Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Amorcyte Representative.  This indemnification shall survive termination of this Agreement.  A decision, act, consent or instruction of the Amorcyte Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Amorcyte Stockholders and shall be final, binding and conclusive upon the Amorcyte Representative; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Amorcyte Representative as being the decision, act, consent or instruction of the Amorcyte Stockholders.  The Amorcyte Representative may in all questions arising under this Agreement seek advice of legal counsel, and for anything done, omitted or suffered in good faith by the Amorcyte Representative in accordance with such advice, the Amorcyte Representative shall not be liable to any Amorcyte Securityholder.  The Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Amorcyte Representative.

(c)           In no event shall the Amorcyte Representative be liable hereunder or in connection herewith to any Amorcyte Stockholder for any indirect, punitive, special or consequential damages.

(d)           Without limiting in any way any other provision of this Agreement, the Amorcyte Representative is authorized to, without limitation, engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby or thereby as the Amorcyte Representative may in his sole discretion deem appropriate.  The Amorcyte Representative shall be entitled to reimbursement of all expenses incurred in connection with its duties as Amorcyte Representative hereunder from the Amorcyte Securityholders in proportion to the aggregate consideration received by each of the respective Amorcyte Securityholders from Parent.  If an Amorcyte Securityholder shall default in his, her or its obligations to reimburse the Amorcyte Representative hereunder, the Amorcyte Representative shall be entitled to withhold from distribution to the defaulting Amorcyte Securityholder an amount equal to such defaulted obligation.

(e)           In the performance of its duties hereunder, the Amorcyte Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Amorcyte Stockholder or any party hereunder and (ii) assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(f)           Notwithstanding any other provision herein to the contrary, the Parent and all of its Affiliates shall be able to rely conclusively on the instructions and decisions of the Amorcyte Representative as to any matter requiring action or decision by Amorcyte or the Amorcyte Securityholders under this Agreement or the Escrow Agreement, notwithstanding any dispute or disagreement among the Amorcyte Securityholders, without any liability to, or obligation to inquire of, any Amorcyte Securityholder, and notwithstanding any Knowledge on the part of the Parent and Subco of any such dispute or disagreement.  Amorcyte and the Amorcyte Securityholders shall not have any cause of action against the Parent or any of its Affiliates for any action taken by the Parent in reliance upon the instructions or decisions of the Amorcyte Representative.  All actions, decisions and instructions of the Amorcyte Representative shall be conclusive and binding upon Amorcyte and the Amorcyte Securityholders and, in the absence of fraud or intentional misconduct, neither Amorcyte nor the Amorcyte Securityholders shall have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the Amorcyte Representative for any action taken, decision made or instruction given by the Amorcyte Representative under this Agreement, the Escrow Agreement or any other agreement contemplated hereby.

(g)           By approval of the First Merger at the Amorcyte Meeting, each Amorcyte Securityholder shall be deemed to agree that:

(i)            notice to the Amorcyte Representative, delivered in the manner provided herein, shall be deemed to be notice to each Amorcyte Securityholder for the purposes of this Agreement;

(ii)          the authority of the Amorcyte Representative, as described in this Agreement and the Escrow Agreement, shall be effective until the rights and obligations of the Amorcyte Representative under this Agreement shall terminate by virtue of the termination of any and all rights and obligations of such Amorcyte Securityholder to the Parent and all of its Affiliates under this Agreement;

(iii)         if the Amorcyte Representative is removed, resigns or otherwise ceases to function in his capacity as such for any reason whatsoever, and if no successor is appointed by a majority-in-interest of the Amorcyte Securityholders based on their proportional percentage of the Stock Consideration within thirty (30) days of such removal, resignation or otherwise, then the Parent and Subco shall have the right to appoint a Amorcyte Representative to serve as described in this Agreement (who shall be an Amorcyte Securityholder) and, under such circumstances, the Parent and Subco and the Escrow Agent shall be entitled to rely on all actions taken by such Amorcyte Representative; and

(iv)         the Amorcyte Representative shall not be liable to any Amorcyte Securityholder for Damages with respect to any action taken or any omission by the Amorcyte Representative pursuant to this Section 8.5 or the Escrow Agreement, except to the extent such Damages are caused by the Amorcyte Representative’s gross negligence or willful misconduct.

(h)           Each Amorcyte Securityholder shall be deemed to have agreed that, notwithstanding the foregoing, at the request of the Parent and Subco, he/she/it shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including, without limitation, delivery of his/her/its shares of Amorcyte Securities and/or the Letter of Transmittal contemplated by this Agreement and acceptance of the consideration payable pursuant to this Agreement in escrow at Closing) individually on his/her/its own behalf.  As a condition to receipt of each Amorcyte Securityholder’s pro rata portion of the Warrants, the Adjusted Stock Consideration, the Contingent Shares, and the Earn Out Payments, if applicable, each Amorcyte Securityholder shall execute and deliver to the Parent and its transfer agent the Letter of Transmittal, duly endorsed (signature guaranteed by a commercial bank).

(i)           Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted to Amorcyte Stockholders under this Agreement shall be asserted, brought, prosecuted, or maintained only by the Amorcyte Representative on behalf of the Amorcyte Stockholders.  Any claim, action, suit or other proceedings, either at law or in equity, to enforce any right, benefit or remedy granted under this Agreement, including, without limitation, any right of indemnification provided in this Agreement, may be asserted, brought, prosecuted or maintained by the Parent or Subco against the Amorcyte Stockholder by service of process on the Amorcyte Representative and without the necessity of serving process on, or otherwise joining or naming any other Amorcyte Stockholder as a defendant in such action, suit or other proceeding.  With respect to any matter contemplated by this Section, an Amorcyte Stockholder shall be bound by any determination in favor of or against the Amorcyte Representative or the terms of any settlement or release to which the Amorcyte Representative shall become a party.

ARTICLE IX

Termination

Section 9.1            Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time (notwithstanding any approval of this Agreement by Parent’s stockholders and/or Amorcyte’s Stockholders):

(a)           by mutual written consent of Amorcyte and Parent;

(b)           by either Amorcyte or Parent if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of either Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Amorcyte or Parent from consummating the Mergers shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used reasonable commercial efforts to remove or lift such injunction, order, decree or ruling;

(c)           by either Amorcyte or Parent if the requisite vote (under all applicable Laws) of the Amorcyte Stockholders to approve the First Merger and the transactions contemplated hereby shall not have been obtained;

(d)           by either Amorcyte or Parent if the Closing does not occur on or prior to January 31, 2012; provided that, in each case, the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement.

(e)           by either Amorcyte or Parent if any representation or warranty made in this Agreement (including without limitation the Company Disclosure Letter) for the benefit of the other party is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to a right to terminate if untrue in any respect); provided that, in each case, (i) the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement, and (ii) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach;

(f)           by either Amorcyte or Parent if the other party shall have defaulted in the performance of any material covenant or agreement set forth in this Agreement; provided that, in each case, (i) the party seeking to terminate this Agreement has complied with its covenants and agreements under this Agreement in all material respects and (ii) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;

(g)           by Parent if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall impose any material condition or requirement, which condition or requirement, would be reasonably likely to have a Material Adverse Effect after the First Effective Time giving effect to consummation of the transactions contemplated by this Agreement;

(h)           by Parent, in the event that the conditions to its obligations set forth in Article VII have not been satisfied or waived by the date set for the Closing, provided that Parent is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement; or

(i)           by Amorcyte, in the event that the conditions to its obligations set forth in Article VII have not been satisfied or waived by the date set for the Closing, provided that Amorcyte is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement.

Section 9.2           Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement, except for any provisions relating to the confidentiality obligations of the parties hereto to each other, the provisions of this Section 9.2, and the first sentence of Section 10.2, shall become void and have no effect, without any liability on the part of any party or its directors, officers, stockholders or Amorcyte Stockholders.  Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any party to this Agreement of liability for a breach of any material representation or covenant expressly set forth herein.

ARTICLE X

Miscellaneous

Section 10.1          Notices.  All notices and other communications hereunder will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

If to the Parent:                                 NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10107
Telephone:  212-584-4171
Facsimile:  646-514-7787
Attention:  Catherine Vaczy, Esq.
    Vice President - General Counsel

With a copy to:                                 Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
Telephone:  973-597-2564
Facsimile:   973-597-2565
Attention: Alan Wovsaniker, Esq.

If to Amorcyte or the                       Amorcyte, Inc.
Amorcyte Representative:               4 Pearl Court, Suite C
                                                         Allendale, New Jersey  07401

Telephone:  (201) 883-1406
Facsimile:   (201) 883-1406
Attention:  Paul Schmitt

With a copy to:                                  LeClair Ryan
One Riverfront Plaza
1037 Raymond Boulevard Sixteenth Floor
Newark, NJ 07102
Telephone:  973-491-3358
Facsimile:   973-491-3489
Attention:   William Oberdorf, Esq.

If to the Escrow
Agent:                                               Continental Stock Transfer
As provided in the Escrow Agreement

Section 10.2         Expenses.  Unless the transactions provided for in this Agreement are consummated, each party hereto shall be responsible for its own expenses incident to this Agreement and the transactions contemplated hereby.  To the extent that the Amorcyte Expenses cause the Liabilities to exceed the Target Liabilities, the Stock Consideration shall be reduced on a two dollar for one dollar basis by the excess over the Target Liabilities in accordance with Section 3.3 of this Agreement.

Section 10.3          Governing Law; Consent to Jurisdiction; Injunctive Relief.

(a)           This Agreement will be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to its principles or rules of conflict of laws (to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction).

(b)           Notwithstanding anything to the contrary set forth herein or elsewhere, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America or the State of New York sitting in New York City, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 10.4          Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not be assigned, and any attempted assignment shall be null and void.  The Parent may assign all of its rights under this Agreement to any Affiliate of the Parent or any third party that acquires all or substantially all of the assets of the Parent, or more than 50% of the outstanding stock of the Parent, whether by sale, consolidation, merger or otherwise; provided that the assignee assumes all of the obligations of the Parent hereunder.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.  This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that Article VIII shall also be for the benefit of the Parent Indemnified Parties and Amorcyte Indemnified Parties.

Section 10.5          Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, by facsimile or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 10.6          Headings.  The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.7          Entire Agreement.  This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.8          Amendment and Modification.  This Agreement may only be amended or modified in a writing signed by the party against whom enforcement of such amendment or modification is sought.

Section 10.9          Public Announcement.  Except for the current report on Form 8-K that the Parent will file with the SEC within four business days following the date of this Agreement and except as may otherwise be required by Law or requirements of any national securities exchange on which the Parent Common Stock is quoted or listed, prior to the Closing, neither the Parent, Amorcyte nor the Amorcyte Stockholders shall issue any press release or otherwise make any public disclosures regarding this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of the other party.  In the event that any such press release or other public disclosure shall be required by Law or applicable Exchange requirements, Amorcyte shall consult in good faith with the Parent with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.

Section 10.10        Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 10.11        Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 10.12        Joint Negotiation and Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

Section 10.13        Risk of Loss.  Prior to the consummation of the Closing, the risk of loss with respect to the Amorcyte Business shall remain with Amorcyte.  In the event that any casualty that results in a Material Adverse Effect occurs with respect to a party prior to the consummation of the Closing, in addition to any other rights the other party may have hereunder, the other party shall have the right to terminate this Agreement upon giving written notice of its election to terminate to such party.

Section 10.14        Schedules.  All references herein to Schedules refer to the disclosure schedules delivered by Amorcyte to the Parent contemporaneous with the execution of this Agreement.

Section 10.15        Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT  (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

[Balance of this page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEOSTEM, INC.

By:	/s/ Robin L. Smith
Name: Robin L. Smith
Title: Chief Executive Officer

AMORCYTE, INC.

By:	/s/ Paul J. Schmitt
Name: Paul J. Schmitt
Title: Chief Executive Officer

AMO ACQUISITION COMPANY I, INC.

By:	/s/ Robin L. Smith
Name: Robin L. Smith
Title: Chief Executive Officer

AMO ACQUISITION COMPANY II, LLC

By:	/s/ Robin L. Smith
Name: Robin L. Smith
Title: Manager

EXHIBIT A

VOTING AND LOCK-UP AGREEMENT

See attached.

VOTING AND LOCK UP AGREEMENT

VOTING AND LOCK UP AGREEMENT dated July 13, 2011 (the “Lock Up Agreement”) by and between NEOSTEM, INC., a Delaware corporation (the “Parent”), AMORCYTE, INC., a Delaware corporation (the “Company”), and the individuals or entities listed on Schedule A annexed hereto (collectively, the “Lock Up Stockholders” and each individually, a “Lock Up Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to those terms in the Merger Agreement.

RECITALS

WHEREAS, concurrent with the execution of this Lock Up Agreement, the Company, Parent, AMO Acquisition Company I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Subco”), and AMO Acquisition Company II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Subco II”), have entered into an Agreement and Plan of Merger dated of even date herewith (as amended from time to time, the “Merger Agreement”) pursuant to which (i) Subco will be merged with and into the Company with the Company continuing as the surviving company and as a direct wholly owned subsidiary of Parent (the “First Merger”) and (ii) within ninety (90) days thereafter, the Company will be merged with and into Subco II (the “Second Merger” and together with the First Merger, the “Mergers”), with Subco II surviving the Second Merger, in each case on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Lock Up Stockholders are the record and beneficial owners of certain equity securities of the Company (the “Shares”), in the classes, amounts and percentages set forth opposite each Lock Up Stockholder’s name on Schedule A hereto; and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent desires that each of the Lock Up Stockholders agree, and each of the Lock Up Stockholders is willing to agree, to enter into this Lock Up Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, the Company and each of the Lock Up Stockholders, intending to be legally bound, hereby agree as follows:

1.           Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Lock Up Agreement:

(a)
“Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(b)
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

2.           Disclosure. Each of the Lock Up Stockholders hereby agrees to permit the Company and Parent to publish and disclose in the Prospecuts/Joint Proxy Statement, and any press release or other disclosure document which Parent and the Company reasonably determine to be necessary or desirable in connection with the Mergers and any transactions related thereto, each Lock Up Stockholder’s identity and ownership of the Shares and the nature of each Lock Up Stockholder’s commitments, arrangements and understandings under this Lock Up Agreement.

3.           Voting of Stockholdership Interests.

(a)           Each of the Lock Up Stockholders hereby consents to the Company’s execution and delivery of the Merger Agreement and the taking of all actions by the Company to effect the Mergers.

(b)           Each of the Lock Up Stockholders consents to the provisions in the Merger Agreement which provide for the creation of the Escrow Account and the terms of the Escrow Agreement annexed to the Merger Agreement.

(c)           Each of the Lock Up Stockholders hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (x) the First Effective Time or (y) the taking by the Board of Directors of the Company of any action permitted under the Merger Agreement properly to terminate the Merger Agreement in accordance with its terms (the “Termination Date”), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Lock Up Stockholder, whether now owned or hereafter acquired: (i) in favor of approval of the First Merger, adoption of the Merger Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Merger Agreement or any Lock Up Stockholder under this Lock Up Agreement and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the First Merger and the transactions contemplated by this Lock Up Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company, (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; (C)(1) any change in a majority of the individuals who constitute the Company’s board of directors; (2) any change in the present capitalization of the Company or any amendment of the Company’s Certificate of Incorporation or By-laws; (3) any material change in the Company’s corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Mergers and the transactions contemplated by this Lock Up Agreement and the Merger Agreement.

(d)           To the extent that any Lock Up Stockholder holds any Options, Warrants or other rights to acquire securities of the Company, the Lock Up Stockholder hereby consents and agrees to the treatment of such Options, Warrants and any other rights to acquire securities of the Company as provided in the Merger Agreement.

(e)           Each of the Lock Up Stockholders agrees that notwithstanding anything else in any agreement to the contrary, (i) no further consent of or notice to the Lock Up Stockholders shall be required in connection with the Company’s execution of the Merger Agreement or consummation of the transactions contemplated thereby, including, without limitation, the First Merger and (ii) neither the Company’s execution of the Merger Agreement or consummation of the transactions contemplated thereby, including, without limitation, the First Merger, shall trigger, or give any legal rights except as contemplated by the Merger Agreement. Upon request of the Company or the Parent, each Lock Up Stockholder agrees to execute a form of proxy in favor of the Company.

4.           Covenants, Representations and Warranties of the Company and each Lock Up Stockholder. The Company represents and warrants to Parent, and each Lock Up Stockholder represents and warrants to Parent severally with respect to the securities held by it, (a) that to the best of its knowledge, the signatories to this Agreement, as listed on Schedule A, (i) constitute the holders of at least 51% of each class of equity securities of the Company, which percentage is and will be at the record date for any shareholders meeting or consent with respect to the Merger, sufficient to constitute all shareholders’ consents or votes needed to approve the Merger Agreement and the First Merger and (ii) constitute all of the directors of the Company, and (b) that there are no other classes of equity or persons with voting, consent or approval rights with respect to the First Merger under the certificate of incorporation or by-laws of the Company, or under any investor rights agreement, subscription agreement, voting trust, trust or other agreement or understanding, so that the First Merger and all matters related thereto will have received all requisite approvals under any law, organizational document or agreement upon approval by the signatories hereto at the Amorcyte Special Meeting. Each of the Lock Up Stockholders hereby severally represents and warrants (with respect to such Lock Up Stockholder only and not with respect to each other Lock Up Stockholder) to, and agrees with, Parent as follows:

(a)
Ownership of Securities. Such Lock Up Stockholder is the sole record and Beneficial Owner of the class and number of Shares set forth opposite such Lock Up Stockholder’s name on Schedule A hereto. On the date hereof, the Shares set forth opposite the Lock Up Stockholder’s name on Schedule A hereto constitute all of the shares or other securities of the Company owned of record or Beneficially Owned by such Lock Up Stockholder or with respect to which such Lock Up Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument. Such Lock Up Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Lock Up Agreement, in each case with respect to all of the Shares set forth opposite such Lock Up Stockholder’s name on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Lock Up Agreement.

(b)
Authorization. Such Lock Up Stockholder has the legal capacity, power and authority to enter into and perform all of such Lock Up Stockholder’s obligations under this Lock Up Agreement. The execution, delivery and performance of this Lock Up Agreement by such Lock Up Stockholder will not violate any other agreement to which such Lock Up Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Lock Up Agreement has been duly and validly executed and delivered by such Lock Up Stockholder and constitutes a valid and binding agreement enforceable against such Lock Up Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Lock Up Stockholder is a trustee whose consent is required for the execution and delivery of this Lock Up Agreement or the consummation by such Lock Up Stockholder of the transactions contemplated hereby. If such Lock Up Stockholder is married and such Lock Up Stockholder’s Shares constitute community property, this Lock Up Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Lock Up Stockholder’s spouse, enforceable against such person in accordance with its terms.

(c)
No Conflicts. (i) Except as may be required under Section 13 of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Lock Up Agreement by such Lock Up Stockholder and the consummation by such Lock Up Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Lock Up Agreement by such Lock Up Stockholder, the consummation by such Lock Up Stockholder of the transactions contemplated hereby or compliance by such Lock Up Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Lock Up Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Lock Up Stockholder is a party or by which such Lock Up Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to such Lock Up Stockholder or any of its properties or assets.

(d)
No Encumbrances. Such Lock Up Stockholder’s Shares at all times during the term hereof will be Beneficially Owned by such Lock Up Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

(e)	No Solicitation. Such Lock Up Stockholder agrees not to take any action inconsistent with or in violation of the Merger Agreement.

(f)
Restriction on Transfer; Restriction on Redemption; Proxies and Non-interference. At any time during the period from the date hereof until the Termination Date (the “Lock Up Period”), such Lock Up Stockholder shall not, directly or indirectly, (i) except for a Permitted Transfer (as defined below) and except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Lock Up Stockholder’s Shares, or any interest therein, whether such Shares are held by such Lock Up Stockholder as of the date hereof or are acquired by such Lock Up Stockholder from and after the date hereof, (ii) except as contemplated by this Lock Up Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into any other lockup agreement with respect to the Shares, (iii) to the extent such Lock Up Stockholder owns any shares of the Company’s Series A Preferred Stock, redeem or request the Company to redeem any shares of such Lock Up Stockholder’s Series A Preferred Stock or (iv) take any action that would make any representation or warranty of such Lock Up Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Lock Up Stockholder from performing such Lock Up Stockholder’s obligations under this Lock Up Agreement.

(g)
Reliance by Parent. Such Lock Up Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Lock Up Stockholder’s execution and delivery of this Lock Up Agreement.

(h)
Permitted Transfer. Notwithstanding the foregoing or any other provision of this Lock-Up Agreement to the contrary, any Lock Up Stockholder may sell or transfer any Shares to any Lock Up Stockholder or any other Person who executes and delivers to Parent an agreement, in form and substance acceptable to Parent, to be bound by the terms of this Lock-Up Agreement to the same extent as the transferring Lock Up Stockholder (any such transfer, a “Permitted Transfer”).

(i)
Diligence; Confidentiality. Each of the Lock Up Stockholders acknowledges that it has been afforded a reasonable opportunity to review information and ask questions regarding Parent, the Merger Agreement and the Mergers. Each Lock Up Stockholder agrees to keep such information and all information about this transaction confidential, not to disclose it to any third party and not to trade in the securities of the Parent until after such time as a Form 8-K with respect to the transactions contemplated by the Merger Agreement has been on file for at least 72 hours.

(j)
Non-Disclosure. Each of the Lock Up Stockholders agrees not to make any public disclosure with respect to the Merger Agreement or this Lock-Up Agreement without the consent of the Parent and the Company.

5.           Stop Transfer.

(a)
Each of the Lock Up Stockholders agrees and covenants to Parent that such Lock Up Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Lock Up Stockholder’s Shares, unless such transfer is made in compliance with this Lock Up Agreement.

(b)
Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger Agreement, the term “Shares” shall be deemed to refer to and include any and all shares into which or for which any or all of the Shares may be changed or exchanged, including, without limitation, shares of NeoStem Common Stock issued in respect thereof in connection with the Merger Agreement or otherwise, and appropriate adjustments shall be made to the terms and provisions of this Lock Up Agreement.

6.           Further Assurances. From time to time until the expiration of the Lock Up Period, at Parent’s request and without further consideration, each Lock Up Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Lock Up Agreement.

7.           Lock Up Stockholder Capacity. If any Lock Up Stockholder is or becomes during the term hereof a director or an officer of the Company, such Lock Up Stockholder makes no agreement or understanding herein in his capacity as such manager or officer. Each of the Lock Up Stockholders signs solely in his or her capacity as the record and Beneficial Owner of the Lock Up Stockholder’s Shares.

8.           Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the Termination Date.

9.           Miscellaneous.

(a)
Entire Agreement. This Lock Up Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)
Certain Events. Each of the Lock Up Stockholders agrees that this Lock Up Agreement and the obligations hereunder shall attach to each such Lock Up Stockholder’s Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, each Lock Up Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Lock Up Agreement.

(c)
Assignment. This Lock Up Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Parent in the case of an assignment by any Lock Up Stockholder and each Lock Up Stockholder in the case of any assignment by Parent; provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

(d)
Amendment and Modification. This Lock Up Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

(e)
Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

If to the Lock Up Stockholder, to the address set forth for the Lock Up Stockholder on Schedule A to this Lock Up Agreement.

If to Parent:

NeoStem, Inc.
420 Lexington Avenue
Suite 450
New York, New York 10170
Attn: Catherine Vaczy, Esq.
Facsimile: (646) 514-7787

with copies to:

Lowenstein Sandler, PC
65 Livingston Avenue
Roseland, NJ 07078
Attention: Alan Wovsaniker, Esq.
Fax: 973-597-2565

(f)
Severability. Whenever possible, each provision or portion of any provision of this Lock Up Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Lock Up Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Lock Up Agreement in such jurisdiction, and this Lock Up Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)
Specific Performance. Each of the parties hereto agrees, recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Lock Up Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach any aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements (without any requirement to post bond or other security and without having to prove actual damages) and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h)
Remedies Cumulative. All rights, powers and remedies provided under this Lock Up Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)
No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Lock Up Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j)	No Third Party Beneficiaries. This Lock Up Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(k)	Governing Law. This Lock Up Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

(1)
Submission to Jurisdiction. Each party to this Lock Up Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the state or federal courts located within the jurisdiction of the United States District Court for the Southern District of New York, and, by execution and delivery of this Lock Up Agreement, each party to this Lock Up Agreement hereby irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party to this Lock Up Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 9(e). Each party to this Lock Up Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Lock Up Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(m)	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS LOCK UP AGREEMENT.

(n)
Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Lock Up Agreement.

(o)
Counterparts. This Lock Up Agreement may be executed in counterparts, each of which will be considered one and the same Lock Up Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(p)	No Survival. No representations, warranties and covenants of any Lock Up Stockholder in this Lock Up Agreement shall survive the First Merger.

IN WITNESS WHEREOF, Parent, the Company and each of the Lock Up Stockholders have caused this Lock Up Agreement to be duly executed as of the day and year first above written.

NEOSTEM, INC.

By:	/s/ Robin L. Smith
Name:	Robin L. Smith
Title:	CEO

AMORCYTE, INC.

By:	/s/ Paul J. Schmitt
Name:	Paul J. Schmitt
Title:	President / CEO

/s/ Andrew L. Pecora
Andrew L. Pecora

/s/ Robert A. Preti
Robert A. Preti

/s/ George S. Goldberger
George S. Goldberger

/s Paul Schmitt
Paul Schmitt

/s/ Hans Mueller
Hans Mueller

/s/ Darren Blanton
Darren Blanton

Desmond O’Connell

[Signature Page to Lock Up Agreement]

Michael D. Starcher

/s/ Thomas J. Moss
Thomas J. Moss

/s/ Andrew L. Pecora
Andrew L. Pecora

HACKENSACK UNIVERSITY MEDICAL CENTER

By:
Name:
Title:

CCP-AMORC, L.P.,

By:	/s/ Michael Starcher
Name:	Michael Starcher
Title:	President, CCP-AMORC GP, LLC
its General Partner

COLT VENTURES, LTD.

By:	/s/ Darren Blanton
Name:	Darren Blanton
Title:	Managing Partner

NOVITAS CAPITAL III, L.P.

By:	/s/ Paul J. Schmitt
Name:	Paul J. Schmitt
Title:	Managing Director

NOVITAS CAPITAL III, L.P.
(Ex PA Early Stage Partners III, L.P.)

By:	/s/ Paul J. Schmitt
Name:	Paul J. Schmitt
Title:	Managing Director

[Signature Page to Lock Up Agreement]

/s/ Andrew L. Pecora
Dr. and Mrs. Andrew L. Pecora

/s/ Robert A. Preti
Dr. and Mrs. Robert A. Preti

DARREN & JULIE BLANTON
CHILDREN’S TRUST

By:	/s/ Brett Blanton
Name:	Brett Blanton
Title:	Trustee

DARREN & JULIE BLANON 2001
DESCENDANTS TRUST

By:	/s/ Brett Blanton
Name:	Brett Blanton
Title:	Trustee

/s/ Desmond H. O’Connell Jr.
Desmond H. O’Connell Jr. (f/b/o Desmond
H. O’Connell Jr. IRA Rollover @
Newberger Berman LLC)

[Signature Page to Lock Up Agreement]

Schedule A

Name o f Stockholder	Common	Series A Preferred	Voting Percantage	Address
	Shares	Stock	(as converted
	Held		basis)

Dr. & Mrs. Andrew L. Pecora	1,219.7	58.8	6.94%	486 Carlton Road
				Wyckoff, NJ 07481

Dr. & Mrs. Robert A. Preti	1,219.7	27.5	6.77%	80 Nursery Road
				Ridgefield, Ct 06877

George Goldberger	177.1	38.8	1.18%	200 Central Park South, Apt. 12Q
				New York, New York 10019

Darren & Julie Blanton Children's	0.0	250.4	1.41%	Attn: Brett H. Blanton, Trustee
Trust				3505 Beverly Drive, Dallas, TX

Darren &Julie Blanton 2001	0.0	250.4	1.41%	Am: Brett H. Blanton, Trustee
Descendants Trust				3505 Beverly Drive. Dallas. TX

Desmond H. O'Connell, Jr. (f/b/o	0.0	125.2	0.71%	(f/b/o Desmond H. O'Connell Jr. IRA
Desmond H. O'Connell Jr. IRA				Rollover @ Newberger Berman LLC)
Rollover @ Newberger Berman				971 Lagoon Lane South
LLC)				Mantoloking, NJ 08738

Thomas J. Moss	5.9	0.0	0.03%	10216 Melvin Avenue
				Northridge. CA 91324

CCP-AMOR L.P.	0.0	1,252.1	7.07%	CCP-AMORC GP. L.L.C.,
				General Partner
				c/o Michael D. Starcher, Manager
				2311 Cedar Springs Road
				Suite 100
				Dallas, TX 75201

Colt Ventures, Ltd.	0.0	939.7	5.30%	3505 Beverly Drive
				Dallas, TX 75205

Novitas Capital Ill. L.P	0.0	3,631.5	20.49%	Attn: Dean E. Miller
				435 Devon Park Drive
				Suite 801
				Wayne. PA 19087

	2,622.4	6,574.4	51.31%

[Signature Page to Lock Up Agreement]

EXHIBIT B

FORM OF ESCROW AGREEMENT

See attached.

Exhibit B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of _________________, 2011, by and among NeoStem, Inc., a Delaware corporation (“Parent”), Amorcyte, Inc., a Delaware corporation (the “Company”), Paul Schmitt (the “Amorcyte Representative”), as representative of the stockholders of the Company identified from time to time on Schedule 1 hereto, and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

RECITALS

WHEREAS, Parent, AMO Acquisition Company, I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Subco”), AMO Acquisition Company II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Subco II”), and the Company have entered into an Agreement and Plan of Merger dated as of July 13, 2011 (the “Merger Agreement”), pursuant to which, among other things, (i) Subco is merging with and into the Company, with the Company surviving the merger (the “First Merger”), (ii) within ninety (90) days after the First Merger, the Company, as the surviving company of the First Merger, is merging with and into Subco II, with Subco II surviving the merger as the Surviving Company (the “Second Merger” and together with the First Merger, the “Mergers”), and (iii) certain issuances of Parent Common Stock are to be made by Parent to the Amorcyte Representative on behalf of the Amorcyte Stockholders.  A copy of the Merger Agreement is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement contemplates the establishment of an escrow account to secure certain rights of the Parent Indemnified Parties to indemnification and reimbursement as provided in the Merger Agreement; and

WHEREAS, pursuant to Section 8.5 of the Merger Agreement, Paul Schmitt has been irrevocably appointed by the Amorcyte Stockholders to serve as the Amorcyte Representative in connection with all matters under this Agreement and the resolution of all claims for Damages under the Merger Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1.         Defined Terms.

1.1     Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

1.2     As used in this Agreement, the term “Amorcyte Stockholders” refers to the Persons who were stockholders of the Company immediately prior to the First Effective Time or to which the rights under this Agreement have been assigned as set forth herein.  “Escrowed Shares” refers to the 6,821,283 shares of Parent Common Stock being issued as the Base Stock Consideration under the Merger Agreement.

Section 2.         Escrow and Indemnification.

2.1     Appointment of Escrow Agent; Shares and Stock Powers Placed in Escrow.  Continental Stock Transfer & Trust Company is hereby appointed to serve as Escrow Agent hereunder, and Continental Stock Transfer & Trust Company hereby agrees to serve as Escrow Agent hereunder.  In accordance with the Merger Agreement, promptly following the First Effective Time, (a) Parent shall issue certificates for the Escrowed Shares registered in the name of the Escrow Agent evidencing 6,821,283 shares of Parent Common Stock to be held in escrow under this Agreement, and shall cause such certificates to be delivered to the Escrow Agent, and (b) the Amorcyte Representative shall deliver to the Escrow Agent an “assignment separate from certificate” (“Stock Power”) endorsed by him in blank.  Such endorsement by the Amorcyte Representative shall have been guaranteed by a national bank or an NYSE-Amex member firm.

2.2     Escrow Account.  The Escrowed Shares being held in escrow pursuant to this Agreement, together with any distributions on the Escrowed Shares, shall collectively constitute an escrow fund securing the indemnification rights of Parent and the other Parent Indemnified Parties under the Merger Agreement.  The Escrow Agent agrees to accept delivery of the Escrowed Shares and to hold the Escrowed Shares in a separate escrow account (such account, the “Escrow Account”), subject to the terms and conditions of this Agreement and the Merger Agreement.

2.3     Voting of Escrow Shares.  The Escrow Agent, as record owner of the Escrowed Shares, shall exercise all voting rights with respect to such Escrowed Shares in accordance with Section 3.5 of the Merger Agreement, upon receipt of written instructions from the Amorcyte Representative.  The Escrow Agent is not obligated to distribute to the Amorcyte Stockholders or to the Amorcyte Representative any proxy materials or other documents relating to the Escrowed Shares received by the Escrow Agent from Parent.

2.4     Reports.  Upon the request of either Parent or the Amorcyte Representative, the Escrow Agent shall provide a statement to the requesting party that describes any deposit, distribution or investment activity or deductions with respect to shares of Parent Common Stock held in the Escrow Account in addition to quarterly account statements from the Escrow Agent.

2.5     Dividends, Etc.  Parent and the Amorcyte Representative, on behalf of each of the Amorcyte Stockholders, agree that any shares of Parent Common Stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent) shall not be distributed or issued to the beneficial owners of such Escrowed Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account.  Any securities or other property received by the Escrow Agent in respect of any Escrowed Shares held in escrow as a result of any stock split or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock, or change of Parent Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent, or otherwise, shall be held by the Escrow Agent as part of the Escrow Account.

2.6     Transferability.  Except as expressly provided for herein or by operation of law, the interests of the Amorcyte Stockholders in the Escrow Account shall not be assignable or transferable.

2.7     Trust Fund.  The Escrow Account shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Escrow Agent, any Amorcyte Stockholder or Parent, respectively, or of any party hereto.  The Escrow Agent shall hold and safeguard the Escrow Account until the Escrow Termination Date (as defined in Section 3.3) or earlier distribution in accordance with this Agreement.

Section 3.         Release of Escrow Shares.

3.1     General.  (X) Within ten (10) calendar days after receiving either (a) written instructions from the Parent (a “Parent Notice”) which have not been objected to by the Amorcyte Representative within thirty (30) calendar days after the Parent’s delivery of such Parent Notice to the Amorcyte Representative, (b) joint written instructions from Parent and the Amorcyte Representative (“Joint Instructions”), (c) a decision and/or award from the Arbitrator (an “Arbitration Award”) or (d) an order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of any Escrowed Shares from the Escrow Account or (Y) in accordance with Section 3.3 hereof, the Escrow Agent shall release or cause to be released any such Escrowed Shares and any other amounts from the Escrow Account, in the amounts, to the Persons and in the manner set forth in such Parent Notice, Joint Instructions, Arbitration Award, Court Order or as provided in Section 3.3, as applicable.  If a Parent Notice is sent under Section 8.4 of the Merger Agreement and such Parent Notice is not disputed as provided in Section 8.4 within thirty (30) calendar days, the Escrow Agent shall make the distribution requested by the Parent Notice without action by the Amorcyte Representative.

3.2     Pro Rata Distributions.  For purposes of this Agreement, all distributions to the Amorcyte Stockholders shall be pro rata distributions made based on the percentages set forth on Schedule 1, as may be amended from time to time pursuant to Section 9.8 of this Agreement, except that no fractional shares shall be issued, and all amounts released from the Escrow Account and distributed to the Amorcyte Representative on behalf of the Amorcyte Stockholders shall be rounded up or down pursuant to Section 3.4(e) of the Merger Agreement.

The Company and the Amorcyte Representative represent and warrant that Schedule 1 attached hereto (the “Percentage Certification”) accurately reflects each Amorcyte Stockholder’s percentage ownership interest in the Company immediately prior to the consummation of the First Merger.

3.3     Release of the Escrowed Shares.

(a)           Within ten (10) Business Days following the six (6) month anniversary of the Closing Date (the “Six-Month Release Date”), the Escrow Agent shall deliver to the Amorcyte Representative for distribution to the Amorcyte Stockholders in accordance with the Percentage Certification as of the Six-Month Release Date an aggregate of up to 20% of the Base Stock Consideration in the Escrow Account (the “Six-Month Release Amount”), provided, however, that if there are claims for Damages against the Escrow Account that have not been finally resolved and paid as of the Six-Month Release Date, the Escrow Agent shall release and deliver to the Amorcyte Representative for distribution to the Amorcyte Stockholders only a number of Escrowed Shares equal to the positive difference, if any, between (i) the Six-Month Release Amount and (ii) the number of Escrowed Shares then being held with respect to pending claims against the Escrow Account.  The Escrow Agent shall deliver Escrowed Shares subject to pending claims that would have otherwise been released and delivered to the Amorcyte Representative pursuant to this Section 3.3(a) when the pending claims are finally resolved.

(b)           Within ten (10) Business Days following the one year anniversary of the Closing Date (the “One-Year Release Date”), the Escrow Agent shall deliver to the Amorcyte Representative for distribution to the Amorcyte Stockholders in accordance with the Percentage Certification as of the One-Year Release Date the balance of shares of Parent Common Stock then held in the Escrow Account at such time except as follows:  If no claims for Damages have been asserted against the Escrow Account by the Parent prior to the One-Year Release Date, then the Escrow Agent shall retain in the Escrow Account Parent Common Stock with a Current Value of $1,000,000 until the date that is two (2) years and one day after the Closing Date (the “Escrow Termination Date”).  If any claims for Damages have been asserted against the Escrow Account by the Parent prior to the One-Year Release Date, then the Escrow Agent shall retain in the Escrow Account Parent Common Stock with a Current Value equal to the sum of (i) $2,000,000 plus (ii) the amount of any then pending and unresolved claims until the Escrow Termination Date.

(c)           Within ten (10) Business Days following the Escrow Termination Date, if there are no claims for Damages pending against the Escrow Account, the Escrow Agent shall deliver to the Amorcyte Representative for distribution to the Amorcyte Stockholders in accordance with the Percentage Certification as of the Escrow Termination Date the balance of shares of Parent Common Stock and other property held in the Escrow Account at such time.  If, on the Escrow Termination Date, there are claims for Damages against the Escrow Account that have not been finally resolved, then, within ten (10) Business Days of the Escrow Termination Date, the Escrow Agent shall deliver to the Amorcyte Representative for distribution to the Amorcyte Stockholders the excess, if any, by which the value of the amounts held in the Escrow Account exceed an amount equal to 120% of the maximum amount of any claims for Damages against the Escrow Account that have not been finally resolved and paid at such time.  Thereafter, final distributions of the Escrow Account shall be made in accordance with Section 3.1(X)(a), (b), (c) or (d), as applicable.

3.4     Distributions.  Whenever a distribution of a number of shares of Parent Common Stock is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Parent’s stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective Stock Powers, together with the specific instructions, as appropriate.  Within 5 Business Days prior to the date the Escrow Agent is required to make a distribution of shares of Parent Common Stock or other property (including ordinary cash dividends) to the Amorcyte Representative pursuant to the terms of this Agreement, the Escrow Agent shall provide the Amorcyte Representative and the Parent with a notice specifying that a distribution will be made and requesting that the Amorcyte Representative update the then current Schedule 1 to this Agreement.  The Escrow Agent shall make the appropriate distributions to the Amorcyte Representative for distribution to the Persons listed on such updated Schedule 1 in accordance with the terms hereof.  Notwithstanding anything to the contrary set forth herein, the Escrow Agent shall not be obligated to make any distribution under this Agreement unless it has received from the Amorcyte Representative an updated Schedule 1 to this Agreement as provided herein.  Any distributions to Parent pursuant to the terms of this Agreement shall be made to the address set forth in Schedule 2 hereto.

3.5     Disputes.  All disputes, claims, or controversies arising out of or relating to Section 3 of this Agreement that are not resolved by mutual agreement between Parent and the Amorcyte Representative shall be resolved solely and exclusively as set forth in Section 8.4 of the Merger Agreement by the Amorcyte Representative and the Parent.

Section 4.         Fees and Expenses.

The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 3.  In accordance with Schedule 3, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement.  All such fees and expenses shall be paid by Parent.

Section 5.         Limitation of Escrow Agent’s Liability.

5.1     The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.  The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct.  In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone.  In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

5.2     Parent and the Amorcyte Representative, acting on behalf of the Amorcyte Stockholders hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder.  This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 6.         Termination.

This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Account in accordance with Section 3.

Section 7.         Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement.  Such resignation shall take effect not less than thirty (30) calendar days after it is given to all the other parties hereto.  In such event, Parent may appoint a successor Escrow Agent (acceptable to the Amorcyte Representative, acting reasonably).  If Parent fails to appoint a successor Escrow Agent within fifteen (15) calendar days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.  The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein.  The Escrow Agent shall act in accordance with written instructions from Parent and the Amorcyte Representative as to the transfer of the Escrow Accounts to a successor Escrow Agent.

Section 8.         Amorcyte Representative.

Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor Amorcyte Representative, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Amorcyte Representative to act on behalf of the Amorcyte Stockholders.

Section 9.         Miscellaneous.

9.1     Attorneys’ Fees.  In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.2     Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

NeoStem, Inc.
Suite 450
420 Lexington Avenue
New York, NY 10170
Attention:      Catherine M. Vaczy, Esq.
Facsimile:      (646) 607-4672

with a copy, which shall not constitute notice, to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ  07068
Attention:      Alan Wovsaniker, Esq.
Facsimile:      (973) 597-2565

if to the Amorcyte Representative :

Amorcyte, Inc.
4 Pearl Court, Suite C
Allendale, NJ 07401
Attention:         Paul Schmitt
Facsimile:        (201) 883-1406

with a copy, which shall not constitute notice, to:

LeClair Ryan
One Riverfront Plaza
1037 Raymond Boulevard, Sixteenth Floor
Newark, NJ 07102
Attention:        William Oberdorf, Esq.
Facsimile:        (973) 491-3489

if to the Escrow Agent:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attention:        John W. Comer, Jr.
Facsimile:        (212) 616-7615

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt.  If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

9.3     Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.4     Counterparts and Exchanges by Facsimile or Other Electronic Transmission.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5     Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Subject to Section 3.5 of this Agreement, in any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York; and (c) each of the parties irrevocably waives the right to trial by jury.

9.6     Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any.  No direct or indirect interest in the Escrow Account or the shares of Parent Common Stock held in the Escrow Account may be sold, assigned, transferred or pledged except by operation of law.

9.7     Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.8     Amendment.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Amorcyte Representative and the Escrow Agent; provided, however, that any amendment executed and delivered by the Amorcyte Representative shall be deemed to have been approved by and duly executed and delivered by all of the Amorcyte Stockholders.

9.9     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.10   Parties in Interest.  Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

9.11   Entire Agreement.  This Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

9.12   Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

9.13   Cooperation.  The Amorcyte Representative on behalf of the Amorcyte Stockholders and Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, the Amorcyte Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.14   Construction.

(a)       For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b)       The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)        Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

NEOSTEM, INC., a Delaware corporation

By:
Name:	Robin L. Smith
Title:	Chief Executive Officer

AMORCYTE, INC.

By:
Name:	Paul Schmitt
Title:	Chief Executive Officer

Paul Schmitt, as Amorcyte Representative

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation

By:
Name:
Title:

[Escrow Agreement Signature Page]

SCHEDULE 1

AMORCYTE STOCKHOLDERS

Percentage Certification Attached.

SCHEDULE 2

ESCROWED SHARES

Number of Escrowed Shares:	6,821,283

Address for distributions to Parent:	NeoStem Inc.
Suite 450
420 Lexington Avenue
New York, New York 10170
Attention: Catherine M. Vaczy, Esq.

SCHEDULE 3

ESCROW AGENT’S FEES AND EXPENSES

Monthly Fee for holding securities and/or cash:	$____ per month
Additional out of pocket expenses including postage and stationary:	Additional
Disbursement fees at termination:	Additional

EXHIBIT A

MERGER AGREEMENT

EXHIBIT C

FORM OF WARRANTS

See attached.

Exhibit C

AMORCYTE WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of _________, 2011, is entered into by and between NeoStem, Inc., a Delaware corporation (“NeoStem” or the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, on __________, 2011, NeoStem consummated a merger (the “Merger”) of its wholly-owned subsidiary, AMO Acquisition Company, Inc. (“Subco”), with and into Amorcyte, Inc., a Delaware corporation (“Amorcyte”), pursuant to an Agreement and Plan of Merger, dated as of July 13, 2011 (as such agreement may be amended from time to time, the “Merger Agreement”), by and among NeoStem, Amorcyte, Subco and AMO Acquisition Company II, LLC, a wholly-owned subsidiary of NeoStem;

WHEREAS, the Merger Agreement provides that the Company will issue warrants to purchase One Million Eight Hundred Eighty-One Thousand Eight (1,881,008) shares of the Company’s common stock, par value $0.001 per share, (the “NeoStem Common Stock”) exercisable over a seven year period at an exercise price of $1.466 per share (the “Warrants” or the “Amorcyte Warrants”);

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.           Appointment of Warrant Agent and Depository.  The Company hereby appoints the Warrant Agent to act as agent for the Company for the Amorcyte Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.  The Company initially appoints the Warrant Agent to act as Depository with respect to the Global Warrants as hereinafter defined.

2.           Warrants.

2.1           Issuance of Warrants.  Each Amorcyte Warrant shall be (a) issued by book-entry registration only and (b) evidenced by the Global Warrant, substantially in the form of Exhibit A, hereto (individually a “Global Warrant” and together, the “Global Warrants”), respectively, the provisions of which are incorporated herein.

2.2         Execution and Delivery of the Global Warrants.

2.2.1       Each Global Warrant shall be dated and may have such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement or the respective Warrants, or as may be required to comply with any law or with any rule or regulation made pursuant thereto.  The Global Warrants shall be signed on behalf of the Company by its chairman or vice chairman of the Board of Directors of the Company (the “Board of Directors”), the chief financial officer, the president, any vice president, any assistant vice president, the treasurer or any assistant treasurer of the Company, which may but need not be attested to by its secretary or one of its assistant secretaries.  Such signatures may be manual or facsimile signatures of such authorized officers and may be imprinted or otherwise reproduced on each Global Warrant.  From time to time, in accordance with the Warrant Agent’s customary practices, the Warrant Agent shall send to each Holder (as hereinafter defined) a statement reflecting such Holder’s book-entry position in the Warrants and any changes thereto (the “Warrant Statement”).  The terms and conditions of each Global Warrant are incorporated herein by this reference and made a part hereof.  Notwithstanding anything contained herein to the contrary, if any terms or conditions of the Global Warrant or the Warrant Statement shall be found to conflict with any terms or conditions of this Agreement, the terms and conditions of the respective Global Warrants shall control except that the Warrant Agent’s procedures relating to the exercise of book-entry interests in the Global Warrants shall control the exercise of the Warrants.

2.2.2       Each Global Warrant shall represent the respective number of outstanding Warrants from time to time endorsed thereon and the respective number of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, exercises and other similar transactions.

2.2.3       No Warrant shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until the Global Warrant has been countersigned by the Warrant Agent by manual or facsimile signature.  Such signature by the Warrant Agent upon the Global Warrant executed by the Company shall be conclusive evidence, and the only evidence, that the Global Warrant so countersigned has been duly issued hereunder.

2.2.4       In case any officer of the Company who shall have signed any of the Global Warrants either manually or by facsimile signature shall cease to be such officer before such Global Warrant so signed shall have been countersigned and delivered by the Warrant Agent as provided herein, such Global Warrant may be countersigned and delivered notwithstanding that the person who signed such Global Warrant ceased to be such officer of the Company; and such Global Warrant may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Global Warrant, shall be the proper officers of the Company, although at the date of the execution of this Agreement any such person was not such officer.

2.2.5       The term “Holder” shall mean, when used with respect to any Warrant, any person in whose name a Warrant is issued at the time such Warrant shall be registered upon the books to be maintained by the Warrant Agent for that purpose.

3.           Terms and Exercise of Warrants.

3.1         Exercise Price.  For purposes of this Agreement, “Exercise Price” shall mean the initial exercise price for each Warrant as set forth in the Global Warrant, subject to adjustment as provided in the Global Warrant.

3.2         Duration of Warrants.  A Warrant may be exercised only during the period (“Exercise Period”) specified in the Global Warrant or as the same may be extended as hereinafter provided.  Except with respect to the right to receive the Redemption Price if the Warrants have been redeemed (as set forth in the Global Warrant), each Warrant not exercised on or before the expiration date, as set forth in the Global Warrant (the “Expiration Date”), shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.

3.3         Exercise of Warrants.  Warrants may be exercised, at the option of the Holder, in whole or in part, at any time or from time to time during the Exercise Period, by complying with the Warrant Agent’s procedures relating to the exercise of such book-entry interest in the Global Warrant.  In addition, the Holder shall deliver to the Company at the then designated office of the Warrant Agent (the “Warrant Agent Office”) (i) the Exercise Form substantially in the form attached to the Global Warrant duly executed by such Holder or its duly authorized agent or attorney (the “Exercise Form”) and (ii) payment of the aggregate Exercise Price.  In case an exercise of Warrants is in part only, the Warrant Agent shall make an appropriate adjustment to the account of the Holder to reflect a number of Warrants for the number of shares of NeoStem Common Stock equal (without giving effect to any adjustment thereof) to the number of such shares called for by such Holder’s Warrants prior to such exercise, minus the number of shares designated by the Holder upon such exercise.

3.3.1       Payment.  The Holder shall pay the Exercise Price in accordance with the procedures in the Global Warrant and this Agreement.

3.3.2       Procedures and Validity.

(a)         Any exercise of a Warrant by a Holder pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.

(b)         The Warrant Agent shall:

(i)           examine all Exercise Forms and all other documents delivered to it by or on behalf of Holders as contemplated hereunder to ascertain whether or not, on their face, such Exercise Forms and any such other documents have been executed and completed in accordance with their terms and the terms hereof;

(ii)           where an Exercise Form or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrants exists, the Warrant Agent shall endeavor to inform the appropriate parties (including the person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;

(iii)          inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between the Exercise Forms received and the crediting of Warrants to the respective Holders’ accounts; and

(iv)         advise the Company no later than two (2) business days after receipt of an Exercise Form, of (i) the receipt of such Exercise Form and the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (ii) the percentage of the then outstanding Warrants represented by such exercise and (iii) such other information as the Company shall reasonably require.

(c)         All questions as to the validity, form and sufficiency (including time of receipt) of an exercised Warrant and any Exercise Form will be determined by the Company in good faith.  The Company reserves the right to reject any and all Exercise Forms not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful.  Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in the exercise thereof with regard to any particular exercise of Warrants.  Other than as required in Section 3.3.2(b)(ii) above, neither the Company nor the Warrant Agent shall be under any duty to give notice to the Holders of the Warrants of any irregularities in any exercise of Warrants or any Exercise Form, nor shall it incur any liability for the failure to give such notice.

3.3.3       Issuance of Certificates.  As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price, the Company shall cause its Transfer Agent to issue to the Holder of such Warrant a certificate or certificates representing the number of full shares of NeoStem Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it.   Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless (a) a registration statement under the Securities Act of 1933 (the “Securities Act”) with respect to the NeoStem Common Stock issuable upon exercise of such Warrants is effective and a current prospectus relating to the shares of NeoStem Common Stock issuable upon exercise of the Warrants is available for delivery to the Holders or (b) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the registered holder resides.  Warrants may not be exercised by, or securities issued to, any Holder in any state in which such exercise or issuance would be unlawful.   In the event that a registration statement under the Securities Act with respect to the NeoStem Common Stock underlying the Warrants is not effective or a current prospectus is not available, a Holder shall not be entitled to exercise his, her or its Warrants unless an exemption from registration is available.  In the event that during the last 20 business days immediately prior to the Expiration Date both (i) a registration statement with respect to the NeoStem Common Stock underlying the Warrants is not effective or a current prospectus is not available and (ii) the Exercise Price of the Warrants is less than the price at which the NeoStem Common Stock is trading on the NYSE Amex (or if the NeoStem Common Stock is no longer trading on the NYSE Amex, such other stock exchange on which the shares of NeoStem Common Stock trades), the Exercise Period shall automatically be extended for a period of 20 business days after the date that the Company causes a registration statement covering the NeoStem Common Stock underlying the Warrants to be effective and a current prospectus is made available.  In no event will the Company be required to “net cash settle” the warrant exercise.

3.3.4       Valid Issuance.  All shares of NeoStem Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.5       Date of Issuance.  All shares of NeoStem Common Stock so issued shall be registered in the name of the Holder or such other name as shall be designated in the Exercise Form delivered by the Holder.  Such shares of NeoStem Common Stock shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become the holder of record of such shares of NeoStem Common Stock as of the date of delivery of the Exercise Form to the Warrant Agent Office duly executed by the Holder thereof and upon the Company’s receipt of payment of the Exercise Price.

4.           Adjustments.

4.1         Adjustments Generally.  The Exercise Price, the number of shares of NeoStem Common Stock issuable upon exercise of the Warrants and the number of Warrants outstanding are subject to adjustment from time to time upon the occurrence of certain events in accordance with the provisions of the Global Warrant.

4.2         Notices of Changes in Warrant.  Upon every adjustment of (i) the Exercise Price, (ii) the number of shares of NeoStem Common Stock issuable upon exercise of the Warrants and (iii) the number of Warrants outstanding, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Upon the occurrence of any event specified in the Global Warrant then, in any such event, the Company shall give written notice to each Holder, at the last address set forth for such Holder in the Warrant register maintained by the Warrant Agent, of the record date or the effective date of the event.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.3         No Fractional Shares.  Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants.  If, by reason of any adjustment made pursuant to this Section 4, the Holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of shares of NeoStem Common Stock to be issued to the Holder.

4.4         Form of Warrant.  The form of Global Warrant need not be changed because of any adjustment pursuant to this Section 4.  However, the Company may, at any time, in its sole discretion, make any change in the form of Global Warrant that the Company may deem appropriate and that does not affect the substance thereof.

5.           Transfer and Exchange of Warrants.

5.1         Exchange and Transfer.

5.1.1       The Warrant Agent shall keep, at the Warrant Agent Office, books in which, subject to such reasonable regulations as it may prescribe, it shall register Warrants and exchanges and transfers of outstanding Warrants upon request to exchange or transfer such Warrants, provided, that the Warrant Agent shall have received a written instruction of transfer or exchange in form satisfactory to the Warrant Agent, duly executed by the Holder thereof or by  his duly authorized agent or attorney,  providing all information required to be delivered hereunder,  such signature to be guaranteed by an eligible guarantor institution to the extent required by the Warrant Agent or the Depository.  Upon any such registration of transfer, a Warrant Statement shall be issued to the transferee.

5.1.2       No service charge shall be made for any exchange or registration of transfer of Warrants; however, the Warrant Agent and/or the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed in connection with any such exchange or registration of transfer.  Neither the Warrant Agent nor the Company shall be required to pay any stamp or other tax or other charge required to be paid in connection with such transfer, and neither the Warrant Agent nor the Company shall be required to issue or deliver any Warrants until it has been established to the Company’s and the Warrant Agent’s satisfaction that such tax or other charge has been paid or that no such tax or other charge is due.

5.1.3       The Warrant Agent shall not effect any exchange or registration of transfer which will result in the issuance of a Warrant evidencing a fraction of a Warrant or a number of full Warrants and a fraction of a Warrant.

5.1.4       All Warrants credited to a Holder’s or transferee’s  account upon any exchange or transfer of Warrants in accordance with the provisions of this Agreement shall be the valid obligations of the Company evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrants that were so exchanged or transferred.

5.2         Treatment of Holders of Warrants.  Each Holder of Warrants, by accepting the same, consents and agrees with the Company, the Warrant Agent and every subsequent Holder of such Warrants that until the transfer of such Warrants is registered on the books of such Warrant Agent, the Company and the Warrant Agent may treat the registered Holder of such Warrants as the absolute owner thereof for any purpose and as the person entitled to exercise the rights represented by the Warrants evidenced thereby, any notice to the contrary notwithstanding.

5.3         Restrictions on Transfers.  Notwithstanding anything in this Agreement to the contrary, in no event may any Holder transfer any NeoStem Common Stock received upon the exercise of a Warrant until after the one year anniversary of the date of issuance of the Global Warrant.

5.4         Cancellation of Global Warrant.  Promptly following the Expiration Date or at such earlier time that there are no longer outstanding any Warrants, the Global Warrants shall be cancelled or destroyed and the Warrant Agent shall deliver a certificate of such cancellation or destruction to the Company.

6.           Redemption.  The Warrants may be redeemed, at the option of the Company, in accordance with the provisions of the Global Warrant.

7.           Other Provisions Relating to Rights of Holders of Warrants.

7.1         No Rights as Stockholder.  No Warrant shall, and nothing contained in this Agreement, in the Global Warrants or in the Warrant Statement shall be construed to, entitle the Holder or any beneficial owner thereof to any of the rights of a holder or beneficial owner of NeoStem Common Stock, including, without limitation, the right to vote or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter, to receive dividends on NeoStem Common Stock or any rights whatsoever as stockholders of the Company, until such Warrant is duly exercised in accordance with this Agreement and such Holder is issued the NeoStem Common Stock to which it is entitled in connection therewith.

7.2         Reservation of Common Stock.  The Company shall at all times reserve and keep available a number of its authorized but unissued shares of NeoStem Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.3         Registration of Common Stock.  The Company included the shares of NeoStem Common Stock underlying the Warrants in the registration statement on Form S-4 that was filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”).  The Company will use its commercially reasonable efforts to maintain the effectiveness of such Registration Statement or file and maintain the effectiveness of another registration statement covering the shares of NeoStem Common Stock issuable upon exercise of the Warrants at any time that both (a) the Warrants are exercisable and (b) the Exercise Price of the Warrants is less than 105% of the price at which the NeoStem Common Stock is trading on the NYSE Amex (or if the NeoStem Common Stock is no longer trading on the NYSE Amex, such other stock exchange on which the shares of Common Stock trades).  In no event will any Holder of a Warrant be entitled to receive a “net cash settlement” in lieu of physical settlement in shares of NeoStem Common Stock regardless of whether the Company complies with this Section 7.3.

7.4         Limitation on Monetary Damages. In no event shall the Holder of a Warrant be entitled to receive monetary damages for failure to settle any Warrant exercise if the NeoStem Common Stock issuable upon exercise of the Warrants has not been registered with the SEC pursuant to an effective registration statement or if a current prospectus is not available for delivery by the Warrant Agent, provided the Company has fulfilled its obligations under Section 7.3 to use its commercially reasonable efforts to effect the registration under the Securities Act of the NeoStem Common Stock issuable upon exercise of the Warrants.  The foregoing limitation on damages shall not apply to an exercise in connection with a redemption of a Warrant.

8.           Concerning the Warrant Agent and Other Matters.

8.1         Payment of Taxes.  The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of NeoStem Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2         Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1       Appointment of Successor Warrant Agent.  The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company and to each Holder.  If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent.  If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by any Holder of a Warrant, then the Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost.  Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority.  After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2       Notice of Successor Warrant Agent.  In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to each Holder, the predecessor Warrant Agent and the transfer agent for the NeoStem Common Stock not later than the effective date of any such appointment.

8.2.3       Merger or Consolidation of Warrant Agent.  Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3         Fees and Expenses of Warrant Agent.

8.3.1       Remuneration.  The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2       Further Assurances.  The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4         Liability of Warrant Agent.

8.4.1       Reliance on Company Statement.  Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the General Counsel, President or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent.  The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2       Indemnity.  The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith.  The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3       Exclusions.  The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of NeoStem Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of NeoStem Common Stock will when issued be valid and fully paid and nonassessable.

8.5         Acceptance of Agency.  The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of NeoStem Common Stock through the exercise of Warrants.

9.           Miscellaneous Provisions.

9.1         Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2         Notices.  Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170
Attention:  General Counsel

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn:    Compliance Department

with a copy in each case to:

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
Telephone: 973-597-2564
Facsimile:  973-597-2565
Attention: Alan Wovsaniker, Esq.

Any notice, sent pursuant to this Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

9.3         Notices to Holders of Warrants.  Any notice to Holders of Warrants which by any provisions of this Warrant Agreement is required or permitted to be given shall be given by first class mail prepaid at such Holder’s address as it appears on the books of the Warrant Agent.

9.4         Applicable Law.  The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.  Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof.  Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.5         Persons Having Rights under this Agreement.  Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.  All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

9.6         Examination of the Warrant Agreement.  A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Holder of any Warrant.  The Warrant Agent may require any such Holder to submit his, her or its Warrant Statements for inspection by it.

9.7         Counterparts.  This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.8         Effect of Headings.  The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.9         Amendments.  This Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and provided such amendment shall not adversely affect the interest of the Holders.  All other modifications, adjustments or amendments of this Agreement, shall require the written consent of the registered holders of a majority of the then outstanding Warrants provided that no amendment to the Global Warrant shall be effective to charge any Holder who has not consented thereto.  The Warrant Agent may request from either the Company or the Holders an opinion of counsel with respect to the validity of any amendment as a condition to its exercise of any amendment.

9.10       Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

NEOSTEM, INC.

By:
Name: Robin L. Smith
Title: CEO

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name: John W. Comer, Jr.
Title: Vice President

[Signature Page to Warrant Agency Agreement]

EXHIBIT A

FORM OF GLOBAL WARRANT CERTIFICATE FOR AMORCYTE WARRANTS

EXERCISABLE ONLY IF AUTHENTICATED BY THE
WARRANT AGENT AS PROVIDED HEREIN

VOID AFTER THE CLOSE OF BUSINESS ON __________, 2018

NEOSTEM, INC.

Global Warrant Certificate representing
Warrants to purchase __________ shares of common stock, par value $0.001 per share as described herein

NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

Each Warrant (each a “Warrant”) represented hereby, entitles the holder to purchase one share (the “Warrant Share”) of common stock, $.001 par value (the “Common Stock”), of NeoStem, Inc., a Delaware corporation, (the “Corporation”) for the benefit of certain Holders (as defined in the Warrant Agreement) of such Warrants on the following terms.  This Global Warrant Certificate represents the number of outstanding Warrants from time to time endorsed hereon and the number of outstanding Warrants represented hereby may from time to time be reduced or increased, as appropriate to reflect exchanges, redemptions, exercises and other similar transactions.  This Global Warrant Certificate is issued under and in accordance with the Warrant Agreement, and is subject to the terms and provisions contained therein, all of which terms and provisions the Holders consent to by acceptance of their book-entry interests in the Global Warrant Certificate.  Copies of the Warrant Agreement are on file at the Corporation’s headquarters.  In the event of any conflict or inconsistency between this Global Warrant Certificate and the Warrant Agreement, this Global Warrant Certificate shall control.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Warrant Agreement dated as of _________, 2011 by and between the Corporation and Continental Stock Transfer & Trust Company (as such agreement may be amended from time to time, the “Warrant Agreement”).

1.           Exercise Period.  The Warrants shall vest in full and become exercisable on _________, 2011 (the “Vesting Date”) and, notwithstanding anything to the contrary contained herein, shall expire at 5:00 p.m. (Eastern Time) on ___________, 2018 (the “Termination Date”).

2.           Exercise of Warrants.  Each Holder may, at any time on or after the Vesting Date and prior to the Termination Date, exercise his, her or its Warrant in whole or in part at an exercise price per share equal to $1.466 per share, subject to adjustment as provided herein (the “Exercise Price”), by the delivery of the Warrant Exercise Form annexed hereto duly completed and executed to the Warrant Agent at the Warrant Agent Office or at such other agency or office of the Corporation in the United States of America as the Corporation may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Corporation, and by payment to the Corporation of the Exercise Price in lawful money of the United States by certified check or wire transfer for each share of Common Stock being purchased.  Upon any partial exercise of a Warrant, the Warrant Agent shall make an appropriate adjustment to the account of the Holder to reflect a number of warrants for the account of the Holder equal (without giving effect to any adjustment thereof) to the number of shares called for by such Holder’s Warrants prior to such exercise, minus the number of shares designated by the Holder upon such exercise.  In the event of the exercise of the rights represented by any Warrant, a certificate or certificates for the Warrant Shares so purchased, as applicable, registered in the name of the Holder, shall be delivered to the Holder hereof as soon as practicable after the rights represented by such Warrant shall have been so exercised.

3.           Reservation of Warrant Shares.  The Corporation agrees that, prior to the expiration of this Warrant, it will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of all outstanding Warrants represented by this Global Warrant Certificate, the number of Warrant Shares as from time to time shall be issuable by the Corporation upon the exercise of this Warrant.

4.           No Stockholder Rights; No Rights to Net Cash Settled.  No Warrant shall entitle the holder hereof to any voting rights or other rights as a stockholder of the Corporation.  In no event may any Warrant be net cash settled.

5.           Transferability of Warrant and Underlying Shares.  Prior to the Termination Date and subject to compliance with applicable Federal and State securities and other laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Corporation by the Holder in person or by duly authorized attorney in accordance with the provisions of the Warrant Agreement and upon delivery of the Assignment Form annexed hereto properly endorsed for transfer.  The Corporation or the Warrant Agent shall be entitled to require, as a condition of any such transfer, that the Holder and the transferee execute or provide such documents and make such representations and warranties as the Corporation or the Warrant Agent may deem appropriate to evidence compliance with applicable law or otherwise.  None of the Warrant Shares, if issued, may be transferred by the Holder until after the date that is one year after the date of issuance of this Warrant.

6.           Certain Adjustments.  With respect to any rights that any Holder has to exercise any Warrant and convert into shares of Common Stock, Holder shall be entitled to the following adjustments:

(a)           Merger or Consolidation.  If at any time there shall be a merger or a consolidation of the Corporation with or into another entity when the Corporation is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the holder hereof shall thereafter be entitled to receive upon exercise of each Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor corporation resulting from such merger or consolidation, to which the holder hereof as the holder of the stock deliverable upon exercise of each Warrant would have been entitled in such merger or consolidation if each Warrant had been exercised immediately before such transaction.  In any such case, appropriate adjustment shall be made in the application of the provisions of each Warrant with respect to the rights and interests of the holder hereof as the holder of each Warrant after the merger or consolidation.

(b)           Reclassification, Recapitalization, etc.  If the Corporation at any time shall, by subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of Common Stock, or otherwise, change any of the securities as to which purchase rights under each Warrant exist into the same or a different number of securities of any other class or classes, each Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under each Warrant immediately prior to such subdivision, combination, reclassification or other change.

(c)           Split or Combination of Common Stock and Stock Dividend.  In case the Corporation shall at any time subdivide, redivide, recapitalize, split (forward) or change its outstanding shares of Common Stock into a greater number of shares or declare a dividend upon its Common Stock payable solely in shares of Common Stock, the Exercise Price shall be proportionately reduced and the number of Warrant Shares proportionately increased.  Conversely, in case of a reverse stock split or the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Exercise Price shall be proportionately increased and the number of Warrant Shares proportionately reduced.

7.           Compliance with Securities Laws; Legend and Stop Transfer Orders.  Unless the Warrant Shares are subject to an effective registration statement under the Securities Act, upon exercise of any part of any Warrant represented hereby, (i) the Corporation shall be entitled to require that the Holder make such representations and warranties as may be reasonably required by the Corporation to assure that the issuance of Warrant Shares is exempt from the registration requirements of applicable securities laws and (ii) the Corporation shall instruct its transfer agent to enter stop transfer orders with respect to such Warrant Shares, and all certificates or instruments representing the Warrant Shares shall bear on the face thereof substantially the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

8.           Redemption of Warrant.  Each Warrant is subject to redemption by the Corporation as provided in this Section 8.

(a)           Each Warrant may be redeemed, at the option of the Corporation, in whole and not in part, at a redemption price of $.0001 per Warrant (the “Redemption Price”), provided the average closing price of the Common Stock as quoted by Bloomberg, LP., or the Principal Trading Market (as defined below) on which the Common Stock is included for quotation or trading, shall equal or exceed $____ per share (taking into account all adjustments) for twenty (20) out of thirty (30) consecutive trading days.

(b)           If the conditions set forth in Section 8(a) are met, and the Corporation desires to exercise its right to redeem each Warrant, it shall mail a notice (the “Redemption Notice”) to the registered holder of each Warrant by first class mail, postage prepaid, at least fourteen (14) business days prior to the date fixed by the Corporation for redemption of the Warrants (the “Redemption Date”).

(c )           The Redemption Notice shall specify (i) the Redemption Price, (ii) the Redemption Date, (iii) the redemption price payable, and (iv) that the right to exercise each Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a holder (a) to whom notice was not mailed, or (b) whose notice was defective. An affidavit of the Secretary or an Assistant Secretary of the Corporation that the Redemption Notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(d)           Any right to exercise a Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the Redemption Date. On and after the Redemption Date, the holder of each Warrant shall have no further rights except to receive the Redemption Price.

(e)           From and after the Redemption Date, the Corporation shall, at the place specified in the Redemption Notice, upon presentation and surrender to the Corporation by or on behalf of the holder thereof the warrant certificates evidencing each Warrant being redeemed, deliver, or cause to be delivered to or upon the written order of such holder, a sum in cash equal to the Redemption Price of each Warrant. From and after the Redemption Date, each Warrant shall expire and become void and all rights hereunder, except the right to receive payment of the Redemption Price, shall cease.

9.           Miscellaneous.  This Global Warrant Certificate and each Warrant represented hereby shall be governed by and construed in accordance with the laws of the State of New York.  All the covenants and provisions of this Global Warrant Certificate and each Warrant by or for the benefit of the Corporation shall bind and inure to the benefit of its successors and assigns hereunder.  Nothing in this Global Warrant Certificate shall be construed to give to any person or corporation other than the Corporation and the holder of each Warrant represented hereby any legal or equitable right, remedy, or claim under this Global Warrant Certificate and each Warrant represented hereby.  This Global Warrant Certificate and each Warrant represented hereby shall be for the sole and exclusive benefit of the Corporation and the Holder.  The section headings herein are for convenience only and are not part of this Global Warrant Certificate and shall not affect the interpretation hereof.

10.         Validity.  This Global Warrant Certificate shall not be valid or obligatory for any purpose until authenticated by the Warrant Agent.

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed by its duly authorized officer, this ______ day of __________ 2011.

NEOSTEM, INC.

Robin L. Smith
Chairman & Chief Executive Officer

Certificate of Authentication

This is the Global Warrant Certificate for the Amorcyte Warrants referred to in the within-mentioned Warrant Agreement.

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY, As Warrant Agent

By:
Authorized Signature

[TO BE ATTACHED TO GLOBAL WARRANT CERTIFICATE]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL WARRANT CERTIFICATE

AMORCYTE WARRANT

The following increases or decreases in this Global Warrant have been made:

Date	Amount of decrease in the number of Warrants represented by this Global Warrant	Amount of increase in number of Warrants represented by this Global Warrant	Number of Warrants represented by this Global Security following such decrease or increase	Signature of authorized officer of the Depositary

FORM OF EXERCISE FORM

To Be Executed by the Holder in Order to Exercise Amorcyte Warrant

The undersigned hereby irrevocably elects to exercise the right, represented by the book-entry Warrant(s), to purchase ____________ shares of the Common Stock of NeoStem, Inc. (the “Warrant Shares”) and the undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant in accordance with the terms of the Warrant Agreement.  Such payment takes the form of $__________ in lawful money of the United States.

The undersigned hereby requests that certificates for the Warrant Shares purchased hereby be issued in the name of:

(please print or type name and address)

(please insert social security or other identifying number)

and be delivered as follows:

(please print or type name and address)

(please insert social security or other identifying number)

and if such number of shares of Common Stock shall not be all the shares evidenced by this Warrant Certificate, that a new Warrant for the balance of such shares be registered in the name of, and delivered to, Holder.

Signature of Holder

SIGNATURE GUARANTEE:

This Warrant may be exercised by delivering the Exercise Form to Continental Stock Transfer & Trust Company at the following addresses:

By mail at	Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn:     [_______________]

[FORM OF ASSIGNMENT]

(TO BE EXECUTED TO TRANSFER THE WARRANT)

For value received, ______________________________ hereby sells, assigns and transfers unto the Assignee(s) named below the rights represented by such number of Amorcyte Warrants listed opposite the respective name(s) of the Assignee(s) named below and all other rights of the Holder with respect to such Warrants, and does hereby irrevocably constitute and appoint _____________________________ attorney, to transfer said Warrant on the books of the Depositary and/or the Warrant Agent with respect to the number of Warrants set forth below, with full power of substitution:

Name(s) of Assignee(s)	Address	No. of Warrants

Dated: _____________

Signature
(Signed exactly as name appears in the
records of the Depositary)

Signature Guarantee:

EXHIBIT D

FORM OF COUNSEL OPINION

See attached.

Exhibit D

FORM OF OPINION FROM AMORCYTE COUNSEL

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170

Re:  NeoStem Agreement and Plan of Merger

Dear Ladies and Gentlemen:

We have acted as legal counsel to Amorcyte, Inc., a Delaware corporation (the “Company”) in connection with the execution and delivery of the Agreement and Plan of Merger by and among the Company, NeoStem, Inc. (“NeoStem”), AMO Acquisition Company I, Inc., and AMO Acquisition Company II, LLC (the “Agreement”).    This opinion is being delivered to the parent pursuant to Article 7.2(e) of the Agreement.  All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

In rendering the following opinions, we have made such inquiries and examined such documents as we have considered necessary or appropriate for the purpose of rendering the opinions herein set forth.  As to various questions of fact material to this opinion, we have relied, without independent verification, upon representations and warranties of the Company contained in the Agreement and upon public records.  We have not undertaken any special or independent examination or investigation to determine the existence of, or absence of, facts or circumstances not otherwise expressly disclosed to us, and no inference as to our knowledge of the existence of, or absence of, such facts or circumstances should be drawn merely from our representation of the Company.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as copies and the authenticity of the originals of such documents.  Further, in rendering the following opinion, we note that we have not conducted a docket search in any jurisdiction with respect to litigation that may be pending against the Company or any of its officers or directors.  However, to our knowledge, except as disclosed in the disclosure schedules to the Agreement, we know of no facts or circumstances that are contrary to the opinions expressed herein.

Based upon such examination and in reliance thereon and having regard for legal considerations which we deem relevant, subject to the assumptions set forth herein and the limitations and qualifications set forth herein, we are of the following opinions:

The opinion of counsel to Amorcyte, Inc. (the “Company”) shall be to the effect that:

1.  The Company is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company is duly qualified and in good standing to do business as a foreign corporation in the State of New Jersey.

2.  The Company has the requisite power and authority to own its assets and conduct its business as presently conducted and to execute, deliver and perform its obligations under the Merger Agreement and the Escrow Agreement, and to consummate the transactions contemplated thereby.

3.  The Company’s board of directors and stockholders have taken all action necessary for the authorization, execution and delivery of the Merger Agreement and the Escrow Agreement by the Company and the performance by the Company of its obligations under the Merger Agreement and the Escrow Agreement.

4.  The Merger Agreement and the Escrow Agreement have been duly authorized, executed and delivered by the Company and such agreements constitute valid and binding obligations of the Company enforceable against it in accordance with their terms.

5.  The execution and delivery of the Merger Agreement and Escrow Agreement and the Company's performance of its obligations thereunder do not and will not (i) contravene any provision contained in the Certificate of Incorporation of the Company, as amended or amended and restated as of the date hereof, the bylaws of the Company, as amended or amended and restated as of the date hereof, or other organizational documents of the Company, (ii) violate the provisions of any law, rule or regulation applicable to the Company; (iii) to our knowledge violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any Material Contract known to us, (iv) to our knowledge violate any judgment, decree, order or award of any government entity naming the Company, (v) to our knowledge result in the creation or imposition of any lien, claim, charge, encumbrance, equity, restriction or right on any of the assets or properties of the Company or any Person in the Amorcyte Group, or (vi) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability known to us of the Company or any Person in the Amorcyte Group (except where the result of such acceleration would not cause a Material Adverse Effect).

6.  The authorized capital stock of the Company consists of:  (i) 31,000 shares of Amorcyte Common Stock, of which 7,821.5 shares are issued and outstanding and (ii) 11,000 shares of Amorcyte Series A Preferred Stock, of which [         ] shares are issued and outstanding.  The Company has issued (i) Warrants to purchase an aggregate of 0 shares of Amorcyte Common Stock, all of which Warrants are issued and outstanding and (ii) Options to purchase an aggregate of 3,972 shares Amorcyte Common Stock, all of which Options are issued and outstanding.  All of the securities which are issued and outstanding on the date hereof have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights.  None of the securities issued by the Company since January 1, 2007 were issued in violation of any registration requirements under federal securities laws.  Immediately prior to the First Effective Time, the Company validly modified in accordance with their terms and the terms of the Merger Agreement, and without liability to the Company, all outstanding Warrants and Options.  Immediately prior to the First Effective Time, the Company validly cancelled in accordance with their terms and without liability to the Company all outstanding other rights, agreements, or commitments known to us or listed in the schedules to the Merger Agreement to which the Company or any Amorcyte Securityholder is a party or by which any such party is bound obligating the Company or the Amorcyte Securityholder to grant, issue, or sell any capital stock or any other security in the Company.

7.  Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval or authorization of or designation, declaration, filing with any Governmental Authority or other action on the part of the Company is required in connection with the consummation of the transactions contemplated by the Merger Agreement and the Escrow Agreement.

8.  Assuming that all necessary action in respect of the First Merger has been duly taken by the Parent and Subco, upon the filing of the First Certificate of Merger in the office of the Secretary of State of the State of Delaware (and the acceptance of such filings by such offices) and the payment of all applicable filing fees with respect thereto, the First Merger will be effective at the First Effective Time under the DGCL.

9.  To our knowledge, except as disclosed in the disclosure schedules to the Agreement, there are no civil, criminal or administrative actions, suits or proceedings which are pending or have been threatened in writing against the Company or any Person in the Amorcyte Group which (a) seek either damages in excess of $25,000 or equitable relief or (b) in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by the Merger Agreement.

We express no opinion herein as to laws other than the laws of the State of Delaware and the federal law of the United States of America.  All opinions are rendered as of the date of this opinion unless otherwise expressly indicated.

The opinions expressed herein are subject to the following qualifications, limitations, and assumptions:

(a)           No opinion is given, either express or implied, as to any document, agreement, instrument or certificate delivered or to be delivered in connection with the Agreement other than the documents attached as schedules or exhibits to the Agreement and, with respect to those schedules or documents, only as expressly set forth and qualified and limited herein.

(b)           No opinion is given with respect to the effect of rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)           No opinion is given with respect to any income, sales, transfer, withholding, personal property or other tax, assessment, penalty, charge or levy that may result from the transactions contemplated by the Agreement or from the payment of any sum, or from the performance of any obligation of the Company, or any other person under the Agreement and the exhibits or schedules thereto.

(d)           No opinion is given with respect to the following miscellaneous provisions in the Agreement, the exhibits or schedules thereto: notice requirements, merger provisions, and choice of law and whether provisions for waiver or modification may be limited by general contract principles and rules of construction.

(e)           No opinion is given with respect to the enforceability of provisions that may purport to restrict access to legal or equitable remedies or provisions that may purport to impose liquidated damages, penalties, set-offs or forfeitures.

(f)           We express no opinion as to whether a Court in any jurisdiction will find that any provisions relating to a covenant not to compete contained in the Agreement the exhibits or schedules thereto are valid or enforceable.

(g)           No opinion is given, either express or implied, with respect to any requirement that provisions of the Agreement, the exhibits or schedules thereto, may only be waived in writing, to the extent an oral agreement has been consummated modifying provisions of the Agreement, the exhibits or schedules thereto, and other schedules or documents.

(h)           No opinion is given, either express or implied, with respect to the effect of judicial decisions that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of the Agreement the exhibits or schedules thereto.

(i)           No opinion is given, either express or implied, with respect to the enforceability of provisions of the Agreement, the exhibits or schedules thereto, that purport to establish evidentiary standards or to make determinations conclusive.

(j)           No opinion is given, either express or implied, with respect to the enforceability of provisions of the Agreement, the exhibits or schedules thereto, that purport to establish particular courts as the forum for the adjudication of any controversy relating to the Agreement, and other schedules or documents.

(k)           No opinion is given, either express or implied, with respect to the enforceability of provisions of the Agreement, the exhibits or schedules thereto, providing that rights or remedies are not exclusive, that every right or remedy is cumulative, or that the election of a particular remedy or remedies does not preclude recourse to one or more other remedies.

(l)            No opinion is given with respect to the enforceability of any provision of the Agreement that would result in the forfeiture of any rights of any Amorcyte Securityholder if such Amorcyte Securityholder does not deliver an executed Letter of Transmittal within certain time periods set forth in the Agreement.

(m)          No opinion is given as to the effect of bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium, or similar laws relating to or affecting the rights of creditors.

(n)           No opinion is given as to federal laws and judicial decisions concerning the enforceability of contractual provisions which were unconscionable at the time the contract was made.

(o)           With respect to the opinion expressed in paragraph 1 above, as it relates to the good standing of the Company, we have relied solely upon a Certificate of Good Standing issued by the Secretary of State of Delaware dated [____________________].

(p)           The words “to our knowledge” or the like used in this letter refer only to items of which we have current actual knowledge.  The words “our knowledge” or the like used in this letter signify that, in the course of our representation of the Company, no information has come to our attention that would give us current actual knowledge that any statements, opinions or other matters so qualified are not accurate.  We have undertaken no independent investigation or verification of such matters, and no inference as to our knowledge of the existence or absence of facts; documents or instruments should be drawn from the fact of our representation of the Company.  Further, the words “our knowledge”, “to our knowledge” or the like as used in this letter are intended to be limited to the actual knowledge of the attorneys within our firm who have been directly involved in representing the Company.

The opinions contained herein address only the facts in existence and the laws in effect on the date hereof and we have no obligation to update our opinions for changes in such laws or other events occurring after the date hereof.  Without our written consent and except as may be required by applicable law:  (i) no person other than NeoStem, Subco, and Subco II, their successors and assigns and the affiliates may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum, or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

Sincerely,

LECLAIRRYAN, a Professional Corporation

By:
Name:
Title: